As filed with the Securities and Exchange Commission on February 16, 1999
                                                      Registration No. 333-71317

--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------



                                AMENDMENT NO. 1

                                       TO


                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------


                      FISHER SCIENTIFIC INTERNATIONAL INC.
            (Exact name of registrant as specified in its charter)


                 Delaware                          5049                                02-0451017
     (State or other jurisdiction      (Primary standard industrial     (I.R.S. employer identification number)
 of incorporation or organization)      classification code number)

                                  Liberty Lane
                               Hampton, NH 03842
                                 (603) 926-5911
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             Todd M. DuChene, Esq.
                      Fisher Scientific International Inc.
                                 Liberty Lane
                               Hampton, NH 03842
                                 (603) 926-5911
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copy to:

                           Gregory A. Fernicola, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue
                               New York, NY 10022
                                (212) 735-3000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                ---------------

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] -----------


If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]-----------

                               ---------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS



          Offer to Exchange All 9% Senior Subordinated Notes due 2008 for 9% Senior Subordinated Notes due 2008, Which Have Been Registered
               Under the Securities Act of 1933, As Amended, of


             [GRAPHIC LOGO of Fisher Scientific International Inc.]



                 The Exchange Offer will expire at 5:00 P.M.,
            New York City time, on March 17, 1999, unless extended.


                              ------------------


Terms of the Exchange Offer:


     o We will exchange all outstanding Old Notes that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.


     o You may withdraw tenders of Old Notes at any time prior to the expiration of the Exchange Offer.


     o We believe that the exchange of Old Notes will not be a taxable exchange for U.S. federal income tax purposes but you should see "Certain Federal Income Tax Considerations" on page 83 for more information.


     o    We will not receive any proceeds from the Exchange Offer.


     o The terms of the New Notes are substantially identical to the outstanding Old Notes, except that the New Notes are registered under the Securities Act and the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.


                              ------------------

     A discussion of risks that should be considered by holders prior to tendering their Old Notes is set forth under "Risk Factors" on page 13.


                              ------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                              ------------------



               The date of this prospectus is February 16, 1999.

                          FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference into this prospectus constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by such forward-looking statements. Such factors include, among others, the risk and other factors set forth under "Risk Factors" as well as the following:

     o general economic and business conditions;

     o industry trends;

     o overseas expansion;

     o the loss of major customers or suppliers;

     o the timing of orders received from customers;

     o cost and availability of raw materials;

     o changes in business strategy or development plans;

     o availability and quality of management;

     o the availability, timing and terms of future acquisitions;


     o the impact of the "Year 2000" issue;

     o the impact of the conversion to the Euro by the European Economic and Monetary Union; and

     o availability, terms and deployment of capital.

     You should pay special attention to such forward-looking statements including, but not limited to, statements relating to (1) our ability to execute our business strategy, (2) our ability to obtain sufficient resources to finance our working capital and capital expenditure needs and provide for our known obligations, (3) industry sales growth and our ability to make acquisitions and (4) the impact of environmental regulation on our operations.


                             AVAILABLE INFORMATION


     We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to our offering of the New Notes. This prospectus does not contain all of the information in the Registration Statement. You will find additional information about us and the New Notes in the Registration Statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the Registration Statement.


     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and file periodic reports, registration statements, proxy statements and other information with the Commission. You may inspect and copy the Registration Statement, including exhibits, and our periodic reports, registration statements, proxy statements and other information we file with the Commission at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. You can obtain copies of such material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet "website" that contains our reports, registration proxy and information statements and other information that we file electronically with the Commission at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We incorporate by reference into this prospectus documents which we previously filed with the Commission. You may request copies of any of these documents, other than exhibits to such documents, except for exhibits specifically incorporated by reference in such documents, without charge, upon written or oral request, from Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842, Attention: Todd M. DuChene, Esq., Vice President, General Counsel and Secretary, telephone (603) 926-5911.

     The following documents we previously filed (File No. 1-10920) with the Commission are incorporated into this prospectus by reference:

     o Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A, dated April 17, 1998;

     o Proxy Statement, dated April 17, 1998, which was mailed to our stockholders in connection with the Annual Meeting of Stockholders held on May 12, 1998;

     o Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     o Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

     o Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;
       and

     o Current Reports on Form 8-K dated January 21, 1998 and December 4, 1998.


     All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent modified or superseded by another statement contained in any subsequently filed document also incorporated by reference in this prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

                                    SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read this summary along with the more detailed information and financial statements, including the notes to such financial statements, appearing elsewhere or incorporated by reference into this prospectus. Unless otherwise indicated, the words "we," "our," "ours" and "us" refer to Fisher Scientific International Inc., a Delaware corporation, and its subsidiaries. "Fisher" refers to Fisher Scientific International Inc. All references to "fiscal 1997" refer to the year ended December 31, 1997 and prior years are referred to in a corresponding manner. Unless otherwise indicated, industry data contained in this prospectus is derived from publicly available industry trade journals, reports and other publicly available sources, which we have not independently verified, or from estimates we have made which we believe are reasonable but which we have not independently verified. FOR IMPORTANT FACTORS YOU SHOULD CONSIDER, PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 13.

                      Fisher Scientific International Inc.

     We are a world leader in serving science, providing more than 245,000 products and services to research, healthcare, industrial, educational and government customers in 145 countries. We serve as a one-stop source for the scientific and laboratory needs of our customers, supplying a broad product offering of leading brands of instruments, research chemicals, clinical consumables, diagnostics, laboratory workstations and other laboratory supplies. For the nine months ended September 30, 1998, our total sales and EBITDA (as defined below) were $1,716.6 million and $130.1 million, respectively.

     The mailing address of our principal executive offices is Liberty Lane, Hampton, New Hampshire 03842, and our telephone number is (603) 926-5911.

Our Strengths
     Market Leadership. We are a leading global provider of high-quality scientific instruments, equipment, supplies, chemicals and services to the scientific research, healthcare, industrial, educational and governmental markets. Based on industry data, management believes that we are a leading distributor of laboratory products to the U.S. scientific research market and the number two distributor of clinical laboratory products to the U.S. healthcare market.

     Global Brand. For over 95 years we have been serving science and have established Fisher Scientific as a global brand name. As a result of our international presence and publication of The Fisher Catalog, our name and family of products and services are well-known and respected in each of our markets. Management believes that The Fisher Catalog is considered one of the industry's most comprehensive sources for laboratory supplies and equipment. In addition, we publish the CMS/Fisher Healthcare Catalog, the Fisher Chemical Catalog, the Fisher Safety Catalog, the Fisher Science Education Catalog and over a dozen international catalogs. More than one million copies of our various catalogs are produced and distributed biannually, with supplements tailored to specific market segments such as biotechnology, research chemicals, educational materials and occupational health and safety. Our international catalogs support our worldwide presence.

     Diverse Customer Base. Our customer base includes some of the world's leading pharmaceutical and scientific research companies, representing approximately 4,200 national reference and independent laboratories, 8,650 hospitals and 146,000 physicians offices. In addition to serving customers in the traditional scientific-related industries, we have developed relationships with emerging biotechnology and entrepreneurial businesses. No one customer accounted for more than 5% of total sales in fiscal 1997. Our top ten research customers have on average been doing business with us for over 15 years. We expect to benefit from this diverse and long-standing customer base as these customers continue to consolidate the number of suppliers they utilize.

     Extensive Sourcing and Manufacturing Capabilities. Management believes that our global sourcing and manufacturing capabilities enhance our ability to offer our customers the broadest product offering and the best price/quality relationship. We have sourcing relationships with over 3,200 suppliers worldwide as well as our own manufacturing plants in the United States and Europe. Proprietary products, which consist of self-manufactured products and products sold through exclusive distribution arrangements, represented 40% of our

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

total sales in fiscal 1997. Proprietary products provide us with increased sourcing flexibility and our customers with a complete range of laboratory supplies. We generated approximately 16% of our total sales in fiscal 1997 through the sale of self-manufactured products such as chemicals, laboratory equipment and laboratory workstations.

     Worldwide Logistics Network. We have developed highly automated and efficient logistics capabilities, one of the critical links between supplier and customer. Our U.S. logistics facilities, monitored and coordinated by a command center in Pittsburgh, Pennsylvania, supply products throughout the U.S. in an efficient and timely manner. Our 24 U.S. distribution facilities are complemented by our international locations, including distribution centers in Canada, Germany, France, England, Belgium, Switzerland, the Netherlands, the Czech Republic, Japan, Singapore, Korea, Malaysia, Mexico and Australia. In addition, we use affiliated dealers and distributors to supply products in more remote international locations. Through our worldwide distribution network, we distribute an average of 20,000 items every business day, with products accounting for more than 90% of total sales in fiscal 1997 shipped to customers within 24 hours of being ordered. Our management believes that this combination of global logistics, distribution and sourcing capabilities distinguishes us from other distributors serving the scientific community.

     Growing, Recurring and Diversified Revenue Stream. Our management believes that demand for our products and services is driven primarily by applicable research and development expenditures. According to data published by the U.S. National Science Foundation (the "National Science Foundation"), applicable research and development expenditures have grown at a 4.4% compounded rate over the last ten years. We benefit from the stable historical growth rates in our core markets. We also benefit from revenue diversity across different end-user markets with approximately 49% of total sales in fiscal 1997 derived from sales to the U.S. research sector, approximately 26% to the U.S. healthcare sector and approximately 21% to our international customers. Our revenue stream is also diversified, with no stock keeping unit (SKU) representing more than 1.5% of total sales in fiscal 1997. The sale of consumable laboratory supplies and specialty chemicals, which represented approximately 75% of our total sales in fiscal 1997, provides a stable base of recurring revenues.

     Proven and Committed Senior Management Team. Paul M. Montrone, Chairman of the Board and Chief Executive Officer of Fisher, and Paul M. Meister, Vice Chairman of the Board, Executive Vice President and Chief Financial Officer of Fisher, have a demonstrated track record of successfully developing significant international businesses, including Wheelabrator-Frye Inc., AlliedSignal Inc., Henley Manufacturing Corporation, Wheelabrator Technologies Inc., The General Chemical Group Inc. and Prestolite Wire Corporation. Currently certain members of our management, including Messrs. Montrone and Meister, own approximately 12% of Fisher's outstanding common stock.

     Successful Implementation of Profit Improvement Programs. We are implementing profit improvement and restructuring programs. Since January 1998, we have consolidated 8 warehouse facilities and 5 customer service centers. Management believes that these and other management actions have contributed to an improvement in EBITDA (as defined below) margins from 7.3% for the nine months ended September 30, 1997 to 7.6% for the nine months ended September 30, 1998. Our management intends to continue profit improvement initiatives, including consolidation of additional warehouse and customer service centers over the next few years. While we have achieved certain improvements in profitability as a result of these programs, we cannot guarantee that these improvements will continue, or that we will be able to close additional warehouses, or that the our current restructuring plan will continue to be successful.


The Industry
     Our market consists of five principal sectors:

     (1)scientific research and development activities conducted by biotechnology, pharmaceutical, chemical, environmental and other entities;

     (2)hospitals' and physicians' offices that perform diagnostic tests on patients;

     (3)commercial and national reference laboratories;

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

     (4)occupational health and safety products used in production and other activities; and

     (5)educational activities in research institutions, medical schools, universities, colleges, elementary and secondary schools.

     Our largest market is the scientific research supply market. According to a recent study conducted by the Laboratory Products Association, sales to the scientific research supply market were approximately $5 billion during 1997. The scientific research market is primarily impacted by the level of spending on applicable scientific and technology related research and development ("R&D") in the U.S. The National Science Foundation estimates that non-defense related R&D expenditures increased from $44 billion in 1980 to over $130 billion in 1995, representing a compound annual growth rate of approximately 7.5%. In addition to this growth, non-defense-related R&D expenditures have not experienced a year-over-year decline since 1960, the year when the National Science Foundation began publishing such data.

     Our second-largest market is the U.S. clinical laboratory testing market. A recent study by MarketData Enterprises Inc. estimated that sales in the U.S. clinical laboratory testing market totaled approximately $30 billion in 1997, up from approximately $27 billion in 1993. Based on these figures, our management estimates that sales in the clinical testing equipment and supply market, in which we conduct our clinical business, totaled approximately $6 billion. We estimate that our third-largest market, safety supply, is approximately $7 billion market.

     The markets in which we compete are typically characterized by high transaction volume (units) with relatively small average order prices. As a result, customers in these markets incur relatively high average procurement costs per order. We believe that as end users consolidate their vendor base and/or outsource their procurement functions to reduce costs, manufacturer use of distribution and demand for our distribution services, will increase. By leveraging our distribution and technological capabilities as well as our national sales force, manufacturers and end users can reduce the cost of procurement for an expanding list of products.

     Over the last few years, the trend toward fewer suppliers has resulted in consolidation of the fragmented scientific and healthcare distribution markets. Consolidation benefits larger distributors by presenting them with the opportunity to leverage large distribution infrastructures over higher sales volume and more customers. Our merger with Curtin Matheson Scientific ("CMS"), the merger of VWR Scientific Products Corporation with Baxter Industrial, and the proposed merger of Allegiance Healthcare Corporation with Cardinal Health, Inc. are illustrative of this trend. These same trends exist in most international markets. We are actively seeking acquisition opportunities both in the U.S. and abroad. See "--Recent Developments."


Products and Services
     We currently have over 245,000 products available for delivery from our electronic and other order-entry systems and are continuously expanding and refining our product offerings to provide our customers with a complete array of laboratory and clinical testing supplies. In addition to supplying leading brands of instruments, supplies and equipment, we manufacture and sell research chemicals, clinical consumables, instruments, diagnostics, and laboratory workstations.

     Our Products. Our product portfolio is comprised of proprietary products as well as sourced products. Proprietary offerings consist of self-manufactured products and products sold through exclusive distribution agreements. Our management estimates that proprietary products accounted for approximately 40% of total sales in fiscal 1997. Consumable products, such as laboratory supplies and specialty chemicals, represented approximately 75% of our total sales in fiscal 1997.

     Sales and Customer Service Professionals. In order to reduce the complexity of today's scientific research and clinical testing product offerings, we provide customer support through a worldwide sales and customer service network. Our direct sales force consists of over 1,000 account representatives and product/ systems sales specialists worldwide. Most of the members of the our direct sales force have scientific or medical backgrounds, which enable them to provide technical assistance to the end users of our products. In addition to performing traditional selling functions, these representatives provide the basis for a market-driven development program for new products and services by identifying customer needs and utilizing our accumulated technical expertise to translate those needs into new services or products, which may be manufactured by either us or our suppliers. In addition, our customer service organization includes over 1,000 representatives worldwide. These customer service representatives, supported by a scientific and technical staff, respond to end-user product or application questions and assist our customers with efficient order entry and order expediting.

     Fisher Catalog. We have published The Fisher Catalog for over 90 years and it is a standard reference for the scientific community worldwide. In addition, we publish the CMS/Fisher Healthcare Catalog, the Fisher Chemical Catalog, the Fisher Safety Catalog, the Fisher Science Education catalog, as well as several international catalogs in nine different languages. In 1995, we established an Internet site (Fishersci.com), which currently features The Fisher Catalog, the Fisher Chemical Catalog, the Fisher Safety Catalog, the Acros Organics Catalog of Fine Chemicals and the CMS/Fisher Healthcare Catalog, as well as other product, safety and general information, all in electronic form for quick and easy access. Through Fishersci.com, one can browse more than 100,000 items and over 25,000 images representing 6,000 catalog pages. We continuously add new products, making our suite of catalogs a dynamic library, one of the most complete and up-to-date sources of laboratory and safety products available. Our customers have the ability to place their orders electronically through an intuitive, integrated and easy-to-use process. We also continue to publish over a dozen international catalogs to support our growing worldwide presence. We produce more than one million copies of our various catalogs biannually, with supplements tailored to specific market segments such as biotechnology, research chemicals, educational materials and occupational health and safety.

Distribution
     Our distribution network comprises 24 locations in the U.S., including a national distribution center in Somerville, New Jersey, four regional centers (New Jersey, California, Illinois and Georgia) and 19 local facilities throughout the United States. We also have two distribution centers in Canada and France and one each in Germany, England, Belgium, Switzerland, the Netherlands, the Czech Republic, Japan, Singapore, Korea, Malaysia, Mexico and Australia. Through our worldwide distribution networks, we distribute an average of 20,000 items every business day, with products accounting for more than 90% of total sales in fiscal 1997 shipped to customers within 24 hours of being ordered.

Manufacturing
     We operate principal manufacturing facilities in Fair Lawn, Somerville and Swedesboro, New Jersey; Two Rivers, Wisconsin; Indiana and Pittsburgh, Pennsylvania; Huntersville, North Carolina; Loughborough, United Kingdom; Geel, Belgium; Rochester and Conklin, New York; and Mountain Home, Arkansas. Products manufactured include research, bulk and organic chemical, laboratory equipment, laboratory fumehoods, wood, plastic and metal laboratory workstations and furniture, computer local area network "LAN" cabinets and command bridges, scientific glassware and plastic labware, and diagnostic and educational materials. More than one-half of these products are sold directly to end users, other dealers and distributors, and the balance is sold through our distribution network.

     Our manufacturing customers range from small start-up operations to large national corporations and government agencies. We are not dependent on any single customer and are operated on a "stand alone" basis to complement our distribution organization by providing our sales representatives with a full range of value added service and product offerings and to position us as a one-stop source for all of the customer's scientific research and laboratory needs.

Suppliers
     We distribute laboratory instruments, supplies and equipment obtained from over 3,200 vendors. Vendors generally offer these products to distributors on substantially similar terms. Although certain products are available from only a limited number of vendors, we do not anticipate that we will be unable to purchase any of the products it distributes. Our largest supplier represented approximately 11% of total sales in fiscal 1997.

Competition
     We operate in a highly competitive market. We compete primarily with a wide range of suppliers and manufacturers that sell their own products directly to end users. We also compete with other distributors, such as VWR Scientific Products Corporation in the scientific research market and Allegiance Healthcare

Corporation in the clinical market. The principal means of competition in the markets we serve are systems capabilities, breadth and exclusivity of product offerings, price and service. We believe that we compete effectively in each of these areas.

Trademarks and Patents
     We own or license a number of patents and patent applications that are important to our businesses. We have more than 200 registered and unregistered service marks and trademarks for our products and services. Some of our more significant marks include Accumet, Acros, Biochemical Sciences, Chemalert, Chemguard, CMS, Curtin Matheson Scientific, Enviroware, Fisher, Fisherbiotech, Fisherbrand, Fisher Diagnostics, Fisher Healthcare, Fisher Safety, Fisher Scientific, Gastrak, Hamilton, Histoprep, Isotemp, Marathon, Microprobe, Optima, Pacific Hemostasis, and Valutrak. Registered trademarks generally can have perpetual life, provided they are renewed on a timely basis and continue to be used properly as trademarks, subject to the rights of third parties to seek cancellation of the marks.

Customers, Seasonality and Backlog
     Our sales are not materially dependent upon any single customer or any few customers. No single customer of ours represented more than 5% of 1997 sales. Our customers range in size from start-up companies, hospital purchasing consortiums, and government agencies to nationally and internationally recognized scientific research, medical and educational institutions. Our sales are generally related to applicable R&D spending and to clinical testing practices and are therefore not seasonal to any significant extent. In addition, no material portion of our business is subject to renegotiation of profits or termination at the election of the United States Government. Because our products are, in most cases, sold for immediate shipment, there are no significant backlogs.

                              The Recapitalization

     Pursuant to the Second Amended and Restated Agreement and Plan of Merger dated November 17, 1997 (as amended, the "Merger Agreement") between Fisher and FSI Merger Corp. ("FSI"), a Delaware corporation formed by Thomas H. Lee Company ("THL Co."), which provided for the merger of FSI with and into Fisher (the "Merger") and the recapitalization of Fisher (the Merger, the financing of the Merger and the related transactions are collectively referred to as the "Recapitalization"), on January 21, 1998, approximately 87% of the fully diluted shares of Fisher's common stock were converted into the right to receive $9.65 per share in cash, or approximately $955.0 million in the aggregate, pursuant to an election process that provided stockholders the right to elect for each share of Fisher's common stock held, subject to proration, either $9.65 in cash or to retain one share of common stock, $0.01 par value, in the recapitalized company.

     In connection with the Recapitalization, Fisher entered into and, along with certain material foreign subsidiaries, are the obligor pursuant to, a new senior bank credit facility consisting of (1) a $294.2 million term loan facility (the "Term Facility") and (2) a $175.0 million revolving credit facility (the "Revolving Credit Facility" and, together with the Term Facility, the "New Credit Facility"). We financed the Recapitalization with:

     o $387.5 million from the issuance of $400.0 million aggregate principal amount of Fisher's 9% Senior Subordinated Notes due 2008 (the "Existing Notes");

     o $294.2 million of term loan borrowings under the New Credit Facility;

     o $150.0 million of proceeds pursuant to a securitization of accounts receivable (the "Receivables Securitization Facility"); and

     o $303.0 million from the sale of Fisher's common stock (the "Equity Contribution") to THL Co. (through Thomas H. Lee Equity Fund III, L.P. (the "THL Fund III") and other affiliates of THL Fund III (collectively, "THL")), DLJ Merchant Banking Partners II, L.P. and affiliates ("DLJMB"), Chase Equity Associates, L.P. ("Chase Equity") and Merrill Lynch & Co. ("Merrill Lynch" and, together with THL, DLJMB and Chase Equity, the "Equity Investors"). The proceeds from such bank borrowings, the sale of the Existing Notes, the Receivables Securitization Facility and the Equity Contribution were used principally to finance the conversion into cash of the shares of Fisher's common stock then outstanding which were not retained by existing stockholders and eligible employees, to refinance certain of our outstanding indebtedness and to pay related fees and expenses of the Recapitalization.


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

                              Recent Developments


Recent Acquisitions; Possible Transactions; Use of Proceeds
     During 1998, we acquired 5 companies for a total cash consideration of $203 million, including the acquisition in December 1998 of approximately 90% of Bioblock Scientific S.A. ("Bioblock"), a leading distributor of scientific and laboratory instrumentation in France, for $134 million (the "Bioblock Acquisition"). In addition, we acquired additional Bioblock shares in January 1999 for cash consideration of $14 million, bringing our ownership position to 99.4% of the outstanding shares. We are currently in the process of acquiring the remaining shares in accordance with French law. In January 1999, we also acquired Columbia Diagnostics Inc., a Virginia-based provider of laboratory products and supplies to the healthcare industry ("Columbia"), and Structured Computer Systems, a Connecticut-based provider of procurement and materials management solutions to businesses ("SCS"), for total cash consideration of approximately $25 million. We are actively seeking additional strategic acquisitions. Our acquisition strategy is focused on improving penetration in select markets across the world in order to expand our global distribution network. In addition, we seek to expand our proprietary product offering mix of internally manufactured products to improve our operating margin. As a result, we are, from time to time, actively involved in discussions with a number of potential acquisition targets. We cannot guarantee that any potential acquisition will be consummated or that, despite actively seeking additional acquisitions, we will be successful or that we will be able to consummate any acquisition or that it will be successfully integrated into Fisher.

     On November 20, 1998, our subsidiary, Fisher Scientific Company, L.L.C., entered into a loan agreement (the "Loan Agreement") with LaSalle National Bank, as lender, pursuant to which we borrowed $8.8 million, funded on the basis of the Illinois State Treasurer's Economic Program. We will use the amounts borrowed under the Loan Agreement to finance part of the consolidation of our Midwestern distribution centers into a facility located in Hanover Park, Illinois. The Loan Agreement provides for an interest rate of 2.25% plus (1) until November 20, 2000, the rate for U.S. Treasury Bonds maturing over a two year period and (2) the rate for U.S. Treasury Bonds maturing over a three year period thereafter.

     We are currently in the process of reviewing strategic alternatives for our businesses relating to computer software development, electronic commerce, materials procurement and military maintenance, repair and operations supply, excluding the business of our Procurement Services Inc. subsidiary. Although it is currently anticipated that the majority of these businesses will be spun-off during the first or second quarter of 1999, and the remainder will be sold, we cannot guarantee that such transactions will occur. None of these businesses are material individually or in the aggregate to our business or operations.

     We used the proceeds from the offering of our 9% Senior Subordinated Notes due 2008 (the "Old Notes") which closed on November 20, 1998 (the "Offering") to temporarily pay down debt outstanding under the Revolving Credit Facility and to fund working capital needs which would have been historically funded through the Receivables Securitization Facility. Should we reach an agreement with respect to any of the acquisitions presently being discussed or any other acquisitions, we intend to reborrow additional amounts under the Revolving Credit Facility and to sell additional receivables under the Receivables Securitization Facility to make such acquisitions and for working capital and other general corporate purposes. If we were to consummate one or more such acquisitions funded directly or indirectly by borrowings under the Revolving Credit Facility and/or the Receivables Securitization Facility, our leverage could substantially increase. At September 30, 1998, after giving effect to the Offering and the application of the net proceeds therefrom, we would have had approximately $309 million in aggregate availability under the Revolving Credit Facility and the Receivables Securitization Facility.

                           Summary of the Exchange Offer

Securities Offered......   We are offering up to $200,000,000 aggregate
                           principal amount of new 9% Senior Subordinated Notes due 2008 which have been registered under the Securities Act (the "New Notes"). The form and terms of the New Notes are identical in all material respects to those of the Old Notes. The New Notes, however, will not contain certain transfer restrictions, registration rights and liquidated damages provisions relating to the Old Notes. The Old
                           Notes may be exchanged for New Notes under the Exchange Offer described in this prospectus under the headings "The Exchange Offer" and "Exchange Offer;
                           Registration Rights." If the Exchange Offer is not completed by June 18, 1999, the interest rate on the Old Notes will increase by $0.192 per week per $1,000 amount of the Old Notes until the Exchange Offer is completed.

The Exchange Offer......   We are offering to exchange up to $200,000,000
                           aggregate principal amount of the New Notes for up to $200,000,000 aggregate principal amount of Old Notes.
                           The Old Notes were not registered with the Commission. We are offering to issue the New Notes to satisfy our obligations contained in the registration agreement entered into when the Old Notes were sold in transactions pursuant to Rule 144A and Regulation
                           S under the Securities Act. Old Notes may be exchanged only in integral multiples of $1,000. You may tender your Old Notes by following the procedures under the heading "The Exchange Offer."



Tenders; Expiration Date;
 Withdrawal of Tender...   The Exchange Offer will expire at 5:00 p.m., New
                           York City time, on March 17, 1999, unless we extend it. If you decide to exchange your Old Notes for New
                           Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on March 17, 1999.
                           If we decide not to accept any Old Notes for exchange, they will be returned without expense to the tendering holder promptly after the expiration or termination of the Exchange Offer. See "The Exchange
                           Offer--Terms of the Exchange Offer; Period for
                           Tendering Old Notes" and "The Exchange
                           Offer--Withdrawal Rights."



Certain Conditions to the
 Exchange Offer.........   The Exchange Offer is subject to customary
                           conditions, which we may waive. Please read the section "The Exchange Offer--Certain Conditions to the Exchange Offer" of this prospectus for more information regarding conditions to the Exchange
                           Offer.


Certain Federal Tax
 Considerations.........   Your exchange of Old Notes for New Notes pursuant
                           to the Exchange Offer will not result in any gain or loss to you for federal income tax purposes. See
                           "Certain Federal Income Tax Considerations" in this prospectus.

Use of Proceeds.........   We will receive no proceeds from the Exchange
                           Offer.

Exchange Agent..........   State Street Bank and Trust Company is the Exchange
                           Agent. The address and telephone number of the Exchange Agent are set forth in "The Exchange
                           Offer--Exchange Agent" in this prospectus.

                   Consequences of Not Exchanging Old Notes

     If you do not exchange your Old Notes in the Exchange Offer, your Old Notes will continue to be subject to the restrictions on transfer set forth in the legend on the certificate for your Old Notes. In general, you may offer or sell your Old Notes only if they are registered under, offered or sold pursuant to an exemption from, or offered or sold in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the Old Notes under the Securities Act. Under certain circumstances, however, certain holders of Old Notes, including holders who are not permitted to participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer, may require us to file and cause to become effective, a shelf registration statement which would cover resales of Old Notes by such holders. See "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes" and "Exchange Offer; Registration Rights."


                      Summary Description of the New Notes

     The terms of the New Notes and the Old Notes are identical in all material respects, except that certain transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes, and that if the Exchange Offer is not completed by June 18, 1999, the interest rate on the Old Notes will increase by $0.192 per week per $1,000 amount of the Old Notes until the Exchange Offer is completed. Where we refer to "Notes" in this document, we are referring to both Old Notes and New Notes.

Notes Offered...........   We are offering up to $200,000,000 principal amount
                           of 9% Senior Subordinated Notes due 2008, which have been registered under the Securities Act.

Maturity Date...........   February 1, 2008.

Interest Payment Dates...  February 1 and August 1 of each year, beginning
                           February 1, 1999.

Optional Redemption.....   The Notes will be redeemable at our option, in
                           whole or in part, at any time on or after February 1, 2003 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, on such Notes to the date of redemption. In addition, at any time before February 1, 2001, we may redeem in the aggregate up to 40% of the original principal amount of the Notes at a redemption price equal to 109% of the principal amount of such Notes, plus accrued and unpaid interest, if any, on such Notes to the date of redemption, with the net cash proceeds of one or more public equity offerings. However, at least 60% of the aggregate principal amount of Notes originally issued remain outstanding immediately after giving effect to such redemption. See
                           "Description of the Notes--Redemption--Optional
                           Redemption."

Ranking.................   The Old Notes are, and the New Notes will be,
                           unsecured senior subordinated obligations of ours and will be subordinated in right of payment to all of our existing and future Senior Indebtedness (as defined in this prospectus) including borrowings under the New Credit Facility and outstanding under the 71/8% Notes due 2005. The Old Notes rank, and the
                           New Notes will rank, equally in right of payment with all other existing and future senior subordinated indebtedness of ours including the Existing Notes (as defined in this prospectus). As of September 30, 1998, after giving pro forma effect to the Offering and the application of the net proceeds from the Offering, we would have had approximately $440.6 million of Senior Indebtedness outstanding. See
                           "Description of the Notes--Ranking of Notes."

Change of Control.......   Upon the occurrence of a Change of Control
                           Triggering Event (as defined in this prospectus), each holder of Notes will have the right to require us to purchase such holder's Notes at a purchase price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, on such Notes to the date of purchase. In addition, at any time on or prior to February 1, 2003, upon the occurrence of a Change of Control, we may redeem all but not less than all of the Notes, at a redemption price equal to the sum of:

                             o 100% of the outstanding principal amount of such Notes plus

                             o the Applicable Premium (as defined in this prospectus) plus

                             o accrued and unpaid interest and Liquidated
                                Damages (as defined in this prospectus), if any, on such New Notes to the date of redemption. See "Description of the Notes--Change of Control."

Covenants...............   The Indenture contains certain covenants that,
                           among other things, limit our ability and the ability of any of our Restricted Subsidiaries (as defined in this prospectus) to:

                             o incur additional indebtedness;

                             o pay dividends or make other distributions in
                                respect of our capital stock;

                             o repurchase equity interests or subordinated
                                indebtedness;

                             o create certain liens;

                             o enter into certain transactions with affiliates;

                             o consummate certain asset sales; and

                             o merge or consolidate.

                           See "Description of the Notes--Certain Covenants."


                                 Risk Factors

     You should carefully consider all of the information set forth or incorporated by reference into this prospectus and, in particular, the information under "Risk Factors," beginning on page 13, before deciding to tender your Old Notes in the Exchange Offer.

               Selected Historical and Pro Forma Financial Data
                             (Dollars in millions)

     The selected financial data for each of the fiscal years in the five year period ended December 31, 1997 have been derived from our audited financial statements. Such information is contained in and should be read in conjunction with the financial statements and accompanying notes included or incorporated by reference in our Annual Reports on Form 10-K for such years. The selected financial data for the nine months ended September 30, 1997 and 1998 have been derived from our unaudited interim financial statements, which in the opinion of our management include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full year ended December 31, 1998. The nine month data should be read in conjunction with our Quarterly Reports on Form 10-Q, as amended, for such periods. The selected unaudited pro forma and as adjusted financial data give effect to the Offering and the application of the net proceeds from the Offering.

                                                    Year Ended December 31,
                              -------------------------------------------------------------------
                                  1993         1994        1995(a)         1996          1997
                              ----------- ------------- ------------- ------------- -------------
Income Statement Data:
Sales .......................  $   978.4   $   1,126.7   $   1,435.8   $   2,144.4   $  2,175.3
Cost of sales ...............      685.7         807.8       1,048.9       1,565.9      1,583.6
                               ---------   -----------   -----------   -----------   ----------
Gross profit ................      292.7         318.9         386.9         578.5        591.7
Selling, general and
 administrative expense            232.0         255.0         334.4         483.9        518.8
Restructuring charge(b) .....         --            --          34.3            --         51.8
Recapitalization-related
 costs(c) ...................         --            --            --            --           --
                               ---------   -----------   -----------   -----------   ----------
Income from operations ......       60.7          63.9          18.2          94.6         21.1
Interest expense ............        7.9           9.0          15.0          27.1         23.0
Other (income) expense, net         (5.0)         (7.8)         (1.1)         (0.1)         3.2
                               ---------   -----------   -----------   -----------   ----------
Income (loss) before
 income taxes ...............       57.8          62.7           4.3          67.6         (5.1)
Provision (benefit) for
 income taxes ...............       25.2          27.0           1.1          30.8         25.4
                               ---------   -----------   -----------   -----------   ----------
Net income (loss) ...........  $    32.6   $      35.7   $       3.2   $      36.8   $    (30.5)
                               =========   ===========   ===========   ===========   ==========
Other Financial Data:
Ratio of earnings (loss)
 to fixed charges(e) ........       6.3x          6.1x          1.2x          3.1x         0.8x
EBITDA, As Defined(f) .......  $   85.7    $     91.1    $     98.4    $    157.2    $   137.2
Depreciation and
 amortization(g) ............      20.0          19.4          28.9          44.6         47.0
Capital expenditures ........      12.9          17.7          24.6          40.7         59.2
Cash flows provided by
 (used in)
 Operating activities .......      56.5           0.2          54.9          49.0         46.1
 Investing activities .......     (83.5)        (29.8)       (332.8)        (42.0)       (50.7)
 Financing activities .......      79.2          (0.1)        304.7         (46.0)        (1.9)



                                                                                          Twelve
                                                                                          Months
                                                 Nine Months Ended                        Ended
                                                   September 30,                         Dec. 31,
                              ------------------------------------------------------- -------------
                                      Historical                 Pro Forma(d)           Pro Forma
                              --------------------------- --------------------------- -------------
                                   1997          1998          1997          1998          1997
                              ------------- ------------- ------------- ------------- -------------
Income Statement Data:
Sales .......................  $   1,624.1   $  1,716.6    $   1,624.1   $  1,716.6    $  2,175.3
Cost of sales ...............      1,176.3      1,240.2        1,176.3      1,240.2       1,583.6
                               -----------   ----------    -----------   ----------    ----------
Gross profit ................        447.8        476.4          447.8        476.4         591.7
Selling, general and
 administrative expense              382.6        386.0          382.6        386.0         518.8
Restructuring charge(b) .....           --           --             --           --          51.8
Recapitalization-related
 costs(c) ...................           --         71.0             --         71.0            --
                               -----------   ----------    -----------   ----------    ----------
Income from operations ......         65.2         19.4           65.2         19.4          21.1
Interest expense ............         17.6         67.3           22.2         73.9          29.0
Other (income) expense, net            0.1         (3.0)           0.1         (3.0)          3.2
                               -----------   ----------    -----------   ----------    ----------
Income (loss) before
 income taxes ...............         47.5        (44.9)          42.9        (51.5)        (11.1)
Provision (benefit) for
 income taxes ...............         23.0        (12.1)          21.2        (14.7)         23.0
                               -----------   ----------    -----------   ----------    ----------
Net income (loss) ...........  $      24.5   $    (32.8)   $      21.7   $    (36.8)   $    (34.1)
                               ===========   ==========    ===========   ==========    ==========
Other Financial Data:
Ratio of earnings (loss)
 to fixed charges(e) ........         3.1x         0.4x           2.6x         0.3x          0.7x
EBITDA, As Defined(f) .......  $    118.9    $   130.1     $    118.9    $   130.1         137.2
Depreciation and
 amortization(g) ............        34.2         36.7           34.2         36.7          47.0
Capital expenditures ........        49.3         43.7           49.3         43.7          59.2
Cash flows provided by
 (used in)
 Operating activities .......        40.2         89.0           40.4         88.0          50.0
 Investing activities .......       (45.6)      (110.8)         (45.6)      (110.8)        (50.7)
 Financing activities .......        10.8         25.8           10.8         25.8          (1.9)


                                      As of September 30, 1998
                                     ---------------------------
                                      Historical     As Adjusted
                                     ------------   ------------
Balance Sheet Data:
Working capital ..................    $    19.6      $    19.6
Total assets .....................      1,163.5        1,163.5
Total indebtedness(h) ............        865.6        1,033.6
Stockholders' deficiency .........       (308.5)        (308.5)

                       (See footnotes on following page)

  (a) On October 17, 1995, we acquired CMS and Fisons Scientific Equipment ("FSE") from Fisons. The operations of CMS and FSE have been included in our consolidated financial statements from the date of acquisition.
  (b) During the third quarter of 1995, we recorded a $34.3 million ($20.3 million, net of tax) restructuring charge. The charge is primarily related to the elimination and in some cases relocation of certain administrative functions, a sales force reorganization, and the global consolidation of certain domestic, Canadian and international logistics and customer service facilities and systems.

             During the fourth quarter of 1997, we recorded $51.8 million ($47.0 million, net of tax) of restructuring and other charges. These charges related to the closure of additional logistics and customer-service centers and related asset write-offs in the United States, personnel reductions in the United States and internationally, and the write-off of goodwill related to certain international operations.

  (c) In connection with the Recapitalization, we recorded $71.0 million ($43.3 million after tax) of expenses consisting primarily of non-cash compensation expenses relating to the conversion of employee stock options, the implementation of certain executive severance agreements and the grant of options to certain executives in accordance with the terms of the Recapitalization.
  (d) The pro forma financial data gives effect to the Offering and the application of the net proceeds therefrom as if the Offering occurred on January 1, 1997. Interest expense has been calculated in accordance with the use of proceeds (see page 19) and the associated income tax benefit reflects a 40% tax rate.
  (e) For purposes of computing this ratio, earnings (loss) consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, and one-third of the rent expense from operating leases, which our management believes is a reasonable approximation of an interest factor.
  (f) "EBITDA, As Defined" is defined in accordance with the Existing Indenture as net income plus income taxes, interest expense, depreciation and amortization and excludes unusual and non-recurring items, as described below. EBITDA, As Defined is used here because we believe it is an indicator of our ability to service existing and future indebtedness. However, EBITDA, As Defined should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Our computation of EBITDA, As Defined may not be comparable to similarly titled measures of other companies. EBITDA, As Defined is calculated as follows (in millions):


                                                              Year Ended December 31,
                                               ------------------------------------------------------
                                                  1993       1994       1995      1996        1997
                                               ---------- ---------- --------- ---------- -----------
Net income (loss) ............................  $  32.6    $  35.7    $  3.2    $  36.8    $  (30.5)
Income tax provision (benefit) ...............     25.2       27.0       1.1       30.8        25.4
Interest expense .............................      7.9        9.0      15.0       27.1        23.0
Depreciation and amortization ................     20.0       19.4      28.9       44.6        47.0
                                                -------    -------    ------    -------    --------
 Sub-total--EBITDA ...........................     85.7       91.1      48.2      139.3        64.9
Restructuring and other charges
 (see note (b) above) ........................       --         --      34.3         --        51.8
Recapitalization-related
 compensation charges(1) .....................       --         --        --         --          --
Nonrecurring charges in selling, general
 and administrative expense(2) ...............       --         --      14.5       18.2        29.8
Nonrecurring charges in cost of sales(2)             --         --       1.2        1.2         6.7
Other items in other (income) expense(3) .....       --         --       0.2       (1.5)        3.7
Adjustments to restructuring and
 nonrecurring(4) .............................       --         --        --         --       (19.7)
Management compensation(5) ...................       --         --        --         --          --
EBITDA, As Defined ...........................  $  85.7    $  91.1    $ 98.4    $ 157.2    $  137.2
                                                =======    =======    ======    =======    ========



                                                                                               Twelve
                                                                                               Months
                                                             Nine Months Ended                  Ended
                                                               September 30,                  Dec. 31,
                                               --------------------------------------------- ----------
                                                     Historical             Pro Forma         Pro Forma
                                               ---------------------- ---------------------- ----------
                                                  1997        1998       1997        1998       1997
                                               ---------- ----------- ---------- ----------- ----------
Net income (loss) ............................  $  24.5    $  (32.8)   $  21.7    $  (36.8)     (34.1)
Income tax provision (benefit) ...............     23.0       (12.1)      21.2       (14.7)      23.0
Interest expense .............................     17.6        67.3       22.2        73.9       29.0
Depreciation and amortization ................     34.2        36.7       34.2        36.7       47.0
                                                -------    --------    -------    --------     ------
 Sub-total--EBITDA ...........................     99.3        59.1       99.3        59.1       64.9
Restructuring and other charges
 (see note (b) above) ........................       --          --         --          --       51.8
Recapitalization-related
 compensation charges(1) .....................       --        71.0         --        71.0         --
Nonrecurring charges in selling, general
 and administrative expense(2) ...............     18.5         5.8       18.5         5.8       29.8
Nonrecurring charges in cost of sales(2)             --          --         --          --        6.7
Other items in other (income) expense(3) .....      1.1         0.9        1.1         0.9        3.7
Adjustments to restructuring and
 nonrecurring(4) .............................       --       (10.5)        --       (10.5)     (19.7)
Management compensation(5) ...................       --         3.8         --         3.8         --
EBITDA, As Defined ...........................  $ 118.9    $  130.1    $ 118.9    $  130.1    $ 137.2
                                                =======    ========    =======    ========    =======

                       (See footnotes on following page)

    (1) One-time primarily non-cash compensation charges resulting from the Recapitalization, including those arising from the conversion of existing stock options.

    (2) Selling, general and administrative expense and cost of sales include nonrecurring and redundant costs associated with the implementation of the 1995 and 1997 Restructuring Plans discussed in (b) above, our integration with CMS and, in 1997, actions taken to improve operating efficiencies, software write-offs and other information system-related charges associated with our implementation of new global computer systems and an increase in costs attributable to the UPS strike. In addition, management believes that the strike had a material impact on revenues which adversely impacted operating profits. See "Risk Factors--Reliance on Third Party Package Delivery Services Could Adversely Affect Us If There Is a Disruption in Service."

    (3) Includes certain gains on the sale of property, plant and equipment primarily related to the restructuring and integration plans recorded in 1996 and 1998, gains and losses due to fluctuations in currency values, certain costs incurred in 1997 related to the Board's review of strategic alternatives, and certain gains recognized in 1997 related to the sale of non-core assets.

    (4) The Existing Notes Indenture (defined below) limits the amount of nonrecurring and restructuring charges which can be excluded from EBITDA, As Defined. This amount represents the excess of these charges over the limit.

    (5) The Existing Notes Indenture calls for the add-back of certain senior management compensation paid in the first quarter of 1998.

  (g) Excludes amortization of financing costs which is included in interest expense.

  (h) Consists of long-term debt and short-term debt and excludes amounts outstanding under the Receivables Securitization Facility of approximately $168 million at September 30, 1998 and approximately $5 million upon completion of the Offering.

                                 RISK FACTORS

     You should carefully consider the following factors before deciding to tender your Old Notes in the Exchange Offer. The risk factors set forth below, other than "--Consequences of Failure to Exchange Old Notes for New Notes and Requirements for Transfer of New Notes," generally apply to the Old Notes as well as the New Notes.


Consequences of Failure to Exchange Old Notes for New Notes and Requirements for Transfer of New Notes
     If you do not exchange your Old Notes for the New Notes pursuant to the Exchange Offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on your Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the Old Notes under the Securities Act. In addition, if you exchange your Old Notes in the Exchange Offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes would be adversely affected. See "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes."


Substantial Level of Indebtedness Could Adversely Affect Our Operations
     We have a substantial amount of outstanding indebtedness. After giving pro forma effect to the Offering and the application of the net proceeds therefrom, as of September 30, 1998, our aggregate outstanding indebtedness would have been $1,033.6 million and our stockholders' equity would have been a deficit of $308.5 million. The New Credit Facility, the Receivables Securitization Facility, the indenture governing the Existing Notes (the "Existing Notes Indenture") and the Indenture permit us to incur or guarantee certain additional indebtedness, subject to certain limitations. See "Description of Other Indebtedness."

     Our substantial indebtedness could have important consequences to you. For example, it could:


     o limit our ability to pay principal and interest on the New Notes and the Old Notes and make payments on our other debt obligations;


     o limit our ability to fund future working capital, capital expenditures, acquisitions, and other general corporate purposes;


     o require us to dedicate an substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other general corporate purposes, including research and development and capital spending;


     o place us at a competitive disadvantage if we are more leveraged than its competitors;


     o limit our flexibility in responding to changes in our business and the industry in which we operate; and


     o make us more vulnerable to a downturn in general economic conditions or our business or changing market conditions and regulations.


Your Right to Receive Payments on These Notes Is Junior to All Our Senior Indebtedness and Effectively Junior to All Indebtedness of Our Subsidiaries
     The Notes are our unsecured, senior subordinated obligations, and as such, will be subordinated in right of payment to all of our existing and future Senior Indebtedness, including our indebtedness under the New Credit Facility, if any, and our 71/8% Notes due 2005. The Notes rank equally with all of our senior subordinated indebtedness, including the Existing Notes, and rank senior to all of our subordinated indebtedness, if any. The Notes are also effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness, and to all existing and future obligations and liabilities of our subsidiaries. This includes that portion of the New Credit Facility for which our material subsidiaries are obligors.

     Our obligations and those of our subsidiary borrowers under the New Credit Facility are secured by

     o substantially all of our assets and those of our material domestic subsidiaries;

     o a pledge of the stock of each such subsidiary; and

     o a pledge of 65% of the stock of our material foreign subsidiaries which are our direct subsidiaries or direct subsidiaries of one of our material domestic subsidiaries. Obligations of a foreign subsidiary borrower are secured by a pledge of 100% of the shares and assets of such borrower. Our obligations and those of our subsidiary borrowers are further guaranteed by us and each of our material domestic subsidiaries. As of September 30, 1998, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the aggregate amount of our Senior Indebtedness would have been approximately $440.6 million.


     In the event of our bankruptcy, liquidation, dissolution, reorganization or any similar proceeding, or any default in payment or acceleration of any related debt, our assets will be available to pay obligations on the Notes only after our Senior Indebtedness has been paid in full. There may not be sufficient assets remaining to pay amounts due on all or any of the Notes. See "Description of the Notes--Ranking of Notes."


Restrictions and Covenants in Our Debt Agreements Limit Our Ability to Take Certain Actions and Failure to Comply with Such Covenants Could Adversely Affect Our Ability to Repay Our Debt
     The New Credit Facility contains a number of covenants that significantly restrict our operations. In addition, under the New Credit Facility and the Receivables Securitization Facility, we are required to comply with specified financial ratios and tests, including maximum leverage ratios and minimum EBITDA to cash interest expense ratios, and certain of these ratios and tests may be more restrictive in future years. We cannot guarantee that we will be able to comply with such covenants or restrictions in the future. Our ability to comply with such covenants and other restrictions may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any such covenants or restrictions could result in a default under the New Credit Facility or a termination event under the Receivables Securitization Facility that would permit the lenders under such facilities to declare all amounts outstanding under such facilities to be immediately due and payable, together with accrued and unpaid interest, and would permit the lenders to terminate their commitments to make further extensions of credit. A default under the New Credit Facility could prohibit us from making any payments on the Notes. The Existing Notes Indenture and the Indenture also each contain a number of restrictive covenants. See "Description of the Notes" and "Description of Other Indebtedness."


Indebtedness Under the New Notes Could Be Invalidated if It Is Determined Such Indebtedness Is a Fraudulent Conveyance
     Our incurrence of the indebtedness represented by the Notes may be subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or in a lawsuit by or on behalf of our unpaid creditors. We used a portion of the net proceeds of the Offering to repay all amounts outstanding under the Revolving Credit Facility. We originally incurred amounts outstanding under the Revolving Credit Facility to pay our stockholders the cash consideration in the Merger. Under these fraudulent conveyance statutes, if a court were to find that, at the time of the Recapitalization or at the time of issuance of the Notes, we:

     o incurred the indebtedness and paid the cash consideration in the Merger in order to hinder, delay or defraud current or future creditors or

     o (a) received less than reasonably equivalent value or fair consideration in connection with the Recapitalization and (b) (1) were insolvent or were rendered insolvent because of the Recapitalization, including the incurrence of the indebtedness related thereto, (2) were engaged in a business or transaction for which our assets constituted unreasonably small capital, (3) intended to incur, or believed that we would incur obligations beyond our ability to pay as such obligations matured, as the above terms are defined in or interpreted under the fraudulent conveyance statutes, or (4) were a defendant in an action for money damages, or had a judgment for money damages docketed against us, if, in either case, after final judgment the judgment is unsatisfied, such court could determine to invalidate such indebtedness, in whole or in part, as a fraudulent conveyance or subordinate such indebtedness to our existing or future creditors.


Difficulty in Executing Business Strategy
     Our business strategy is based on our current and historical operations and the operations of other companies in the scientific services industries. Our current business strategy is based, in part, on our ability to capitalize on benefits expected to result from various acquisitions and investments we have made over the last few fiscal years, including the acquisitions of CMS, FSE and Columbia, and investments to expand our international operations, including the Bioblock Acquisition. Although partially completed, we cannot guarantee that we will be able to successfully complete the integration of CMS or any other acquired company into our operations, or that such integration, when complete, will generate expected efficiencies and cost savings. In addition, certain of our consolidated international operations incurred net losses in fiscal 1997 and certain of these are currently operating at a loss. If we are unable to improve the sales and profitability of our international business, our financial condition and results of operations may be materially adversely affected. Our management may decide to alter or discontinue certain parts of the business strategy described in this prospectus and may adopt alternative or additional strategies. In addition, we cannot guarantee that such a strategy, if implemented, will be successful or will improve operating results. Moreover, we cannot guarantee that the successful implementation of such a strategy will result in improved operating results. Further, other conditions may exist, such as increased competition, or an economic downturn, which may offset any improved operating results that are attributable to such a strategy.


Dependence on Information Systems; Systems Conversion; Year 2000 Issue
     Our business is dependent in large part on its information systems. These systems play an integral role in:

     o tracking product offerings (including pricing and availability);

     o  processing and shipping more than 20,000 items per day;

     o  warehouse operations;

     o  purchasing from more than 3,000 vendors;

     o  inventory management;

     o  financial reporting; and

     o  other operational functions.

     Year 2000 issues exist when dates in computer systems are recorded using two digits (rather than four) and are then used for arithmetic operations, comparisons or sorting. A two-digit date recording may recognize a date using "00" as 1900 rather than 2000, which could cause our computer systems to perform inaccurate computations. Our Year 2000 issues relate not only to our own systems but also to those of our customers and suppliers.

     Based upon assessments of each of our business units and the information systems supporting those operations, we have begun implementing a program having the following major elements and a target completion date no later than December 31, 1999.

     o First, the applications and other software supporting each business unit has been inventoried and analyzed and then planned for either: (1) confirmation as Year 2000 compliant, (2) upgrade to a Year 2000 compliant version, (3) remediation to become Year 2000 compliant or (4) replacement by other software which provides Year 2000 compliance and other benefits.

     o Second, we have initiated programs to assure Year 2000 compliance for the equipment and software licenses that we currently market to customers and to obtain and transmit to customers information about the equipment and software licenses which customers may have purchased in the past.

     o Third, we have (1) initiated programs to identify those suppliers whose own systems could lead to delays or interruptions in supply, either because of Year 2000 non-compliance or because of systems upgrades or replacements to avoid Year 2000 issues and (2) begun developing contingency plans during the fourth quarter of 1998 and first quarter of 1999, including adjustments in inventory levels and order lead times for products provided by vendors who have not provided adequate assurances, to ameliorate any resultant delays or interruptions and to prevent or reduce any adverse effect on fill rates to our customers.


     o Fourth, with particular regard to Electronic Data Interchange ("EDI"), we have developed plans to work with trading partners, including both suppliers and customers, to either work around the requirement for six digit date fields in the prior EDI standards or to migrate, with the trading partner, to ANSI version 4010, which employs eight digit date fields. By mid-1999, we will be in a position to accept either six or eight digit date fields in our EDI dealings with customers, suppliers and other EDI trading partners.


     o Fifth, we are implementing a project involving testing with available test software personal computers and associated software at various locations, followed by upgrade or replacement where appropriate, and are implementing projects which include inventory, identification, assessment (through vendor contacts, testing or both) planning, implementation (replacement, repair or upgrade), and testing of manufacturing equipment, environmental control equipment, elevators, security systems, telecommunications software and equipment and similar purchased equipment, software and systems. While this portion of the overall program is targeted for completion by June 30, 1999, it is currently anticipated that a limited amount of this activity would remain incomplete until later in 1999.


     With regard to financial cost, implementation of the program has resulted in and will continue to result in significant expenditure by our personnel and outside software and equipment providers and expenditures for equipment and software upgrades and replacements. Because many of these efforts have been designed to achieve other functional or systems improvements, in addition to Year 2000 compliance, and are being carried out by operational personnel within each business unit, it is difficult to allocate particular funding levels solely to the Year 2000 compliance activities. In general, however, we have spent $2.2 million in operating expenses and $23.0 million in capital expenditures on Year 2000 activities to date. We estimate that we would incur an additional $4.5 million in operating expenses and $14.5 million in capital expenditures to complete our Year 2000 programs.


     Although we believe that our present remediation and replacement programs will adequately address the Year 2000 issues with respect to our internal systems, we cannot guarantee that our belief is correct or that our present assessment is in fact accurate. We cannot guarantee that the remediation and replacement programs will be completed prior to the Year 2000 or that if completed prior to the Year 2000 that disruption will not occur. In addition, we cannot guarantee that our vendors, suppliers and the myriad of other financial, transportation, utility and other service providers will successfully resolve their own Year 2000 issues in a manner which avoids significant impact to us. We have received written assurances from many of our suppliers and other providers acknowledging the Year 2000 issues and stating their present intention to be compliant. We have not received assurances from all of our suppliers and other providers and there is no guarantee that one or more key suppliers and other providers will not fail to become compliant in time to avoid a disruption to our business which, in spite of our contingency plans, would have a significant adverse impact on us. Because of the complexity of our systems, the number of transactions processed and the number of third parties with whom we interact, certain failures by us or our suppliers, vendors and other service providers to completely overcome the Year 2000 issue could result in substantial and material impact on our business, operations and financial results.


     Our forecasted costs and timing for completion of its Year 2000 programs are based on our best estimates, which in turn are based on numerous assumptions of future events, including the continued availability and cost of necessary personnel and other resources, third party modification plans, and other factors. However, we cannot be certain that these estimates will be achieved and actual results could differ materially from these estimates.

Our Results of Operations Are Dependent on the Level of Corporate Research and Development Spending
     Our customers include corporations active in scientific or technological research, healthcare, industrial, safety and other markets, both in the U.S.
and internationally. The research and development budgets and activities of these companies have a significant effect on the demand for products manufactured and/or distributed by us. Such policies are based on a variety of factors, including the need to develop new products, competition and availability of resources. Although scientific and technology-related research and development spending in the U.S. historically has not been subject to cyclical swings, no assurance can be made that this trend will continue. In addition, as we continue to expand our international operations, the research and development spending levels in other global markets will become increasingly important. A decrease in research and development spending by our customers could have a material adverse effect on our results of operations.


Healthcare Reform and Cost Containment Initiatives in the Healthcare Industry May Adversely Affect Our Results of Operations
     Our sales to the U.S. clinical laboratory market have historically been significant. The trend towards managed care, together with efforts to reform the healthcare delivery system in the U.S., has resulted in increased pressure on healthcare providers and other participants in the healthcare industry to reduce costs. To the extent that our customers in the healthcare industry seek to address the need to contain costs by limiting the number of clinical tests being performed, our results of operations could be materially and adversely affected.


A Few Equity Investors Have Significant Control Over Us
     As a result of the Recapitalization, the Equity Investors own 78.3% of our issued and outstanding common stock. THL owns 50.1% of such outstanding stock. Accordingly, the Equity Investors have significant control over us and have the power to (1) elect a majority of our directors, (2) appoint new management and
(3) approve any action requiring the approval of the holders of our recapitalized common stock, including adopting amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets. In connection with the Recapitalization, the Equity Investors and certain members of our management entered into an Investors' Agreement dated January 21, 1998 (the "Investors' Agreement"). The Investors' Agreement provides that our Board of Directors will comprise at least 10, but not more than 11 directors, seven of whom will be appointed by THL, one of whom will be appointed by DLJMB, one of whom will be Mr. Paul M. Montrone and one of whom will be Mr. Paul M. Meister. Currently nine persons comprise our Board of Directors, none of whom has been appointed by DLJMB. The directors elected pursuant to the Investors' Agreement will have the authority to make decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. We cannot guarantee that the interests of the Equity Investors will not conflict with the interests of the other shareholders.


We Operate in a Highly Competitive Market
     We operate in a highly competitive market. We compete with a wide range of distributors, suppliers and manufacturers that sell their own products directly to end users. We also compete with other distributors, such as VWR Scientific Products Corporation in the scientific research market and Allegiance Healthcare Corporation in the clinical market. Some of these competitors are larger and may have greater resources than us. There has been a recent trend toward consolidation in the industry which could result in our competitors that provide distribution services becoming larger. In addition, potential competitors in the future could include suppliers and manufacturers that currently rely on one or more third party distributors to distribute their products. We cannot guarantee that competitive factors in our markets, both international and domestic, will not have a material adverse effect on our financial condition and results of operations.


Our Reliance on Third Party Package Delivery Services Could Adversely Affect Us If There Is a Disruption in Service
     Almost all of our products are shipped to customers by independent package delivery companies. We do not own or maintain a fleet of transportation vehicles dedicated to the delivery of our products. The principal independent delivery service we use is UPS, which shipped products accounting for over sixty percent of our

U.S. shipments in fiscal 1997. Other carriers we use include national and regional trucking firms, overnight courier services and the United States Postal Service. In August 1997, UPS employees who were members of the International Brotherhood of Teamsters went on strike for more than two weeks, causing disruption to our shipments. The UPS strike significantly reduced sales for the third and fourth quarters of 1997 and increased operating costs. A future major work stoppage or other series of events that would make such carriers unavailable to us could have a significant adverse effect upon our ability to conduct our business.

We Cannot Guarantee that Our Sales Will Continue to Grow at Historical Rates
     Our ability to implement our business strategy will depend on numerous factors, many of which are beyond our control. Much of our recent sales growth prior to 1997 was the result of acquisitions, including the acquisitions of CMS and FSE in October 1995. Future growth will be largely dependent on growth in the overall market for instruments, supplies and equipment, and environmental testing, life sciences, worker safety and emerging testing techniques and our ability to make acquisitions. We cannot guarantee that such growth will occur or that suitable acquisition candidates will be available or that any acquisition will be successful.


Some of Our Operations are Subject to Environmental Regulation
     Some of our operations involve and have involved the handling, manufacture or use of many substances that are classified as toxic or hazardous substances within the meaning of applicable environmental and other laws. Some risk of environmental and other damage or hazard is inherent in particular operations and products we manufacture, sell or distribute. We cannot guarantee that damage, hazard or loss will not occur. To a large extent, such damage is uninsured. We continually monitor and review our procedures and policies for compliance with existing law and the cost of compliance with existing environmental laws is not expected to have a material adverse effect on our earnings, liquidity or competitive position. However, future events, including changes in existing laws and regulations may give rise to additional costs which are currently unintended and unforeseen and which could have a material adverse effect on our financial condition.


Dependence on Key Personnel
     We depend heavily on the services of our senior management, including Paul
M. Montrone, Chairman of the Board and Chief Executive Officer of Fisher, and Paul M. Meister, Vice Chairman of the Board, Executive Vice President and Chief Financial Officer of Fisher. The loss of any member of our senior management, including Mr. Montrone or Mr. Meister, could have a material adverse effect on us.


Political and Economic Risks Affecting Our International Operations
     We conduct international operations through a variety of wholly owned subsidiaries, majority-owned subsidiaries, joint ventures, equity interests and agents located in North and South America, Europe, the Far East, the Middle East and Africa. We are also exploring the possibility of expansion into other international markets as well. We anticipate that our operations in Europe will expand as a result of the Bioblock Acquisition. We cannot guarantee that we will maintain significant operations internationally or that any such operations will be successful. Any international operations we establish will be subject to risks similar to those affecting its North American operations in addition to a number of other risks, including (1) lack of complete operating control, (2) lack of local business experience, (3) foreign currency fluctuations, (4) difficulty in enforcing intellectual property rights, (5) language and other cultural barriers and (6) political and economic instability.

     We conduct business in many of the countries which are participating in Stage III of the European Economic and Monetary Union. These participating countries adopted the Euro as their national currency on January 1, 1999. It is currently anticipated that on and after January 1, 2002, the national currencies of the participating countries will cease to exist and the sole legal tender in such countries will be the Euro. We may also expand our operations to other countries which are participating in the European Monetary Union. Conversely, other countries where we do business currently may become participants in the European Monetary Union. We are currently incorporating the necessary changes which allow us to conduct business in Euros and the national currencies of the participating countries during the transition period and entirely in Euros thereafter. We cannot accurately estimate the costs relating to conversion to the Euro and, although we do not currently anticipate that such costs will be material, due to numerous uncertainties, we cannot estimate the effects a common currency will have on pricing within the European Union and the resulting impact on our financial condition or results of operations.


Effects of Exchange Rate Fluctuations on Our International Operations
     The majority of our revenues and expenses are denominated in U.S. dollars, although we own properties and conduct operations in non-U.S. facilities including Canada, France, Mexico, Belgium, Germany, the Netherlands, Singapore, Malaysia, Switzerland and the United Kingdom. We anticipate that our revenues and expenses denominated in European currencies and Euros will increase as a result of the Bioblock Acquisition. Accordingly, fluctuations in the exchange rate between the U.S. dollar and the respective currencies of the aforementioned countries or Euros could have an adverse effect on us.

Change of Control
     Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture and the Existing Notes Indenture), we will be required to make an offer to purchase all of the outstanding Notes and Existing Notes at a price equal to 101% of the principal amount of such notes at the date of purchase plus accrued and unpaid interest, if any, on such notes, to the date of purchase. In addition, at any time on or prior to February 1, 2003, upon the occurrence of a Change of Control (as defined in the Indenture and the Existing Notes Indenture), we may redeem all but not less than all of the Notes and Existing Notes, at a redemption price equal to the sum of (1) 100% of the outstanding principal amount of such notes plus (2) the Applicable Premium (as defined in the Indenture and the Existing Notes Indenture) plus (3) accrued and unpaid interest and Liquidated Damages (as defined in the Indenture and the Existing Notes Indenture), if any, on such notes, to the date of redemption. The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the New Credit Facility and might constitute a default under our other indebtedness. In addition, the New Credit Facility prohibits the purchase of the Notes and Existing Notes by us in the event of a Change of Control, unless and until such time as the indebtedness under the New Credit Facility is repaid in full. Our failure to purchase the Notes and Existing Notes in such instance would result in a default under each of the Indenture, the Existing Notes Indenture and the New Credit Facility. The inability to repay the indebtedness under the New Credit Facility, if accelerated, could have material adverse consequences to us and to the holders of the Notes. Our future indebtedness may also contain prohibitions of certain events or transactions that could constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. In the event of a Change of Control, we cannot guarantee that we would have sufficient assets to satisfy all of our obligations under the New Credit Facility, the Existing Notes and the Notes. See "Description of the Notes--Change of Control."


You Cannot Be Sure That an Active Trading Market Will Develop for the New Notes

     The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued on November 20, 1998 to a small number of institutional investors and overseas investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes. We do not intend to apply for listing or quotation of the New Notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of New Note holders to sell their New Notes or the price at which the New Notes might be sold. Although the Initial Purchasers have informed us that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. As a result, the market price of the New Notes could be adversely affected. Historically, the market for non-investment grade debt, such as the New Notes, has been subject to disruptions that have caused substantial volatility in the prices of such securities. Any such disruptions may have an adverse effect on holders of the New Notes.

                                USE OF PROCEEDS

     We will not receive any proceeds from the Exchange Offer. The net proceeds from the Offering of $188 million were used to temporarily repay amounts outstanding under the Revolving Credit Facility of approximately $30 million, to fund working capital needs which would have been historically funded through the Receivables Securitization Facility and to pay related fees and expenses. As discussed above under "Summary--Recent Developments," we also intend to reborrow amounts under the Revolving Credit Facility and to sell receivables under the Receivables Securitization Facility to finance one or more future acquisitions or to fund additional working capital. At September 30, 1998, borrowings under the Revolving Credit Facility bore interest at a weighted average interest rate of 7.875% per annum and receivables sold under the Receivables Securitization Facility bore interest at a weighted average interest rate of 5.6% per annum. On a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom, we would have had approximately $309 million in aggregate availability under the Revolving Credit Facility and the Receivables Securitization Facility.

                                CAPITALIZATION

     The following table shows our capitalization as of September 30, 1998 on a historical basis, and on a pro forma basis, after giving effect to the Offering and the application of the net proceeds from the Offering. This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to such financial statements incorporated by reference in this prospectus.


                                                  As of September 30, 1998
                                                 ---------------------------
                                                  Historical     As Adjusted
                                                 ------------   ------------
                                                        (In millions)
   Cash and cash equivalents .................     $   22.2      $    22.2
                                                   ========      =========
   Debt(a):
    Revolving Credit Facility(b) .............     $   25.0      $      --
    Term Facility ............................        254.7          254.7
    7-1/8% Notes due 2005 .....................        149.0          149.0
    Existing Notes ...........................        400.0          400.0
    Notes offered hereby(c) ..................           --          193.0
    Other ....................................         36.9           36.9
                                                   --------      ---------
       Total debt ............................     $  865.6      $ 1,033.6
                                                   --------      ---------

   Stockholders' equity (deficit):
    Preferred Stock ..........................     $     --      $      --
    Common Stock .............................          0.4            0.4
    Capital in excess of par value ...........        313.3          313.3
    Retained (deficit) .......................       (601.5)        (601.5)
    Other ....................................        (20.7)         (20.7)
                                                   --------      ---------
       Total stockholders' (deficit) .........       (308.5)        (308.5)
                                                   --------      ---------
       Total capitalization ..................     $  557.1      $   725.1
                                                   ========      =========

     ------------

     (a) Excludes $168.2 million of funds received from the sale of accounts receivable through the Receivables Securitization Facility which was entered into concurrently with the Recapitalization and which was reflected as a reduction in receivables. After giving effect to the Offering, as of September 30, 1998, $5.2 million would have been outstanding under the Receivables Securitization Facility. Upon completion of the Offering, we have approximately $160 million available under the Receivables Securitization Facility. We intend to sell receivables under the Receivables Securitization Facility to fund working capital needs and to fund potential acquisitions. See "Summary--Recent Developments."

     (b) Upon completion of the Offering, we have approximately $149 million available under the $175 million Revolving Credit Facility for working capital and general corporate purposes, including potential acquisitions, after taking into account approximately $26 million of letters of credit.

     (c) Excludes $7.0 million of original issue discount which will be amortized over the life of the Notes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview
     Fisher was formed in September 1991. Our operations are conducted by wholly owned and majority-owned subsidiaries, joint ventures, equity interests and agents, located in North and South America, Europe, the Far East, the Middle East and Africa. Our activities relate principally to one business segment--scientific and clinical products. This includes operations engaged in the supply, marketing, service and manufacture of scientific, clinical, educational and occupational health and safety products.

     Pursuant to the Recapitalization, which was consummated on January 21, 1998, approximately 87% of the fully diluted common stock of Fisher was converted into the right to receive $9.65 per share in cash (approximately $955.0 million in the aggregate) pursuant to an election process that provided stockholders the ability to elect for each share of Fisher common stock held, subject to proration, either $9.65 in cash or to retain one share of stock in the recapitalized company. Pursuant to the Merger Agreement, vesting of all outstanding options accelerated. See Note 2 to the December 31, 1997 Financial Statements incorporated by reference herein.

     On October 17, 1995, Fisher acquired the principal businesses of the laboratory supplies division of Fisons in a transaction accounted for as a purchase. We purchased the outstanding stock of CMS, headquartered in Houston, Texas, and substantially all of the net assets of FSE, a division of Fisons with headquarters in Loughborough, United Kingdom. CMS is a supplier of diagnostic test kits, equipment and laboratory supplies to integrated health care organizations, managed care organizations, national and independent reference laboratories, and physicians' office laboratories where human specimens are tested for subsequent diagnosis, as well as a supplier to the scientific research community. FSE is a leading supplier of laboratory products in the United Kingdom and also serves markets throughout Europe, Africa, the Middle East and the Far East. We intend to use these businesses to expand its operations in the clinical laboratory market, enhance its position in the North American scientific research laboratory market and complement its international growth strategy. During 1998, 1997, 1996 and 1995, Fisher made certain smaller acquisitions of laboratory products distributors and other businesses. All acquisitions have been accounted for as purchases; operations of the companies and businesses acquired have been included in Fisher's consolidated financial statements from their respective dates of acquisition. See Notes to the December 31, 1997 Financial Statements incorporated by reference in this prospectus.


Results of Operations


  September 30, 1998 as Compared to September 30, 1997


     Sales
     Sales for the three and nine months ended September 30, 1998 increased 6.8% and 5.7% to $592.8 million and $1,716.6 million, respectively, from $554.8 million and $1,624.1 million for the comparable periods in 1997, primarily due to growth in domestic operations and lower sales in 1997 attributable to the August 1997 UPS strike.


     Gross Profit
     Our gross profit for the three and nine month periods ended September 30, 1998 increased 9.3% and 6.4% to $167.2 million and $476.4 million, respectively, from $153.0 million and $447.8 million for the comparable periods in 1997, primarily as a result of increased volume. Gross profit as a percent of sales increased to 28.2% for the three months ended September 30, 1998, from 27.6% for the same period in 1997 and increased by 0.2% to 27.8% for the nine months ended September 30, 1998 as compared to the same period in the prior year. The increase in gross profit for the three and nine month periods ended September 30, 1998 largely reflects improvements in gross margins of our domestic operations.


     Selling, General and Administrative Expense
     Selling, general and administrative expense for the three month period ended September 30, 1998 decreased 2.6% to $130.2 million from $133.7 million for the comparable period in 1997, a decrease in nonrecurring cost due to the UPS strike in 1997 and system-related changes in 1997. Selling, general and administrative expense for the nine month period ended September 30, 1998 increased 0.9% to $386.0 million from $382.6 million for the comparable period in 1997 primarily as a result of increased sales volume partially offset by the aforementioned decrease in nonrecurring costs. Selling, general and administrative expense in both periods includes nonrecurring costs associated with the implementation of the restructuring plan that began in the third quarter of 1995 as well as costs to integrate CMS, acquired in October 1995, into our company. The periods ended September 30, 1997 also include information system-related charges associated with our implementation of new global computer systems and direct costs resulting from the UPS strike. Additionally, the periods ended September 30, 1998 include nonrecurring costs associated with the implementation of our 1997 restructuring plan (the "1997 Restructuring Plan"). Certain costs resulting from the temporary duplication of operations, relocation of inventories and employees, hiring and training new employees, and other one-time and redundant costs, which will be eliminated as the restructuring plans are completed, are recognized as incurred. For the three and nine month periods ended September 30, 1998, $1.7 million and $5.8 million of such costs were included in selling, general and administrative expense, compared with $10.2 million and $18.5 million for the corresponding periods in 1997. Excluding such costs, selling, general and administrative expense as a percentage of sales was 21.7% and 22.1% for the three and nine months ended September 30, 1998 compared with 22.3% and 22.4% for the same periods in 1997.

     Operations outside of the United States have higher selling, general and administrative expense as a percentage of sales as compared with that of our domestic operations. These higher costs are being incurred as part of a plan to develop an integrated worldwide supply capability. As a result of increased revenues and restructuring actions taken to date, selling, general and administrative expense as a percent of sales for operations outside the United States has improved.

     Recapitalization-Related Costs
     In connection with the Recapitalization, we recorded $71.0 million of expenses consisting primarily of non-cash compensation expense relating to the conversion of employee stock options, the implementation of certain executive severance agreements and the grant of options to certain executives in accordance with the terms of the Recapitalization.

     Income From Operations
     Income from operations for the three months ended September 30, 1998 increased to $37.0 million from $19.3 million for the corresponding period in 1997. Income from operations decreased to $19.4 million for the nine months ended September 30, 1998, compared with $65.2 million for the corresponding period in 1997. Income from operations, excluding Recapitalization-related costs and the aforementioned nonrecurring costs, as a percent of sales was 5.6% and 5.2% for the nine months ended September 30, 1998 and September 30, 1997, respectively.

     Interest Expense
     Interest expense increased to $20.8 million and $67.3 million for the three and nine month periods ended September 30, 1998 from $5.4 million and $17.6 million for the comparable periods in 1997. The increase is the result of additional indebtedness resulting from the Recapitalization as well as $6.9 million of charges, incurred during the first quarter of 1998, related to the consummation of the Recapitalization, including one-time bank commitment fees, the write-off of unamortized financing costs related to long-term debt refinanced and the loss on the sale of accounts receivable (discussed below).

     Other (Income) Expense, Net
     Other (income) expense, net for the three and nine month periods ended September 30, 1998 decreased to $0.2 million of expense and increased to $3.0 million of income, respectively, from $4.6 million and $0.1 million of expense for the comparable periods in 1997. The decrease in expense for the quarter was primarily due to $3.6 million of fees and expenses related to the Board of Directors' review of strategic alternatives in 1997, which did not recur in 1998. The increase in income for the nine month period is due to increased interest income resulting from the timing of cash received from the Recapitalization.

     Income Tax (Benefit) Provision
     The income tax provision for the three months ended September 30, 1998 was $9.3 million compared to $5.4 million for the corresponding period in 1997. The effective tax rate for the nine months ended September 30, 1998 was a 26.9% tax benefit compared with a 48.4% tax charge for the corresponding period in 1997.

Excluding the $71.0 million of Recapitalization-related costs, the effective income tax rate for the nine months ended September 30, 1998 was 59.6%. The increase in the effective tax rate from the prior year is primarily related to the reduction in domestic pretax income due to the additional interest expense incurred as a result of the Recapitalization and foreign losses for which no tax benefit is recorded.


     Net Income (Loss)
     Net income (loss) for the three and nine months ended September 30, 1998 increased to income of $6.7 million and decreased to a loss of $32.8 million, respectively, from income of $3.9 million and $24.5 million for the comparable periods in 1997, as a result of the factors discussed above


  Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996

  Sales
     Sales for the year ended December 31, 1997 increased 1.4% to $2,175.3 million from $2,144.4 million for the comparable period in 1996. Sales growth in our historical North American operations and the inclusion of sales of operations acquired in the fourth quarter of 1996 (UniKix Technologies and a laboratory products distributor in Mexico) were partially offset by a decrease in sales to the U.S. clinical laboratory market and the impact of the strike by employees of UPS who are members of the International Brotherhood of Teamsters (the "UPS strike"), which occurred in August of 1997.

     As a national distributor, we utilize the service of UPS for a significant portion of its domestic shipments. We are one of UPS's largest customers in terms of annual revenue to the shipper. The UPS strike significantly reduced sales for the third and fourth quarters of 1997 and increased operating costs.


  Gross Profit
     Our gross profit for the year ended December 31, 1997 increased 2.3% to $591.7 million from $578.5 million for the comparable period in 1996, primarily as a result of volume. Gross profit as a percent of sales increased to 27.2% for the year ended December 31, 1997 from 27.0% for the comparable period in 1996. Gross profit in 1997 was negatively affected by $6.7 million of costs related to adjustments to certain inventory reserves due to changes in estimates, direct costs resulting from the UPS strike and the integration of CMS into our company. Gross profit in 1996 includes $1.2 million of costs associated with the revaluation of CMS and FSE acquired inventory.


  Selling, General and Administrative Expense
     Selling, general and administrative expense for the year ended December 31, 1997 increased 7.2% to $518.8 million from $483.9 million for the comparable period in 1996. Selling, general and administrative expense in both periods includes nonrecurring and redundant costs associated with the implementation of the 1995 Restructuring Plan (defined below), the integration of CMS into our company, and, in 1997, software write-offs and other information system-related charges associated with our implementation of new global computer systems, direct costs resulting from the UPS strike, and management retention payments related primarily to the Recapitalization. Nonrecurring integration and restructuring-related costs include costs resulting from the temporary duplication of operations, relocation of inventories and employees, hiring and training new employees, and other one-time and redundant costs, which will be eliminated as the integration and restructuring plans are completed. These costs are recognized as incurred. For the year ended December 31, 1997, approximately $29.8 million of such nonrecurring costs were included in selling, general and administrative expense compared with $18.2 million for the corresponding periods in 1996.

     Excluding nonrecurring costs, selling, general and administrative expense as a percentage of sales was 22.5% for 1997 compared with 21.7% for 1996. This increase is primarily due to lower than expected sales volume without a corresponding decrease in expense. We have taken and continue to take actions to improve efficiencies and reduce this expense as a percent of sales.

     Operations outside the United States continue to have significantly higher selling, general and administrative expense as a percentage of sales as compared with that of our domestic operations. These higher costs are being incurred as part of a plan to develop an integrated worldwide supply capability, the benefit of which has not been fully realized.

  Restructuring and Other Charges
     Following the execution of the Merger Agreement, during the fourth quarter of 1997 in conjunction with the annual business planning process, we evaluated our business strategy for both our domestic and international operations and, as a result, adopted the 1997 Restructuring Plan and recorded restructuring and other charges of $51.8 million. The charges include costs associated with the closure of additional logistics and customer-service centers and related asset write-offs in the United States and internationally, the write-off of goodwill related to certain international operations and the write-off of systems-related assets. Implementation of the 1997 Restructuring Plan is expected to be completed and the related accruals substantially expended by the end of 1999.


  Income from Operations
     Income from operations for the year ended December 31, 1997 decreased to $21.1 million from $94.6 million for the comparable period in 1996 primarily due to the 1997 restructuring and other nonrecurring charges and the increased selling, general and administrative expense discussed above. Income from operations as a percent of sales decreased to 1.0% for the year ended December 31, 1997, compared with 4.4% for the same period in 1996.


  Interest Expense
     Interest expense for the year ended December 31, 1997 decreased to $23.0 million from $27.1 million for the comparable period in 1996. The decrease principally reflects a reduction in interest expense as a result of the June 1996 conversion and redemption of the Fisher's $125 million step-up convertible notes. See "Liquidity and Capital Resources" below.


  Other (Income) Expense, net
     Other (income) expense, net for the year ended December 31, 1997 decreased to $3.2 million of expense from $0.1 million of income for the comparable period in 1996. The increase in expense for the year was primarily due to foreign exchange losses, $5.0 million of fees and expenses related to the Board of Directors' review of strategic alternatives and a loss on the sale of a non-strategic business, offset by $2.8 million of gains on sales of non-core assets.


  Income Tax Provision
     The income tax provision was $25.4 million for the year ended December 31, 1997 compared with $30.8 million for the comparable period in 1996. The effective income tax rate for 1997 increased significantly compared with 45.5% for the corresponding period in 1996. The increased rate is a result of foreign losses for which no tax benefits are currently being provided, write-off of previously recognized foreign tax benefits and nondeductible fees and expenses incurred in connection with the Board's review of strategic alternatives.


  Net Income (Loss)
     Net income (loss) for the year ended December 31, 1997 decreased to $30.5 million of loss from $36.8 million of income for the comparable period in 1996. These changes are due to the factors discussed above.


  Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995
  Sales
     Sales for the year ended December 31, 1996 increased 49% to $2,144.4 million from $1,435.8 million for the comparable period in 1995. The sales increase primarily reflects sales of CMS and FSE, acquired in October 1995, as well as growth in North American distribution.


  Gross Profit
     Our gross profit for the year ended December 31, 1996 increased 50% to $578.5 million from $386.9 million for the comparable period in 1995. The increase in gross profit is attributable primarily to the aforementioned sales growth.

     Gross profit as a percent of sales was 27.0% for the year ended December 31, 1996 and remained consistent with that of the same period in 1995. Lower gross margins associated with recently acquired businesses were offset by improvements in gross margins of our historical North American operations. Both 1996 and 1995 include $1.2 million of costs associated with the revaluation of CMS and FSE acquired inventory.


  Selling, General and Administrative Expense
     Selling, general and administrative expense for the year ended December 31, 1996 increased 45% to $483.9 million from $334.4 million for the comparable period in 1995. The increase reflects the inclusion of selling, general and administrative expenses of recently acquired businesses, growth in base North American distribution operations, nonrecurring costs to integrate CMS into our company and nonrecurring costs associated with the implementation of the 1995 Restructuring Plan that began in the third quarter of 1995. See "--Restructuring Charge."

     Operations outside of the United States continue to have significantly higher selling, general and administrative expense as a percentage of sales as compared with that of our domestic operations. These higher costs are being incurred as part of a plan to develop an integrated worldwide supply capability, the benefit of which has not been fully realized.


  Restructuring Charge
     In the third quarter of 1995, we recorded a pretax restructuring charge of $34.3 million. The 1995 restructuring plan (the "1995 Restructuring Plan"), which anticipated the integration of the former Fisons businesses, including CMS, with our company, included the elimination and in some cases relocation of certain administrative functions, reorganization of the research sales force, and the consolidation and relocation of certain logistics and customer service systems and locations throughout the world.

     Certain costs resulting from the temporary duplication of operations, relocation of inventories, relocation of employees, hiring and training new employees, other start-up costs and redundant costs, which will be eliminated as the 1995 Restructuring Plan is implemented, were not included in the restructuring charge and are recognized as incurred. Approximately $18.2 million and $14.5 million of such charges have been recorded in 1996 and 1995, respectively, and are included in selling, general and administrative expense.


  Income from Operations
     Income from operations for the year ended December 31, 1996 increased to $94.6 million, compared with $18.2 million for the corresponding period in 1995. The increase reflects the effect of the restructuring charge of $34.3 million recorded in 1995 as well as the factors discussed above. Our operations outside of North America were not profitable, primarily as a result of costs associated with the continued development of our worldwide supply capability and up-front infrastructure costs as discussed above in "Selling, General and Administrative Expense."


  Interest Expense
     Interest expense of $27.1 million in 1996 increased by $12.1 million from the 1995 level. The increase principally reflects interest related to borrowings used to finance the acquisition of CMS and FSE in the fourth quarter of 1995, partially offset by the June 1996 conversion and redemption of our $125 million step-up convertible notes.


  Net Income
     Net income for the year ended December 31, 1996 increased to $36.8 million from $3.2 million for the comparable period in 1995 as a result of the factors discussed above.


Liquidity and Capital Resources
     During the nine months ended September 30, 1998, our operations generated $89.0 million of cash compared with $40.2 million for the same period in 1997. This increase in cash provided by operating activities primarily reflects an increase in cash flows from changes in working capital and other assets and liabilities. The increase in cash flows from changes in working capital is due primarily to an increase in cash provided by payables, accruals and other current liabilities partially offset by a decrease in cash provided by receivables. The payables and accruals change is primarily due to the timing of accounts payable payments, reduced payments of accrued compensation amounts and increased accrued interest as a result of the Recapitalization. Other assets and liabilities reduced operating cash flows by $6.4 million in 1998 compared with $21.8 million in 1997 primarily due to an unusually high balance at September 30, 1997, attributable to the increased effect of foreign currency translation in 1997 and increased payments to software service vendors related to the implementation of new global computer systems in 1997.

     Our operating working capital, which is defined as receivables plus inventories less accounts payable and accrued liabilities, decreased to ($19.7) million at September 30, 1998 from $185.7 million at December 31, 1997. The decrease is due principally to decreases in accounts receivable and inventories and increases in accounts payable and accrued liabilities. The decrease in accounts receivable is primarily the result of the sale of receivables under a receivables securitization, as discussed below. Inventory decreased principally due to the ongoing consolidation of logistical facilities. The increases in accounts payable and accrued liabilities are principally attributable to the timing of payments and accrued interest associated with the new debt resulting from the Recapitalization.

     Currently, we are evaluating a number of potential acquisitions in the United States and Europe and implementing the planned consolidation and relocation of our logistical facilities in North America. While there is no guarantee that any of these potential acquisitions will be consummated or that our consolidation and relocation activities will occur, one or more acquisitions and implementation of our relocation activities could have a material impact on our working capital requirements throughout the remainder of 1998. The net proceeds from the Offering were used to temporarily repay all amounts presently outstanding under the Revolving Credit Facility of approximately $30 million, and the remaining balance was used to fund working capital needs which would have been historically funded through the Receivables Securitization Facility. We intend to reborrow amounts under the Revolving Credit Facility and to sell receivables under the Receivables Securitization Facility to finance one or more future acquisitions, if they occur.

     During the nine months ended September 30, 1998, we used $110.8 million of cash for investing activities compared with $45.6 million for the same period in 1997. The increase in cash used for investing activities is primarily due to increases in acquisition spending offset by decreases in capital expenditures. During the nine months ended September 30, 1998, we completed four acquisitions for an aggregate purchase price of $68.7 million. Acquisitions were funded with cash flow from operations and through borrowings of $25 million under our $175 million Revolving Credit Facility. For the nine months ended September 30, 1998 and 1997, we have capital expenditures of $43.7 million and $49.3 million, respectively. This decrease in capital expenditures is primarily due to timing. We anticipate our 1998 annual capital expenditures will exceed total 1997 expenditures as we continue our consolidation and relocation of logistics facilities in North America and our project to upgrade global computer systems. On November 20, 1998, we obtained $8.8 million of long term debt financing relating to our new distribution facility in Hanover Park, Illinois.

     During the nine months ended September 30, 1998, our financing activities provided $25.8 million compared with $10.8 million for the same period in 1997. This change is primarily due to an increase of $737.3 million in net long-term debt proceeds, including proceeds from the Receivables Securitization Facility, attributable to the Recapitalization. In connection with the Recapitalization, we entered into the New Credit Facility, the Receivables Securitization Facility and issued the Existing Notes. The full proceeds of the Existing Notes, together with a portion of the proceeds of the New Credit Facility, were used to finance the conversion into cash of the shares of Fisher common stock then outstanding that were not retained by existing stockholders and employees, to refinance $107.8 million of indebtedness of ours outstanding on the date of the Recapitalization and to pay related fees and expenses of the Recapitalization. In addition, the New Credit Facility will be used to provide for our working capital requirements and future acquisitions, if any. The interest rates and maturity dates of the New Credit Facility, the Receivables Securitization Facility and the Existing Notes are described under "Description of Other Indebtedness" and in Note 6 to our Financial Statements which are incorporated by reference in this prospectus.

     On January 21, 1998, we executed two interest rate swap agreements, exchanging our floating-rate obligation on $120 million notional principal amount for a fixed-rate payment obligation of 5.6425% per annum through January 23, 2001 and $250 million notional principal amount for a fixed-rate payment obligation of 5.7375% per annum through January 23, 2003. The fair value of these interest-rate swap agreements as of September 30, 1998, based upon quoted market prices, was ($10.9) million.

     The New Credit Facility contains covenants by us and the subsidiary borrowers, including, without limitation, restrictions on:

     o indebtedness;

     o  the sale of assets;

     o  mergers, acquisitions and other business combinations;

     o  minority investments;

     o  the payment of cash dividends to shareholders; and

     o  various financial covenants.

     The financial covenants include requirements to maintain certain levels of interest coverage, debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") and minimum EBITDA and limitations on capital expenditures. In addition to the mandatory repayment schedule discussed in Note 6 to Financial Statements incorporated by reference in this prospectus, loans under the Term Facility are required to be prepaid with 50% of excess cash flow, as defined in the New Credit Facility and subject to certain limits as specified in such New Credit Facility, and certain of our equity issuances, and 100% of net-cash proceeds of certain asset sales, certain insurance and condemnation proceeds and certain of our debt issuances. We obtained the consent of the lenders under the New Credit Facility to consummate the Offering.

     The Receivables Securitization Facility relates to the sale, on a revolving basis, of certain of the accounts receivables of Fisher Scientific Company L.L.C., a Delaware limited liability corporation ("FSC"), to a bankruptcy remote subsidiary of FSC that entered into an agreement to transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable, up to a maximum amount based on a defined calculated percentage of the outstanding accounts receivable balance. As of September 30, 1998, we had sold the maximum amount of eligible receivables, or $168.2 million, under the Receivables Securitization Facility.

     The Existing Notes will mature on February 1, 2008 with interest payable semiannually in arrears on February 1 and August 1 of each year. The Existing Notes are our unsecured senior subordinated obligations, subordinated in right of payment to all existing and future senior indebtedness and rank equally in right of payment with all of our other existing and future senior subordinated indebtedness, including the Notes.

     The Existing Notes are redeemable at our option at any time after February 1, 2003 at an initial redemption price of 104.5%, declining ratably to par on or after February 1, 2006. In addition, on or prior to February 1, 2001, we may redeem up to 40% of the original principal amount of the Existing Notes at a redemption price of 109% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings, provided that at least 60% of the aggregate principal amount of the Existing Notes originally issued remains outstanding immediately after the occurrence of such redemption. Upon a Change of Control Triggering Event, as defined in the Existing Notes Indenture, we will be required to make an offer to purchase all outstanding Existing Notes at 101% of the principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

     The Existing Notes Indenture contains covenants that restrict, among other things, our ability to:

     o incur additional indebtedness;

     o  pay dividends or make certain other restricted payments;

     o  merge or consolidate with any other person; and

     o  make minority investments.

The Existing Notes Indenture also contains other various covenants which are customary for transactions of this type.

     We expect that cash flows from operations, together with cash and cash equivalents on hand and funds available under existing credit facilities, will be sufficient to meet ongoing operating and capital expenditure requirements.

European Economic and Monetary Union
     We conduct business in many of the countries which are participating in the European Economic and Monetary Union. These participating countries adopted the Euro as their national currency on January 1, 1999. It is currently anticipated that on and after January 1, 2002, the national currencies of the participating countries will cease to exist and the sole legal tender in such countries will be the Euro. Business enterprises have the option of switching to the single currency at any time prior to January 1, 2002. In connection with the upgrade of our management information systems, we are incorporating the necessary changes which allow us to conduct business in Euros and the national currencies during the transition period and entirely in Euros thereafter. We are not able to accurately estimate or segregate the costs relating to the conversion to the Euro, but management does not believe that such costs are material. We do not anticipate that the conversion to the Euro will have a material impact on our future results of operation.


Dependence on Information Systems; Systems Conversion; Year 2000 Issue
     Our business is dependent in large part on our information systems. These systems play an integral role in:

     o tracking product offerings, including pricing and availability;

     o  processing and shipping more than 20,000 items per day;

     o warehouse operations;

     o  purchasing from more than 3,000 vendors;

     o  inventory management;

     o  financial reporting; and

     o  other operational functions.

     Year 2000 issues exist when dates in computer systems are recorded using two digits (rather than four) and are then used for arithmetic operations, comparisons or sorting. A two-digit date recording may recognize a date using "00" as 1900 rather than 2000, which could cause our computer systems to perform inaccurate computations. Our Year 2000 issues relate not only to our computer systems but also to the systems of our customers and suppliers.

     Based upon assessments of each of our business units and the information systems supporting those operations, we have begun implementing a program having the following major elements and a target completion date no later than December 31, 1999.

     o First, the applications and other software supporting each business unit has been inventoried and analyzed and then planned for either:
        (1) confirmation as Year 2000 compliant, (2) upgrade to a Year 2000 compliant version, (3) remediation to become Year 2000 compliant or
        (4) replacement by other software which provides Year 2000 compliance and other benefits. For example, certain of the financial applications supporting the U.S. distribution business have been (or by December 31, 1999 will be) replaced by Oracle software; most of the remaining software supporting the U.S. distribution businesses has been remediated.

     The primary methods of assuring Year 2000 compliance for core business systems are:

     o  remediation for the U.S., Canadian and U.K. distribution systems;

     o replacement by new Year 2000 and Euro compliant software for the other European businesses;

     o  upgrade to Year 2000 versions for certain manufacturing businesses; and

     o replacement by new Year 2000 software for the remaining manufacturing businesses and overseas distribution businesses.

     o Second, we have initiated programs to assure Year 2000 compliance for the equipment and software licenses that we currently market to our customers and to obtain and transmit to customers information about the equipment and software licenses which customers may have purchased in the past. Some of our various units are also assisting customers in developing plans to replace or upgrade any non-compliant equipment or software, especially in laboratories, whether or not the products were acquired from us.


     o Third, we have (1) initiated programs to identify those suppliers whose own systems could lead to delays or interruptions in supply, either because of Year 2000 non-compliance or because of systems upgrades or replacements to avoid Year 2000 issues and (2) begun developing contingency plans during the fourth quarter of 1998 and first quarter of 1999, including adjustments in inventory levels and order lead times for products provided by vendors who have not provided adequate assurances, to ameliorate any resultant delays or interruptions and to prevent or reduce any adverse effect on fill rates to our customers.


     o Fourth, with particular regard to Electronic Data Interchange ("EDI"), we have developed plans to work with trading partners, including both suppliers and customers, to either work around the requirement for six digit date fields in the prior EDI standards or to migrate, with the trading partner, to ANSI version 4010, which employs eight digit date fields. By mid-1999, we will be in a position to accept either six or eight digit date fields in its EDI dealings with customers, suppliers and other EDI trading partners.


     o Fifth, we are implementing a project involving testing with available test software personal computers and associated software at our various locations, followed by upgrade or replacement where appropriate. In addition, we are implementing projects which include inventory, identification, assessment (through vendor contacts, testing or both), planning, implementation (replacement, repair or upgrade), and testing of manufacturing equipment, environmental control equipment, elevators, security systems, telecommunications software and equipment and similar purchased equipment, software and systems. While this portion of the overall program is targeted for completion by June 30, 1999, it is currently anticipated that a limited amount of this activity would remain incomplete until later in 1999.


     With regard to financial cost, implementation of the program has resulted, and will continue to result in, significant time expenditure by our personnel and outside software and equipment providers and some expenditures for equipment and software upgrades and replacements. Because many of these efforts have been designed to achieve other functional or systems improvements, in addition to Year 2000 compliance, and are being carried out by operational personnel within each business unit, it is difficult to allocate particular funding levels solely to the Year 2000 compliance activities. In general, however, we have spent $2.2 million in operating expenses and $23.0 million in capital expenditures on Year 2000 activities to date. We estimate we would incur an additional $4.5 million in operating expenses and $14.5 million in capital expenditures to complete our Year 2000 programs.


     Although we believe that our present remediation and replacement programs will adequately address the Year 2000 issues with respect to our internal systems, there can be no assurance that our belief is correct or that our present assessment is in fact accurate. There can be no assurance that the remediation and replacement programs will be completed prior to the Year 2000 or that if completed prior to the Year 2000 that disruption will not occur. In addition, there can be no assurance that our vendors, suppliers and the myriad of other financial, transportation, utility and other service providers will successfully resolve their own Year 2000 issues in a manner which avoids significant impact to us. We have received written assurances from many of our suppliers and other providers acknowledging the Year 2000 issues and stating their present intention to be compliant. We have not received assurances from all of our suppliers and other providers and there is no guarantee that one or more key suppliers and other providers will not fail to become compliant in time to avoid a disruption to our business which, in spite of our contingency plans, would have a significant adverse impact on us. Because of the complexity of our systems, the number of transactions processed and the number of third parties with whom we interact, certain failures by us or our suppliers, vendors and other service providers to completely overcome the Year 2000 issue could result in substantial and material impact on our business, operations and financial results.


     Our forecasted costs and timing for completion of our Year 2000 programs are based on best estimates, which in turn are based on numerous assumptions of future events, including the continued availability and cost of necessary personnel and other resources, third party modification plans, and other factors. However, we cannot be certain that these estimates will be achieved and actual results could differ materially from these estimates.


Environmental Matters
     Some of our operations involve and have involved the handling, manufacture or use of substances that are classified as toxic or hazardous substances within the meaning of applicable environmental laws. Consequently, some risk of environmental and other damage is inherent in our particular operations and products, as it is with other companies engaged in similar businesses. There can be no assurance that material damage will not occur or be discovered to have occurred or be determined to be material in the future. We are currently involved in various stages of investigation and remediation relative to environmental protection matters.

     Our Fair Lawn and Somerville, New Jersey facilities are the subject of administrative consent orders, issued pursuant to New Jersey's Environmental Clean-Up and Responsibility Act ("ECRA")--now called the Industrial Site Recovery Act ("ISRA")--in connection with prior transfers of a controlling interest in our company, which require the undertaking of certain remediation and other activities at these sites. The Fair Lawn facility is also part of a site listed on the "Superfund" National Priority List under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). We have also been notified that we are among the potentially responsible parties under CERCLA or similar state laws for the costs of investigating and/or remediating contamination caused by hazardous materials at certain other sites. Our non-Superfund liabilities for environmental matters are principally related to compliance with ECRA/ISRA administrative consent orders and other environmental regulatory requirements such as the Clean Air Act, the Clean Water Act and other generally applicable requirements.

     The potential costs related to environmental matters and the possible impact on future operations are difficult to predict given the uncertainties regarding the

     o extent of the required cleanup;

     o  complexity and interpretation of applicable laws and regulations;

     o  varying costs of alternative cleanup methods; and

     o  extent of our responsibility.

     However, such costs could be material. Accruals for environmental liabilities are recorded, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon reports prepared by environmental specialists, management's knowledge to date and its experience with the foregoing environmental matters. These estimates include potential costs for investigation, remediation, operation and maintenance of cleanup sites and related capital expenditures. Accrued liabilities for environmental matters were $35.1 million and $37.6 million at December 31, 1997 and 1996, respectively. Although these amounts do not include third-party recoveries, certain sites may be subject to indemnification. We have accounted for environmental liabilities in accordance with Accounting Standards Statement of Position 96-1, "Environmental Remediation Liabilities," which addresses accounting and reporting for environmental remediation liabilities. Management believes this accrual is adequate for the environmental liabilities expected to be incurred and, as a result, believes that the ultimate liability incurred with respect to environmental matters will not have a material adverse effect on our financial statements or results of operations. However, future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies, or changes in the conduct of our operations, may give rise to additional compliance costs which could have a material adverse effect on our financial statements.


Financial Instruments
     Our financial instruments consist primarily of cash in banks, investments in marketable securities, accounts receivable and debt. In addition, we have forward currency contracts that hedge certain firm commitments and interest-rate swap agreements to hedge certain interest payments on debt. See Notes 3 and 6 to the December 31, 1997 Financial Statements and Note 6 to the September 30, 1998 financial statements, both incorporated by reference in this prospectus for additional information.

Dividends
     We paid a quarterly cash dividend of $.02 per share for the first three quarterly periods of fiscal 1997 and each of the quarterly periods of 1996. On January 21, 1998, in connection with the Recapitalization, we and certain of our subsidiaries entered into a New Credit Facility, which restricts our ability to pay future dividends. Accordingly, Fisher does not anticipate paying cash dividends on its common stock at any time in the future.

                              THE EXCHANGE OFFER


Terms of the Exchange Offer; Period for Tendering Old Notes

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, which together constitute the Exchange Offer, we will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used in this prospectus, the term "Expiration Date" means 5:00 p.m., New York City time, on March 17, 1999. However, if we, in our sole discretion, have extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which we extend the Exchange Offer.

     As of the date of this prospectus, $200 million aggregate principal amount of the Old Notes is outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about February 16, 1999, to all holders of Old Notes known to us. Our obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.


     We expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders of Old Notes as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

     We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." We will give oral or written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination to the holders of the Old Notes as promptly as practicable on the next business day after the previously scheduled Expiration Date. Such notice in the case of any extension is to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time on such date.


Procedures for Tendering Old Notes
     The tender to us of Old Notes by a holder of Old Notes as set forth below and acceptance of such tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to State Street Bank and Trust Company (the "Exchange Agent") at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, the Exchange Agent must receive:

     o  certificates for such Old Notes along with the Letter of Transmittal;
        or

     o prior to the Expiration Date, a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedure for book-entry transfer described below; or

     o the holder must comply with the guaranteed delivery procedures described below.

     The method of delivery of Old Notes, Letters of Transmittal and all other required documents is at your election and risk. If such delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You shoud not send Letters of Transmittal or Old Notes to us.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either (1) make appropriate arrangements to register ownership of the Old Notes in such owner's name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

     o by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or


     o    for the account of an Eligible Institution (as defined below).


     In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a financial institution--including most banks, savings and loan associations and brokerage houses--that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on such Old Notes guaranteed by an Eligible Institution.


     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Note which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer. The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date, including the Letter of Transmittal and the instructions to such Letter of Transmittal, by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.


     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, such Old Notes must be signed exactly as the name or names of the registered holder or holders appear on the Old Notes.


     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.


     By tendering, each holder will represent to us that, among other things,
(1) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, (2) whether or not such person is the holder, and (3) that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to us that such holder is not engaged in and does not intend to engage in a distribution of the New Notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person
(1) could not rely on the applicable interpretations of the staff of the Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

Acceptance of Old Notes for Exchange; Delivery of New Notes
     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all Old Notes properly tendered, and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, we shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice to the Exchange Agent, with written confirmation of any oral notice to be given promptly after giving such notice.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from November 20, 1998. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from November 20, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (1) certificates for such Old Notes, or a timely Book-Entry Confirmation of such Old Notes, into the Exchange Agent's account at the Book-Entry Transfer Facility, (2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents.

     If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder of such Old Notes, or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility, as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfer
     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile of such Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to, and received by, the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or there has been compliance with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures
     If a registered holder of the Old Notes desires to tender such Old Notes and (1) the Old Notes are not immediately available, or time will not permit such holder's Old Notes, or (2) other required documents to reach the Exchange Agent before the Expiration Date, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:


     o the tender is made through an Eligible Institution;


     o prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal, or a facsimile of such Letter of Transmittal, and Notice of Guaranteed Delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, (a) setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, (b) stating that the tender is being made thereby, and (c) guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the Expiration Date, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and


     o the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the Expiration Date.


Withdrawal Rights
     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.


     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address or, in the case of Eligible Institutions, at the facsimile number, set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:


     o specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor");


     o identify the Notes to be withdrawn, including the certificate number or numbers and principal amount of such Old Notes;


     o contain a statement that such holder is withdrawing his election to have such Old Notes exchanged;


     o be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender; and


     o specify the name in which such Old Notes are registered, if different from that of the Depositor.


     If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. No New Notes will be issued with respect to the Exchange Offer unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of such Old Notes without cost to such holder, or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with the Book-Entry Transfer Facility for the Old Notes, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Certain Conditions to the Exchange Offer
     Notwithstanding any other provision of the Exchange Offer, we shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

    o there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (1) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of such transaction, or (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1) or
      (2) above or, in our sole judgment, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    o there shall have occurred:

    (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

    (2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the Exchange Offer;

    (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

    (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of such calamities; or

    o any change, or any development involving a prospective change, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and those of our subsidiaries taken as a whole that, in our sole judgment, is or may be adverse to us, or we shall have become aware of facts that, in our sole judgment, have or may have adverse significance with respect to the value of the Old Notes or the New Notes; which in our sole judgment in any case, and regardless of the circumstances, including any action by us, giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, or may be waived by us in whole or in part at any time and from time to time in its sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

Exchange Agent
     State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

              State Street Bank and Trust Company, Exchange Agent

                  By Mail:                            By Overnight Courier:
    State Street Bank and Trust Company        State Street Bank and Trust Company
                   P.O. Box 778                      Two International Place
         Boston, Massachusetts 02102               Boston, Massachusetts 02110
   Attention: Corporate Trust Department      Attention: Corporate Trust Department
                   Kellie Mullen                          Kellie Mullen

   By Hand: in New York (as Drop Agent)                 By Hand: in Boston
State Street Bank and Trust Company, N.A.      State Street Bank and Trust Company
            61 Broadway, 15th Floor                  Two International Place
             Corporate Trust Window               Fourth Floor, Corporate Trust
           New York, New York 10006                Boston, Massachusetts 02110

                             For Information Call:
                                 (617) 664-5587

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                (617) 664-5314

                     Attention: Corporate Trust Department

                             Confirm by Telephone:
                                (617) 664-5314

     If you deliver the Letter of Transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such Letter of Transmittal.


Fees and Expenses
     We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by us. We estimate these expenses in the aggregate to be approximately $500,000.


Transfer Taxes
     Holders who tender their Old Notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.


Consequences of Exchanging or Failing to Exchange Old Notes
     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend on such Notes as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. As discussed below in "Exchange Offer; Registration Rights," we do not currently anticipate that we will register Old Notes under the Securities Act.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders of such Old Notes, other than any such holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter. There can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (1) could not rely on the applicable interpretations of the staff of the Commission and
(2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification, with which there has been compliance, is available. See "Plan of Distribution."

                                  MANAGEMENT


Executive Officers and Directors
     The following table provides information concerning Fisher's executive officers and directors. All directors will hold office until the next annual meeting of stockholders of Fisher and until their successors have been duly elected and qualified. All officers will serve at the discretion of the Board of Directors.




   Name                     Age     Position
   ---                      ---     --------

   Paul M. Montrone         57      Chairman of the Board, Chief Executive Officer and Director
                                    of Fisher

   Paul M. Meister          46      Vice Chairman of the Board, Executive Vice President, Chief
                                    Financial Officer and Director of Fisher

   David T. Della Penta     51      President and Chief Operating Officer of Fisher

   Denis N. Maiorani        50      President of Fisher Scientific Worldwide Inc.

   Kevin P. Clark           36      Vice President and Controller of Fisher

   Todd M. DuChene          35      Vice President, General Counsel and Secretary of Fisher

   Robert J. Gagalis        44      Vice President and Treasurer of Fisher

   Mitchell J. Blutt        41      Director

   Robert A. Day            55      Director

   Michael D. Dingman       67      Director

   Anthony J. DiNovi        36      Director

   David V. Harkins         57      Director

   Scott M. Sperling        41      Director

   Kent R. Weldon           31      Director

     Paul M. Montrone has been Chairman of the Board of Fisher since March 1998 and a member of the Board of Directors since 1991. Mr. Montrone has been Chief Executive Officer of Fisher since 1991 and was President from 1991 to 1998. Prior to that time, he was President of The General Chemical Group Inc. (a manufacturer of inorganic chemicals) ("General Chemical") from prior to 1992 to 1994 and has been Chairman of the Board of General Chemical since 1994. Mr. Montrone served as Vice Chairman of the Board of Directors of Abex Inc. ("Abex") (aerospace products and services), from 1992 to 1995. Mr. Montrone is a member of the Board of Directors of USA Waste Management, Inc.


     Paul M. Meister has been Vice Chairman of the Board and Executive Vice President of Fisher since March 1998 and Chief Financial Officer since 1991. Mr. Meister was Senior Vice President of Fisher from 1991 to 1998. Prior to that time, he was Senior Vice President of Abex from 1992 to 1995. Mr. Meister is a member of the Board of Directors of M&F Worldwide Corp., General Chemical (Vice Chairman) and Minerals Technologies, Inc.

     David T. Della Penta has been President and Chief Operating Officer of Fisher since April 1998. From prior to 1992 until April 1998, Mr. Della Penta served as President of the Nalge Nunc International subsidiary of Sybron International Corporation (medical laboratory device manufacturer).

     Denis N. Maiorani has been President of Fisher Scientific Worldwide Inc., a subsidiary of Fisher, since 1996. Mr. Maiorani was President of Fisher Scientific Europe Limited from January 1996 to July 1996, and a consultant to Fisher from 1995 to 1996. From prior to 1992 to January 1995, Mr. Maiorani was President of Robertson-Ceco Corporation (building components manufacturing).

     Kevin P. Clark has been Vice President and Controller of Fisher since April 1998. Prior to that time, Mr. Clark served as Vice President and Treasurer of Fisher from September 1997 to June 1998, and served as Assistant Treasurer of Fisher from 1995 to 1997. Mr. Clark served as Treasurer of Federal-Mogul Corporation (automotive components) from 1994 to 1995, and held various financial executive positions at Chrysler Corporation from prior to 1992 to 1993, the most current being Manager of Corporate Finance of Chrysler Financial Corp. (financial services).

     Todd M. DuChene has been Vice President, General Counsel and Secretary of Fisher since November 1996. Mr. DuChene served as Senior Vice President, Secretary and General Counsel of OfficeMax, Inc. (retailer) from March 1995 to November 1996 and Vice President, General Counsel and Assistant Secretary from January 1994 to March 1995. He was an Associate with Baker & Hostetler (law firm) from prior to 1992 to January 1994.

     Robert J. Gagalis has been Vice President and Treasurer of Fisher since May 1998. From 1997 to May 1998, he was Vice President, Chief Financial Officer and Treasurer of Wheelabrator Technologies Inc. ("WTI") (environmental services), and Vice President, Corporate Development of WTI from 1993 to 1996.

     Mitchell J. Blutt, M.D. has been a director of Fisher since January 1998. Dr. Blutt has been an Executive Partner of Chase Capital Partners since prior to 1994, has been an Adjunct Assistant Professor of Medicine at the New York Hospital/Cornell Medical Center since prior to 1994 and is a Board Certified Internist. Dr. Blutt also serves as a director of Hanger Orthopedic Group and Landec Corp.

     Robert A. Day has been a director of Fisher since 1991. Mr. Day has been Chairman of the Board and Chief Executive Officer of Trust Company of the West (investments) since prior to 1993 and Chairman and President of W. M. Keck Foundation since 1996. Mr. Day is also a director of Freeport-McMoran Inc.

     Michael D. Dingman has been a director of Fisher since 1991. Mr. Dingman was Chairman of the Board of Fisher from prior to 1994 until January 1998. He has been President of Shipston Group Ltd. (international investments) since 1994. Mr. Dingman was Chairman of the Board and Chief Executive Officer of Abex from prior to 1993 until June 1995. From prior to 1993 until August 1994, he was Chairman of the Board and Chief Executive Officer of General Chemical. Mr. Dingman is also a director of Ford Motor Company and Teekay Shipping Ltd.

     Anthony J. DiNovi has been a director of Fisher since January 1998. Mr. DiNovi has been employed by THL Co., a private equity investment firm, since 1988 and currently serves as a Managing Director. Mr. DiNovi is also Vice President and Trustee of THL Equity Trust III, the general partner of the THL Equity Advisors III Limited Partnership, which is the general partner of the Thomas H. Lee Equity Fund III, L.P. and Vice President of Thomas H. Lee Advisors I and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition Fund II (Retirement Accounts), L.P., respectively. Mr. DiNovi also serves as a director of Eye Care Centers of America, Inc., Safelite Glass Corp., The Learning Company, Inc. and several private corporations.

     David V. Harkins has been a director of Fisher since January 1998. Mr. Harkins has been employed by THL Co. since 1986 and currently serves as a Senior Managing Director. Mr. Harkins is also the President and Trustee of THL Equity Trust III, the General Partner of THL Equity Advisers III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. and Chairman of National Dentex Corporation since 1983. Mr. Harkins is a director of Stanley Furniture Company, Inc., Syratech Corporation, Freedom Securities Corp., Cott Corporation and several private corporations.

     Scott M. Sperling has been a director of Fisher since January 1998. Since July 1994, Mr. Sperling has served as a Managing Director of THL Co. Mr. Sperling is also Vice President and Trustee of THL Equity

Trust III, the general partner of Equity Advisors III Limited Partnership, which is the general partner of Thomas H. Lee Equity Fund III L.P. Mr. Sperling also serves as a director of The Learning Company, Livent, Inc., General Chemical, Safelite Glass Corp. and several private corporations.

     Kent R. Weldon has been a director of Fisher since January 1998. Mr. Weldon worked at THL Co. from 1991 to 1993 and rejoined in 1995 and currently serves as a Vice President of THL Co. From 1989 to 1991, Mr. Weldon worked in the Mergers & Acquisitions Department of Morgan Stanley & Co., Incorporated. From 1993 to 1995, Mr. Weldon attended the Harvard Graduate School of Business Administration. Mr. Weldon is a Vice President of THL Equity Trust III, the General Partner of THL Equity Advisers III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. Mr. Weldon also serves as a director of Syratech Corporation and other private corporations.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth as of February 12, 1999 certain information concerning each person believed to be a beneficial owner of more than 5% of common stock and beneficial ownership of common stock by each nominee, director, named executive officer and all directors and executive officers as a group.




                                                                         Shares of               Percent of
                  Name of Beneficial Owner                              Common Stock             Class (1)
-----------------------------------------------------------   -------------------------------   -----------
   Thomas H. Lee Equity Fund III, L.P. ....................             21,749,345(2)(3)(4)         57.7%
   DLJ Merchant Banking Partners II, L.P., et al. .........              6,551,005(3)(5)(6)         17.9%
   Chase Equity Associates, L.P. ..........................              4,367,335(7)               10.8%
   Paul M. Montrone .......................................              2,551,760(3)(8)             6.6%
   Paul M. Meister ........................................              1,453,807(3)(9)             3.9%
   David V. Harkins .......................................                108,210(3)(10)              *
   Denis N. Maiorani ......................................                 76,085(2)(3)(11)           *
   Scott M. Sperling ......................................                 54,105(3)(12)              *
   Anthony J. DiNovi ......................................                 54,105(3)(13)              *
   David T. Della Penta ...................................                 50,000(14)                 *
   Todd M. DuChene ........................................                 48,320(3)(15)              *
   Kent R. Weldon .........................................                  8,115(3)(16)              *
   Mitchell J. Blutt ......................................                      0(7)                  *
   Michael D. Dingman .....................................                      0                     *
   Robert A. Day ..........................................                      0                     *
   All directors and executive officers as a
    group (14 individuals) ................................              4,490,823(3)(17)           11.1%

----------------
* less than 1%.

 (1) Calculated after giving effect to the exercise of warrants to purchase common stock described below.

 (2) The address of Thomas H. Lee Equity Fund III, L.P. is c/o Thomas H Lee Company, 75 State Street, Boston, Massachusetts. The information is based on a Schedule 13D dated January 21, 1998 filed with the Commission by the THL Entities, Thomas H. Lee Equity Advisors III Limited Partnership ("Advisors III"), THL Equity Trust III ("Trust III") and THL Investment Management Corp. ("THL Investment"). Each of the THL Entities, Advisors III, Trust III and THL Investment expressly disclaims beneficial ownership of shares of common stock held by others.

 (3) By virtue of the Investors' Agreement, the THL Entities, the ML Entities, and DLJ Entities and the Management Investors may constitute a "group" under the Securities Exchange Act of 1934, as amended. Each of the parties to the Investors' Agreement expressly disclaims beneficial ownership of shares of common stock held by others.

 (4) Includes 12,047,625 outstanding shares and 991,340 shares issuable upon the exercise of warrants to purchase shares owned by Equity Fund III; 6,052,935 outstanding shares and 498,070 shares issuable upon the exercise of warrants to purchase shares owned by THL FSI; 745,470 outstanding shares and 61,340 shares issuable upon the exercise of warrants owned by Foreign Fund III; 741,960 outstanding shares and 61,045 shares issuable upon the exercise of warrants to purchase shares owned by THL-CCI; 99,980 outstanding shares and 8,230 shares issuable upon exercise of warrants to purchase shares owned by Mr. Harkins or a trust as to which Mr. Harkins' wife is a trustee (see footnote 10); 49,990 outstanding shares and 4,115 shares issuable upon exercise of warrants to purchase shares owned by Mr. Sperling or a limited partnership of which Mr. Sperling is a general partner (see footnote 12); 49,990 outstanding shares and 4,115 shares issuable upon exercise of warrants to purchase shares owned by Mr. DiNovi; 7,500 outstanding and 615 shares issuable upon exercise of warrants to purchase shares owned by Mr. Weldon; and 300,310 outstanding shares and 24,715 shares issuable upon exercise of warrants to purchase shares attributable to the Additional THL Persons.

 (5) The address of DLJ Merchant Banking Partners II, L.P. is 277 Park Avenue, New York, New York 10172. The information is based on a Schedule 13D dated January 21, 1998 filed with the SEC by the

     DLJ Entities and DLJ Merchant Banking II, LLC, DLJ Merchant Banking II, Inc., DLJ Diversified Associates, L.P., DLJ Diversified Partners, Inc., DLJ LBO Plans Management Corporation, DLJ Capital Investors, Inc., UK Investment Plan 1997, Inc., Donaldson, Lufkin & Jenrette, Inc., The Equitable Companies Incorporated, AXA-UAP, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, Alpha Assurances Vie Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees pursuant to a Voting Trust dated as of May 12, 1992, as amended (collectively, the "Additional DLJ Persons"). Each of the DLJ Entities and the Additional DLJ Persons expressly disclaims beneficial ownership of shares held by others.

 (6) Includes 3,812,895 outstanding shares and 313,745 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Partners II; 676,965 outstanding shares and 55,700 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Funding II; 719,015 outstanding shares and 59,165 shares issuable upon the exercise of warrants to purchase shares owned by DLJ ESC II; and 844,060 outstanding shares and 69,460 shares issuable upon the exercise of warrants to purchase shares owned by the remaining DLJ Entities.

 (7) The address of Chase Equity Associates, L.P. is 270 Park Avenue, New York, New York 10172. CEA is the owner of 4,035,290 outstanding shares of non-voting common stock of Fisher and warrants to purchase 332,045 shares of non-voting common stock of Fisher, which stock is convertible on a one-on-one basis into shares of Common Stock, as provided by the Company's Amended and Restated Certificate of Incorporation, as amended. Mitchell J. Blutt, M.D. serves as a director of the Company and is a general partner of Chase Capital Partners, the sole general partner of CEA. Dr. Blutt expressly disclaims beneficial ownership of shares held by CEA.

 (8) Includes 707,875 shares issuable upon exercise of options, 275,000 outstanding shares owned directly by Mr. Montrone, 362,500 shares which are held in the Fisher Scientific International Inc. Executive Retirement and Savings Program Trust (the "Savings Trust") and 1,206,385 shares which are held in a rabbi trust established under agreement dated January 21, 1998 (the "Rabbi Trust").

 (9) Includes 270,767 shares issuable upon exercise of options, 175,000 outstanding shares owned directly by Mr. Meister, 271,500 shares which are held in the Savings Trust and 736,540 shares which are held in the Rabbi Trust.

(10) Includes 89,980 outstanding shares and warrants to purchase 7,405 shares owned by Mr. Harkins directly, and 10,000 shares and warrants to purchase 825 shares owned by the 1995 Harkins Gift Trust as to which shares and warrants Mr. Harkins expressly disclaims any beneficial interest.

(11) Includes 15,294 shares issuable upon exercise of options and 60,790 outstanding shares held in the Rabbi Trust for Mr. Maiorani.

(12) Includes 29,995 outstanding shares and warrants to purchase 2,470 shares owned by Mr. Sperling directly, and 19,995 shares and warrants to purchase 1,645 shares owned by the Sperling Family Limited Partnership as to which shares and warrants Mr. Sperling expressly disclaims beneficial interest.

(13) Includes 49,990 outstanding shares and warrants to purchase 4,115 shares owned by Mr. DiNovi directly.

(14) Shares owned directly by Mr. Della Penta and subject to the Investors' Agreement.

(15) Includes 12,320 shares issuable upon exercise of options, and 36,000 shares held in the Rabbi Trust for Mr. DuChene.

(16) Includes 7,500 outstanding shares and warrants to purchase 615 shares owned by Mr. Weldon directly.

(17) Includes 1,071,256 shares issuable upon exercise of options, 677,465 outstanding shares held directly, 663,995 shares held indirectly, warrants to purchase 17,075 and 2,039,715 shares deferred into the Rabbi Trust.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The New Credit Facility. The New Credit Facility consists of (1) the Term Facility consisting of (a) a $125 million tranche A term loan ("Tranche A"),
(b) a $100 million tranche B term loan ("Tranche B") and (c) a $69.2 million tranche C term loan ("Tranche C"); and (2) the $175.0 million Revolving Credit Facility. Fisher has borrowed a portion of Tranche A in U.S. dollars. A subsidiary of Fisher that is incorporated and domiciled in the United Kingdom has borrowed another portion of Tranche A in pounds sterling. The remaining portion of Tranche A has been borrowed in Canadian dollars by a subsidiary of Fisher that is incorporated and domiciled in Canada. The Chase Manhattan Bank is the administrative agent for the syndicate of lenders providing the New Credit Facility, Merrill Lynch Capital Corporation is the syndication agent for the New Credit Facility and DLJ Capital Funding, Inc. is the documentation agent. The Revolving Credit Facility includes a sub-limit for the issuance of letters of credit. The New Credit Facility permits foreign subsidiaries of Fisher to borrow negotiated loans denominated in their local currencies from individual lenders thereunder, which bear interest at negotiated rates. Such negotiated loans will reduce the availability of the Revolving Credit Facility.


     Borrowings made under the Revolving Credit Facility bear interest at a rate equal to, at Fisher's option, LIBOR plus 225 basis points, or the Prime Rate plus 125 basis points. The "Prime Rate" is a fluctuating interest rate equal to the higher of (1) the rate of interest announced publicly by a reference bank as its prime rate and (2) a rate equal to 1/2 of 1% per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.

     Dollar borrowings under Tranche A of the Term Facility bear interest at a rate equal to, at Fisher's option, LIBOR plus 225 basis points or the Prime Rate plus 125 basis points. Pound sterling borrowings under Tranche A bear interest at LIBOR for sterling deposits plus 225 basis points. Canadian dollar borrowings under Tranche A bear interest at the borrower's option at the Canadian prime rate plus 125 basis points or at a B/A rate determined in accordance with the provisions of the New Credit Facility. Tranche B of the Term Facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 250 basis points or the Prime Rate plus 150 basis points. Tranche C of the Term Facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 275 basis points or the Prime Rate plus 175 basis points.

     The LIBOR and Prime Rate margins are subject to reductions, based on various tests of our financial performance. Prime Rate interest is payable quarterly in arrears. LIBOR interest is payable in arrears at the earlier of
(1) the end of the applicable interest period and (2) quarterly LIBOR borrowings are available in 1-, 2-, 3- or 6-month interest periods.

     The Revolving Credit Facility expires on January 21, 2004. The Tranche A, B and C facilities will amortize semi-annually and mature 6, 7 and 7.75 years, respectively, after January 21, 1998, the closing date of the New Credit Facility.

     The obligations of Fisher and the subsidiary borrowers under the New Credit Facility are secured by substantially all of our assets and those of our material domestic subsidiaries, a pledge of the stock of all domestic subsidiaries, and a pledge of 65% of the stock of material foreign subsidiaries which are direct subsidiaries of Fisher or one of its material domestic subsidiaries. Obligations of each foreign subsidiary borrower are secured by a pledge of 100% of the shares and assets of such borrower. Fisher and each of its material domestic subsidiaries further guarantee the obligations of Fisher and the subsidiary borrowers.

     The New Credit Facility agreement contains our customary covenants, including, without limitation, restrictions on:

     o indebtedness;

     o  the sale of assets;

     o  mergers, acquisitions and other business combinations;

     o  voluntary prepayment of certain debt of ours;

     o  transactions with affiliates;

     o  capital expenditures; and

     o  loans and investments.


     It also contains prohibitions on the payment of cash dividends to, or the repurchase of redemption of stock from, shareholders, and various financial covenants.


     Pursuant to the terms of the New Credit Facility, and subject to applicable grace periods, in certain circumstances, Fisher will be in default upon the non-payment of principal or interest when due under such agreement or, upon the non-fulfillment of the covenants described above, certain changes in control of the ownership of Fisher or various other defaults described in the New Credit Facility. If such a default occurs, the lenders under the New Credit Facility will be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the New Credit Facility and may require all such amounts to be immediately paid in full. Loans under the Term Facility are required to be prepaid with 50% of excess cash flow, as defined in the New Credit Facility and subject to certain limits as specified in the New Credit Facility, and certain equity issuances of Fisher, and 100% of net-cash proceeds of certain asset sales, certain insurance and condemnation proceeds and certain debt issuances of Fisher. We obtained the consent of the lenders under the New Credit Facility to consummate the Offering.

     7-1/8% Notes due 2005. Interest on the 7-1/8% Notes is payable semiannually on June 15 and December 15. The 7-1/8% Notes mature on December 15, 2005. The 7-1/8% Notes are not entitled to any sinking fund and are redeemable, in whole or in part, at the option of the Fisher at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values as of the date of redemption of all remaining scheduled payments of principal and interest on such notes due on or after the date of redemption, discounted on a semiannual basis at the relevant Treasury rate plus 25 basis points. The 7-1/8% Notes constitute Senior Indebtedness under the Indenture. Upon consummation of the Recapitalization, the 7-1/8% Notes were equally and ratably secured with certain other Senior Indebtedness with respect to certain collateral.

     Existing 9% Senior Subordinated Notes due 2008. As of the date of this prospectus, we have outstanding $400,000,000 principal amount of Existing Notes. The Existing Notes mature on February 1, 2008. Cash interest on the Existing Notes is payable semiannually in arrears on February 1 and August 1 of each year. The Existing Notes are our unsecured senior subordinated obligations, subordinated in right of payment to all existing and future senior indebtedness and rank equally in right of payment with all of our other existing and future senior subordinated indebtedness, including the Notes.


     The Existing Notes are redeemable at our option at any time after February 1, 2003 at an initial redemption price of 104.5%, declining ratably to par on or after February 1, 2006. In addition, on or prior to February 1, 2001, we may redeem up to 40% of the original principal amount of the Existing Notes at a redemption price of 109% of the principal amount of the Existing Notes, plus accrued and unpaid interest, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings; provided, that at least 60% of the aggregate principal amount of the Existing Notes originally issued remains outstanding immediately after the occurrence of such redemption. Upon a Change of Control Triggering Event, as defined in the Existing Notes Indenture, we will be required to make an offer to purchase all outstanding Existing Notes at 101% of the principal amount of the Existing Notes, together with accrued and unpaid interest, if any, to the date of purchase.


     The Existing Notes Indenture contains covenants that are essentially identical to those contained in the Indenture governing the Notes offered by this prospectus and that restrict, among other things, our ability to:


     o incur additional indebtedness;


     o  pay dividends or make certain other restricted payments;


     o  merge or consolidate with any other person; and


     o  make minority investments.


     The Existing Indenture also contains other various covenants that are customary for transactions of this type. The Existing Notes Indenture also provides for customary events of default which are identical to those relating to the Notes.

     This description is intended as a summary and is qualified in its entirety by reference to the Existing Notes Indenture, a copy of which is available from us upon request.

     Receivables Securitization Facility. In connection with the Recapitalization, Fisher entered into a five year Receivables Securitization Facility pursuant to which a subsidiary of Fisher sold approximately $220 million of accounts receivable to a newly formed wholly-owned bankruptcy remote special purpose subsidiary which in turn initially transferred $150 million of the receivables to PARCO, a special purpose corporation formed by The Chase Manhattan Bank solely for the purpose of issuing commercial paper rated A-1/P-1 or higher. The Receivables Securitization Facility was increased to $170 million in March 1998. The Chase Manhattan Bank acts as funding agent and with other commercial banks acceptable to PARCO provides liquidity funding to PARCO for the purchase of the receivables from our receivables subsidiary. The proceeds from the Receivables Securitization Facility were used to finance a portion of the conversion into cash of shares of Fisher common stock and related fees and expenses associated with the Recapitalization. The Receivables Securitization Facility carries an effective interest rate of LIBOR plus 50 basis points. As of September 30, 1998, Fisher had sold $168.2 million of accounts receivable to PARCO.

     Loan Agreement. On November 20, 1998, our subsidiary Fisher Scientific Company, L.L.C. entered into a Loan Agreement with LaSalle National Bank, as lender, pursuant to which we borrowed $8.8 million. We will use the amounts borrowed under the Loan Agreement to finance part of the consolidation of our Midwestern distribution centers into a facility located in Hanover Park, Illinois. The Loan Agreement provides for an interest rate of 2.25% plus (1) until November 20, 2000, the rate for U.S. Treasury Bonds maturing over a two year period and (2) the rate for U.S. Treasury Bonds maturing over a three year period thereafter. However, if we do not comply with the requirements of the State Treasurer's Economic Program, the amounts borrowed will carry an interest rate equal to the corporate base or prime lending rate of LaSalle National Bank.

                           DESCRIPTION OF THE NOTES


     The New Notes will be issued under an indenture (the "Indenture"), dated as of November 20, 1998, by and among our company and State Street Bank and Trust Company, as Trustee (the "Trustee"). References to the Notes include the New Notes unless the context otherwise requires. Upon the issuance of the New Notes, if any, or the effectiveness of a Shelf Registration Statement, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture (a copy of which may be obtained upon request from us or the Initial Purchasers and which is filed as an exhibit to the Registration Statement to which this prospectus forms a part) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." For purposes of this section, references to "we," "us" and "our" include only Fisher Scientific International Inc. and not its subsidiaries.


     The New Notes will be our unsecured obligations, ranking subordinate in right of payment to all our Senior Indebtedness to the extent set forth in the Indenture.


     The Trustee will authenticate and deliver New Notes for original issue only in exchange for a like principal amount of Old Notes.


     The New Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. Initially, the Trustee will act as Paying Agent and Registrar for the New Notes. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. We may change any Paying Agent and Registrar without notice to holders of the New Notes (the "holders"). We will pay principal (and premium, if any) on the New Notes at the Trustee's corporate office in New York, New York. At our option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of holders.


     No service charge will be made for any transfer, exchange or redemption of New Notes, except in certain circumstances for any fax or other governmental charge that may be imposed in connection therewith.


     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Notes.


     Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.


Principal, Maturity and Interest
     The New Notes are limited in aggregate principal amount to $200 million and will mature on February 1, 2008. Interest on the New Notes will accrue at the rate of 9% per annum and will be payable semiannually in cash on each February 1 and August 1, commencing on February 1, 1999, to the Persons who are registered holders at the close of business on the January 15 and July 15 immediately preceding the applicable interest payment date. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 20, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date and record date which occurs on or after the consummation of the Exchange Offer. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


     The Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption
     Optional Redemption. The Notes will be redeemable, at our option, in whole at any time or in part from time to time, on and after February 1, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on February 1 of the year set forth below, plus, in each case, accrued interest to the date of redemption:



                                     Redemption
Year                                   Price
---------------------------------   -----------
   2003 .........................      104.50%
   2004 .........................      103.00%
   2005 .........................      101.50%
   2006 and thereafter ..........      100.00%

     Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to February 1, 2001, we may, at our option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 40% of the aggregate principal amount of Notes originally issued at a redemption price equal to 109% of the principal amount thereof plus accrued interest to the date of redemption; provided that at least 60% of the original principal amount of Notes remains outstanding immediately after any such redemption (excluding any Notes owned by us). In order to effect the foregoing redemption with the proceeds of any Equity Offering, we must mail a notice of redemption no later than 60 days after the related Equity Offering and must consummate such redemption within 90 days of the closing of the Equity Offering. "Equity Offering" means a sale of our Qualified Capital Stock.

     Optional Redemption upon Change of Control. At any time on or prior to February 1, 2003, upon the occurrence of a Change of Control, we may, at its option, redeem all but not less than all of the Notes, at a redemption price equal to the sum of:

     o 100% of the outstanding principal amount thereof; plus

     o  the Applicable Premium; plus

     o accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption.

     Notice of redemption of the Notes pursuant to this paragraph shall be mailed to holders of the Notes not more than 60 days and not less than 30 days following the occurrence of a Change of Control.


Selection and Notice
     In case of a partial redemption, selection of the Notes or portions thereof for redemption shall be made by the Trustee by lot, ratably or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements; provided, however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portion thereof for redemption shall be made by the Trustee only on a ratable basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each holder whose Notes are to be redeemed at the last address for such holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after any redemption date, interest will cease to accrue on the Notes or part thereof called for redemption as long as we have deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.


Ranking of Notes
     The indebtedness evidenced by the Notes will be our unsecured Senior Subordinated Indebtedness, will be subordinated in right of payment, as set forth in the Indenture, to all our existing and future Senior Indebtedness, will rank equal in right of payment with all our existing and future Senior Subordinated Indebtedness, including the Existing Notes, and will be senior in right of payment to all our existing and future Subordinated Obligations. The Notes will also be effectively subordinated to any of our Secured Indebtedness to the extent of the value of the assets securing such Indebtedness, and to all existing and future obligations and liabilities of our Subsidiaries. See "Risk Factors--Subordination of Notes; Asset Encumbrances." However, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust described under "--Legal Defeasance and Covenant Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described above if the deposit to such trust which is used to fund such payment was permitted at the time of such deposit.

     As of September 30 , 1998, on a pro forma basis, after giving effect to the Offering and the application of the net proceeds therefrom, we would have had approximately $440.6 million of Senior Indebtedness outstanding (excluding unused commitments), all of which would have been Secured Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness which we and our Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" below.

     Only our Indebtedness that is Senior Indebtedness will rank senior in right of payment to the Notes in accordance with the provisions of the Indenture. We have agreed in the Indenture that we will not incur, directly or indirectly, any Indebtedness which is expressly subordinate in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Without limiting the foregoing, unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.


     We may not pay principal of, premium (if any) or interest on, or any other amount in respect of, the Notes or make any deposit pursuant to the provisions described under "--Legal Defeasance and Covenant Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if any amount due in respect of any Senior Indebtedness (including, without limitation, any amount due as a result of acceleration of the maturity thereof by reason of default or otherwise) has not been paid in full in cash or Cash Equivalents unless the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, we may pay the Notes without regard to the foregoing if we and the Trustee receive written notice approving such payment from the Representative of the holders of the Designated Senior Indebtedness with respect to which the events set forth in the immediately preceding sentence have occurred and are continuing.


     In addition, during the continuance of any default (other than a payment default described in the first sentence of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:


     o by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;


     o because the default giving rise to such Blockage Notice and all other defaults with respect to such Designated Senior Indebtedness shall have been cured or shall have ceased to exist; or


     o because such Designated Senior Indebtedness has been repaid in full in cash or Cash Equivalents).


     Notwithstanding the provisions described in the immediately preceding paragraph, unless any payment default described in the first sentence of the second immediately preceding paragraph has occurred and is then continuing, we may resume payments on the Notes after the end of such Payment Blockage Period, including any missed payments. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

     Upon any payment or distribution of our assets or securities to creditors upon a total or partial liquidation or dissolution or reorganization or winding up of or similar proceeding relating to us or our property or in a bankruptcy, insolvency, receivership or similar proceeding relating to us or our property, or in an assignment for the benefit of creditors or any marshalling of our assets and liabilities, whether voluntary or involuntary, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution of any character and, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the Notes that due to the subordination provisions should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If we fail to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default" below.

     If payment of the Notes is accelerated because of an Event of Default, we or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. We may not pay the Notes until the earlier of five business days after such holders or the Representative of the holders of Designated Senior Indebtedness receive notice of such acceleration or the date of acceleration of such Designated Senior Debt and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and our creditors who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more than the holders of Senior Subordinated Indebtedness.


Change of Control
     The Indenture will provide that upon the occurrence of a Change of Control Triggering Event, each holder will have the right to require that we purchase for cash all or a portion of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.


     The Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date we obtain actual knowledge of any Change of Control Triggering Event, we covenant to (1) repay in full and terminate all commitments under the Bank Indebtedness or offer to repay in full and terminate all commitments under all Bank Indebtedness and to repay the Bank Indebtedness owed to each holder of Bank Indebtedness which has accepted such offer or (2) obtain the requisite consents under the New Credit Facility to permit the repurchase of the Notes as provided below. We shall first comply with the covenant in the immediately preceding sentence before we shall be required to repurchase Notes pursuant to the provisions described below. Our failure to comply with this covenant shall constitute an Event of Default described in clause (4) and not in clause (2) under "--Events of Default" below.


     Within 30 days following the date upon which we obtain actual knowledge that a Change of Control Triggering Event has occurred, we must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.


     If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding Notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

     The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of our assets as such phrase is defined in the Revised Model Business Corporation Act. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of our assets, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require us to repurchase such Notes.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control Triggering Event. Restrictions in the Indenture described herein on our ability and the ability of our Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their properties, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of our company, whether favored or opposed by our management. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of our company or any of our Subsidiaries by our management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.


Certain Covenants
     The Indenture contains, among others, the following covenants:

     Limitation on Restricted Payments. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly,

   (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock) on or in respect of our shares of our Capital Stock to holders of such Capital Stock,

   (b) purchase, redeem or otherwise acquire or retire for value any of our Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock for Qualified Capital Stock, or

   (c) make any Investment (other than Permitted Investments) in any other Person (each of the foregoing actions set forth in clauses (a), (b) and (c) (other than the exceptions thereto) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto,

       (i) a Default or an Event of Default shall have occurred and be continuing,

      (ii) we are not able to incur at least $1.00 of additional
           Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or

     (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date shall exceed the sum of:

           (w) 50% of our cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned subsequent to January 1, 1998 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

           (x) 100% of the aggregate net cash proceeds received by us from any Person (other than our Subsidiary) from the issuance and sale subsequent to January 21, 1998 and on or prior to the Reference Date of our Qualified Capital Stock (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness but excluding net cash proceeds from the sale of Capital Stock to the extent used to repurchase or acquire shares of our Capital Stock pursuant to clause
                     (2)(ii) of the next succeeding paragraph); plus

           (y)       without duplication of any amounts included in clause
                     (iii) (x) above, 100% of the aggregate net cash proceeds of any equity contribution received by us from a holder of our Capital Stock; plus

           (z) to the extent that any Investment (other than a Permitted Investment) that was made after January 21, 1998 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash received with respect to such sale, liquidation or repayment of such Investment (less the cost of such sale, liquidation or repayment, if any) and (B) the initial amount of such Investment, but only to the extent not included in the calculation of Consolidated Net Income.

     Any net cash proceeds included in the foregoing clauses (iii)(x) or
(iii)(y) shall not be included in clause (10)(i) or clause (10)(ii) of the definition of "Permitted Investments" to the extent actually utilized to make a Restricted Payment under this paragraph.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

    (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;


    (2) if no Event of Default shall have occurred and be continuing as a consequence thereof, the acquisition of any of our shares of Capital Stock, either


        (i)  solely in exchange for shares of our Qualified Capital Stock, or


        (ii) through the application of net proceeds of a substantially concurrent sale (other than to our Subsidiary) of shares of our Qualified Capital Stock;


   (3) payments for the purpose of and in an amount equal to the amount required to permit us to redeem or repurchase shares of its Capital Stock or options in respect thereof, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause
       (3) shall not exceed $15 million in the aggregate after January 21, 1998 (which amount shall be increased by the amount of any cash proceeds to us from (x) sales of its Capital Stock to management employees subsequent to January 21, 1998 and (y) any "key-man" life insurance policies which are used to make such redemptions or repurchases);

   (4) the payment of fees and compensation as permitted under clause (i) of paragraph (b) of the "Limitation on Transactions with Affiliates" covenant;

   (5) so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $100,000 in the aggregate, to enable us to make payments to holders of our Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

   (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

   (7) Restricted Payments made pursuant to the Merger Agreement;

   (8) us or any Restricted Subsidiary from making payments in respect of any redemption, repurchase, acquisition, cancellation or other retirement for value of shares of our Capital Stock or options, stock appreciation or similar securities, in each case held by then current or former officers, directors or employees or any of our Subsidiaries (or their estates or beneficiaries under their estates) or by an employee benefit plan, upon death, disability, retirement or termination of employment, not to exceed $10 million in the aggregate after January 21, 1998;

   (9) repurchases of payment-in-kind preferred stock; provided that

       (i) such repurchases do not exceed $15,000,000 in the aggregate over the life of the Notes and

      (ii) such preferred stock repurchased shall have been issued on or prior to the Issue Date; and

  (10) us or any of our Restricted Subsidiaries from purchasing all (but not less then all), excluding directors' qualifying shares, of the Capital Stock or other ownership interests in our Subsidiary which Capital Stock or other ownership interests were not theretofore owned by us or our Subsidiary, such that after giving effect to such purchase such Subsidiary becomes our Restricted Subsidiary.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this covenant, (a) amounts expended (to the extent such expenditure is in the form of cash or other property other than Qualified Capital Stock) pursuant to clauses (1), (3), (8) and (9) of this paragraph shall be included in such calculation, provided that such expenditures pursuant to clause (3) shall not be included to the extent of cash proceeds received by us from any "key man" life insurance policies, and (b) amounts expended pursuant to clauses (2), (4),
(5), (6), (7) and (10) shall be excluded from such calculation.

     Limitation on Incurrence of Additional Indebtedness. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, (i) we may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, our Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0 and (ii) any of our Restricted Subsidiaries may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, our Consolidated Fixed Charge Coverage Ratio is greater than 3.0 to 1.0.

     Limitation on Transactions with Affiliates. (a) We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of our Affiliates (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions entered into on terms that are fair and reasonable to, and in our best interests or those of such Restricted Subsidiary, as the case may be, as determined in good faith by our Board of Directors; provided, however, that for a transaction or series of related transactions with an aggregate value of $5 million or more, at our option (i) such determination shall be made in good faith by a majority of the disinterested members of our Board of the Directors or (ii) our Board of Directors or that of any such Restricted Subsidiary party to such Affiliate

Transaction shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to us or such Restricted Subsidiary; provided, further, that for a transaction or series of related transactions with an aggregate value of $15 million or more, our Board of Directors shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to us or to such Restricted Subsidiary.

   (b) The foregoing restrictions shall not apply to:

      (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, our officers, directors, employees or consultants or those of our Subsidiaries as determined in good faith by our Board of Directors;

      (2) transactions exclusively between or among us and any of our Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

      (3)   transactions effected as part of a Qualified Receivables
            Transaction;

      (4) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

      (5)   Restricted Payments permitted by the Indenture;

      (6)   any Permitted Investment;

      (7) transactions permitted by, and complying with, the provisions of the covenant described under "Merger, Consolidation and Sale of Assets";

      (8) any payment, issuance of securities or other payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements and Plans approved by our Board of Directors;

      (9) the grant of stock options or similar rights to our employees and directors and our Subsidiaries pursuant to Plans and employment contracts approved by our Board of Directors;

     (10) loans or advances to our officers, directors or employees or those of our Restricted Subsidiaries not in excess of $5 million at any one time outstanding;

     (11) the granting or performance of registration rights under a written registration rights agreement approved by our Board of Directors;

     (12) transactions with Persons solely in their capacity as holders of our Indebtedness or Capital Stock, or the Indebtness of our Restricted Subsidiaries where such Persons are treated no more favorably than holders of our Indebtedness or Capital Stock generally;

     (13)  any agreement to do any of the foregoing;

     (14) the payment, on a quarterly basis, of management fees to THL Co. and/or any Affiliate of THL Co. in accordance with the management arrangements entered into in January 1998 between THL Co. and/or any Affiliate of THL Co. and Fisher in an aggregate amount (for all such Persons taken together) not to exceed $250,000 in any of our fiscal quarters;

     (15) reimbursement of THL Co. and/or any Affiliate of THL Co. for their reasonable out-of-pocket expenses incurred by them in connection with performing management services for us and our Subsidiaries; and


     (16) the payment of one time fees to THL Co. and/or Affiliates of THL Co. in connection with each acquisition of a company or a line of business by us or our Subsidiaries, such fees to be payable at the time of each such acquisition and not to exceed 1% of the aggregate consideration paid by us and our Subsidiaries for any such acquisition.

  Limitation on Liens. We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any of our or their respective property or assets, or any proceeds, income or profit therefrom which secure Senior Subordinated Indebtedness or Subordinated Obligations, unless

     (i) in the case of Liens securing Subordinated Obligations, the Notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens and

    (ii) in the case of Liens securing Senior Subordinated Indebtedness, the Notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit.


     Prohibition on Incurrence of Senior Subordinated Debt. Neither we nor any Subsidiary Guarantor will incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee and subordinate in right of payment to any other of our or such Subsidiary Guarantor's Indebtedness, as the case may be.


     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

      (a) pay dividends or make any other distributions on or in respect of our Capital Stock;

      (b) make loans or advances or to pay any Indebtedness or other obligation owed to us or any of our other Restricted
           Subsidiaries; or

      (c) transfer any of its property or assets to us or any of our other Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

          (1)   applicable law;

          (2)   the Indenture;

          (3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

          (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to us or any of our Restricted Subsidiaries, or the properties or assets of any such Person, other than the Person or the properties or assets of the Person so acquired; provided, however, that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of an acquisition by us or any of our Restricted Subsidiaries;

          (5) agreements existing on the Issue Date (including, without limitation, the New Credit Facility and the Merger Agreement);

          (6) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

          (7) restrictions imposed by any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

          (8) any agreement or instrument governing Capital Stock of any Person that is acquired after the Issue Date;

          (9) Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and such Restricted Subsidiary is engaged in the Qualified Receivables Transaction; or

         (10) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to us or the holders in any material respect as determined by our Board of Directors than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
               (2), (4) or (5).

     Limitation on Preferred Stock of Subsidiaries. We will not permit any of our Restricted Subsidiaries to issue any Preferred Stock (other than to us or to a Restricted Subsidiary) or permit any Person (other than us or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiaries.

     Merger, Consolidation and Sale of Assets. We will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets to, another Person or Persons unless

   (1) either

      (i)   we shall be the survivor of such merger or consolidation or

      (ii) the surviving Person is a corporation existing under the laws of the United States, any state thereof or the District of Columbia and such surviving Person shall expressly assume all of our obligations under the Notes and the Indenture;

   (2) immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction and the other adjustments referred to in the definition of "Consolidated Fixed Charge Coverage Ratio"), we are or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant;

   (3) immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and

   (4) we have delivered to the Trustee an officers' certificate and opinion of counsel, each stating that such consolidation, merger or transfer complies with the Indenture, that the surviving Person agrees to be bound thereby and by the Notes and the Registration Rights Agreement, and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more of our Subsidiaries, the Capital Stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets. Notwithstanding the foregoing clauses (2) and (3) of the preceding paragraph, (a) any of our Restricted Subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us and (b) we may merge with an Affiliate that is (x) a corporation that has no material assets or liabilities and which was incorporated solely for the purpose of reincorporating us in another jurisdiction or (y) our Restricted Subsidiary so long as all our assets and those of our Restricted Subsidiaries immediately prior to such transaction are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

     The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, our company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     Limitation on Asset Sales. We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless

   (1) we or the applicable Restricted Subsidiary, as the case may be, receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by our Board of Directors);

   (2) at least 75% of the consideration received by us or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (x) any of our or such Restricted Subsidiary's liabilities (as shown on our or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and from which we and a Restricted Subsidiary are unconditionally released and (y) any notes or other obligations received by us or such Restricted Subsidiary from such transferee that are promptly, but in no event more than 60 days after receipt, converted by us or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for purposes of this provision; and

  (3) upon the consummation of an Asset Sale, we shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either


     (i) to prepay Senior Indebtedness and, in the case of any Senior Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility,


    (ii) to reinvest in Productive Assets, or


   (iii) a combination of prepayment and investment permitted by the foregoing clauses (3)(i) and (3)(ii).

     On the 366th day after an Asset Sale or such earlier date, if any, as our or such restricted Subsidiary's Board of Directors determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(i),
(3)(ii) and (3)(iii) of the immediately preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(i), (3)(ii) and (3)(iii) of the immediately preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by us or such Restricted Subsidiary to make an offer to purchase for cash (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis at least that amount of Notes equal to the Note Offer Amount at a price in cash equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by us or any of our Restricted Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Any offer to purchase with respect to Other Debt shall be made and consummated concurrently with any Net Proceeds Offer.

     "Other Debt" shall mean our other Indebtedness that ranks pari passu with the Notes and requires that an offer to purchase such Other Debt be made upon consummation of an Asset Sale.

     "Note Offer Amount" means

      (i) if an offer to purchase Other Debt is not being made, the amount of the Net Proceeds Offer Amount and

      (ii) if an offer to purchase Other Debt is being made, an amount equal to the product of (x) the Net Proceeds Offer Amount and
                 (y) a fraction the numerator of which is the aggregate amount of Notes tendered pursuant to such offer to purchase and the denominator of which is the aggregate amount of Notes and Other Debt tendered pursuant to such offer to purchase.

     Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by us and our Restricted Subsidiaries aggregates at least $10 million, at which time we or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10 million or more shall be deemed to be a "Net Proceeds Offer Trigger Date").


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

     Notwithstanding the immediately preceding paragraphs of this covenant, we and our Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets and (ii) such Asset Sale is for at least fair market value (as determined in good faith by our Board of Directors); provided that any consideration not constituting Productive Assets received by us or any of our Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds and shall be subject to the provisions of the two preceding paragraphs; provided, that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

     Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, we may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Guarantees by Restricted Subsidiaries. We will not permit any of our Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any of our Indebtedness, other than guarantees incurred pursuant to clause (z) of the definition of "Permitted Indebtedness," unless we, such Restricted Subsidiary, and the Trustee execute and deliver a supplemental indenture evidencing such Restricted Subsidiary's guarantee of the Notes (a "Guarantee"), such Guarantee to be a senior subordinated unsecured obligation of such Restricted Subsidiary; provided that if any Subsidiary Guarantor is released from its guarantee with respect to Indebtedness outstanding under the New Credit Facility, such Subsidiary Guarantor shall automatically be released from its obligations as a Subsidiary Guarantor. Neither we nor any such Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Guarantee. Nothing in this covenant shall be construed to permit any of our Restricted Subsidiaries to incur Indebtedness otherwise prohibited by the "Limitation on Incurrence of Additional Indebtedness" covenant.

     Conduct of Business. We and our Restricted Subsidiaries will not engage in any businesses which are not the same, similar, related or ancillary to the businesses in which we and our Restricted Subsidiaries are engaged on the Issue Date.


Events of Default
   The following events are defined in the Indenture as "Events of Default":

     (1) the failure to pay interest (including liquidated damages, if any, under the Registration Rights Agreement) on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

     (2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

     (3) a default in the observance or performance of the covenant set forth under "--Certain Covenants-- Merger, Consolidation and Sale of Assets" above;


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

     (4) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after we receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes;

     (5) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of our or any of our Restricted Subsidiaries' Indebtedness (other than a Receivables Entity), or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $15 million or more at any time;

     (6) one or more judgments in an aggregate amount in excess of $15 million shall have been rendered against us or any of our Significant Subsidiaries and such judgments remain undischarged, unpaid and unstayed for a period of 60 days after such judgment or judgments become final and non-appealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment, which is not promptly stayed; and

     (7) certain events of bankruptcy affecting us or any of our Significant Subsidiaries.

     Upon the happening of any Event of Default specified in the Indenture, the Trustee or the holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to us and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default with respect to our bankruptcy proceedings occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

     The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (1) if the rescission would not conflict with any judgment or decree, (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) if we have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) or (7) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.


No Personal Liability of Directors, Officers, Employees and Stockholders
     None of our directors, officers, employees, incorporators or stockholders shall have any liability for any of our obligations under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


Legal Defeasance and Covenant Defeasance
     We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

     (1) the rights of holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

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

     (2) our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

     (3) the rights, powers, trust, duties and immunities of the Trustee and our obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the Indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

     (1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

     (2) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case it such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence);

     (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound;

     (6) we shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of the Notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

         (7) we shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

     (8) we shall have delivered to the Trustee an opinion of counsel to the effect that (i) the trust funds will not be subject to any rights of holders of our Indebtedness other than the Notes and (ii) assuming we have no intervening bankruptcy between the date of deposit and the 91st day following the deposit and that no Holder of the Notes is our insider, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and


     (9) certain other customary conditions precedent are satisfied.


Satisfaction and Discharge
     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when

     o either (1) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation or (2) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

     o we have paid all other sums payable under the Indenture by us; and

     o we have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

     Modification of the Indenture
     From time to time, we and the Trustee, without the consent of the holders of the Notes, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each holder of the Notes affected thereby, no amendment may:

     o reduce the amount of Notes whose holders must consent to an amendment;

     o reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

     o reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

     o make any Notes payable in money other than that stated in the Notes;

     o make any change in provisions of the Indenture protecting the right of each holder of a Note to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the Notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the Notes);

     o amend, change or modify in any material respect our obligation to make and consummate a Change of Control Offer or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; or

     o modify the subordination provisions (including the related definitions) of the Indenture to adversely affect the holders of Notes in any material respect. Any amendment or modification of the subordination provisions of the Indenture that is adverse to any Senior Indebtedness outstanding at the time shall not be effective as to the holders of such Senior Indebtedness without the written consent of such holders.

Additional Information
     The Indenture provides that we will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the Commission, to the extent permitted, and provide the Trustee and holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. We will also comply with the other provisions of the Trust Indenture Act [sec] 314(a).

Certain Definitions
     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness

     (1) of a Person or any of its Subsidiaries existing at the time such Person becomes our Restricted Subsidiary or

     (2) assumed in connection with the acquisition of assets from such Person,

in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming our Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes our Restricted Subsidiary and, with respect to clause
(2) of the preceding sentence, on the date of consummation of such acquisition of assets.

     "Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, us. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be our or any of our Subsidiaries' Affiliate solely by reason of such Investment.

     "all or substantially all" shall have the meaning given such phrase in the Revised Model Business Corporation Act.

     "Applicable Premium" means, with respect to a Note, the greater of (1) 1.0% of the then outstanding principal amount of such Note or (2) the excess of
(i) the present value of the required interest and principal payments due on such Note, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the then outstanding principal amount of such Note; provided that in no event will the Applicable Premium exceed the amount of the applicable redemption price upon an optional redemption less 100%, at any time on or after February 1, 2003.

     "Asset Acquisition" means

     (a) an Investment by us or any of our Restricted Subsidiaries in any other Person pursuant to which such Person shall become our Restricted Subsidiary or a Restricted Subsidiary of any of our Restricted Subsidiaries, or shall be merged with or into our company or any of our Restricted Subsidiaries, or

     (b) the acquisition by us or any of our Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

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

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than us or our Restricted Subsidiary of

     (a) any Capital Stock of any of our Restricted Subsidiaries; or

     (b) any other property or assets of us or any of our Restricted Subsidiaries other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

          (1) any transaction or series of related transactions for which we or our Restricted Subsidiaries receive aggregate consideration of less than $5 million,

          (2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of our assets as permitted under "Merger, Consolidation and Sale of Assets,"

          (3) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

          (4) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry,

          (5)   the licensing of intellectual property,

          (6) disposals or replacements of obsolete equipment in the ordinary course of business,

          (7) the sale, lease, conveyance, disposition or other transfer by us or any Restricted Subsidiary of assets or property in transactions constituting Investments that are not prohibited under the "Limitation on Restricted Payments" covenant,

          (8) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity,

          (9) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction,

         (10) leases or subleases to third persons not interfering in any material respect with our business or the business of any of our Restricted Subsidiaries and

         (11) the sale, issuance or transfer of Capital Stock representing up to 30% of the fully-diluted equity ownership of one or more of
                (i) Fisher Technology Group, (ii) UniKix Technologies, (iii) Electronic Commerce Division and (iv) SPS to one or more of their respective officers, directors or employees in connection with the compensation of such employees.

     For the purposes of clause (8), Purchase Money Notes shall be deemed to be cash.

     "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of the New Credit Facility and any related notes, collateral documents, letters of credit and guarantees, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us or any of our Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, indemnities, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means

   (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person and

   (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

   "Cash Equivalents" means

   (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

   (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

   (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

   (4) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million;

   (5) certificates of deposit or bankers' acceptances or similar instruments maturing within one year from the date of acquisition thereof issued by any foreign bank that is a lender under the New Credit Facility having at the date of acquisition thereof combined capital and surplus of not less than $500 million;

   (6) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) or clause (5) above; and

   (7) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above.

     "Change of Control" means the occurrence of one or more of the following events:

   (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any Person or group of related Persons (other than one or more Permitted Holders) for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

   (2) the approval by the holders of our Capital Stock of any plan or proposal for the liquidation or dissolution of our company (whether or not otherwise in compliance with the provisions of the Indenture);

   (3) any Person or Group (other than one or more Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing 50% or more of the aggregate ordinary voting power represented by our issued and outstanding Capital Stock; or

   (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

   "Change of Control Triggering Event" means the occurrence of a Change of Control and the failure of the Notes to have a Minimum Rating on the 30th day after the occurrence of such Change of Control.

   "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of

   (1) Consolidated Net Income and

   (2) to the extent Consolidated Net Income has been reduced thereby,

       (i)  all income taxes of such Person and its Restricted
            Subsidiaries paid or accrued in accordance with GAAP for such period,

      (ii)  Consolidated Interest Expense,

     (iii)  Consolidated Non-cash Charges,

      (iv) cash charges attributable to the exercise of employee options that vested upon the consummation of the Recapitalization and

       (v) for any four quarter period that includes one or more fiscal quarters of fiscal 1997 or 1998, cash restructuring or nonrecurring charges, in an aggregate amount not to exceed $20 million.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to

   (1) the incurrence of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period,

   (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including pro forma adjustments for cost savings ("Cost Savings Adjustments") that the Company reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such acquisition or disposition (provided that both (i) such cost savings were identified and quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of the acquisition or disposition and (ii) with respect to each acquisition or disposition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by us within 90 days of such acquisition or disposition to effect such cost savings identified in such Officers' Certificate and with respect to any other acquisition or disposition, such Officers' Certificate sets forth the specific steps to be taken within the 90 days after such acquisition or disposition to accomplish such cost savings) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period,

   (3) with respect to any such Four Quarter Period commencing prior to the Recapitalization, the Recapitalization (including any Cost Savings Adjustments), which shall be deemed to have taken place on the first day of such Four Quarter Period, and

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

   (4) any Asset Sales or Asset Acquisitions (including any Consolidated
       EBITDA (including any Cost Savings Adjustments) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) that have been made by any Person that has become our Restricted Subsidiary or has been merged with or into our company or any of our Restricted Subsidiaries during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted Asset Sales or Asset Acquisitions had such transactions occurred when such Person was our Restricted Subsidiary or subsequent to such Person's merger into our company, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period;

provided that to the extent that clause (2) or (4) of this sentence requires that pro forma effect be given to an Asset Sale or Asset Acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (A) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (B) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (C) notwithstanding clause (A) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of

   (1) Consolidated Interest Expense (excluding amortization or write-off of debt issuance costs relating to the Recapitalization and the financing therefor or relating to retired or existing Indebtedness and amortization or write-off of customary debt issuance costs relating to future Indebtedness incurred in the ordinary course of business) plus

   (2) the product of

      (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) times

      (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

   (1) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, and

   (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Income" of ours means, for any period, the aggregate net income (or loss) of and our Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

      (a) gains and losses from Asset Sales (without regard to the $5 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP,

      (b) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP,

      (c) items classified as extraordinary, unusual or nonrecurring gains and losses, and the related tax effects according to GAAP,

      (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes our Restricted Subsidiary or is merged or consolidated with us or any of our Restricted Subsidiaries,

      (e) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise,

      (f) the net loss of any Person other than our Restricted
          Subsidiary,

      (g) the net income of any Person, other than a Restricted
          Subsidiary, except to the extent of cash dividends or distributions paid to us or our Restricted Subsidiary by such Person unless, in the case of any of our Restricted Subsidiaries that receives such dividends or distributions, such Restricted Subsidiary is subject to clause (e) above,

      (h) one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction, and

      (i) bonus payments to be paid to our senior management following the Recapitalization in an aggregate amount not to exceed $10 million.

    "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

    "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who

   (1) was a member of such Board of Directors on the Issue Date,

   (2) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or


   (3) is any designee of a Permitted Holder or was nominated by a Permitted Holder or any designees of a Permitted Holder on the Board of Directors.



    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect us or any of our Restricted Subsidiaries against fluctuations in currency values.


    "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.


    "Designated Senior Indebtedness" means


   (1) the Bank Indebtedness and


   (2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by us in the instrument evidencing or

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

       governing such Senior Indebtedness or another writing as "Designated Senior Indebtedness" for purposes of the Indenture.


     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control Triggering Event), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control Triggering Event) on or prior to the final maturity date of the Notes.


     "Existing Notes" means our existing 9% Senior Subordinated Notes due 2008.


     "fair market value" means, unless otherwise specified, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by our Board of Directors acting reasonably and in good faith and shall be evidenced by a resolution of our Board of Directors delivered to the Trustee.


     "fiscal 1998" means the year ended December 31, 1998.

     "Foreign Subsidiary" means any of our Restricted Subsidiaries (1) that is organized in a jurisdiction other than the United States of America or a state thereof or the District of Columbia and (2) with respect to which at least 90% of its sales (as determined in accordance with GAAP) are generated by operations located in jurisdictions outside the United States of America.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

    "Indebtedness" means with respect to any Person, without duplication,

   (1) all obligations of such Person for borrowed money,

   (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

   (3) all Capitalized Lease Obligations of such Person,

   (4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

   (5) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

   (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

   (7) all obligations of any other Person of the type referred to in clauses
       (1) through (6) which are secured by any lien on any property or asset of such Person but which obligations are not assumed by such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured,

   (8) all obligations under currency swap agreements and interest swap agreements of such Person and

   (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital

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Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable or other assets which constitute a sale for purposes of GAAP shall not constitute Indebtedness hereunder.

    "Interest Swap Obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

    "Investment" by any Person in any other Person means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, such other Person. "Investment" shall exclude extensions of trade credit by us and our Restricted Subsidiaries on commercially reasonable terms in accordance with our normal trade practices or those of such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant,

   (1) we shall be deemed to have made an "Investment" equal to the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and the aggregate amount of Investments made on the Issue Date shall exclude (to the extent the designation as an Unrestricted Subsidiary was included as a Restricted Payment) the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed the amount of the Investment deemed made at the date of designation thereof as an Unrestricted Subsidiary, and

   (2) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, writedowns or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If we or any of our Restricted Subsidiaries sells or otherwise disposes of any Common Stock of any of our direct or indirect Restricted Subsidiaries such that, after giving effect to any such sale or disposition, we no longer own, directly or indirectly, 50% of the outstanding Common Stock of such Restricted Subsidiary, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

    "Investors" means one or more of

   (1) Merrill Lynch Kecalp L.P. 1997,

   (2) Kecalp Inc.,

   (3) ML IBK Positions, Inc.,

   (4) Chase Equity Associates, L.P.,

   (5) DLJ Merchant Banking Partners II, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJMB Funding II, Inc., DLJ Merchant Banking Partners II-A, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P. and DLJ First ESC, LLC,

   (6) members of our management and

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

   (7) any Affiliate of any of the foregoing.

   "Issue Date" means November 20, 1998, the date of original issuance of the Old Notes.


   "Joint Venture" means a corporation, partnership or other business entity, other than our Subsidiaries, engaged or proposed to be engaged in our line of business or a similar line of business that we own, directly or indirectly, not less than 30% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers and trustees thereof, with the balance of the ownership interests being held by one or more investors.


   "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).


   "Merger Agreement" means the Second Amended and Restated Plan of Merger dated as of November 14, 1997 by and between FSI Merger Corp. and us.


   "Minimum Rating" means

    (i) a rating of at least BBB- (or equivalent successor rating) by S&P and

   (ii) a rating of at least Baa3 (or equivalent successor rating) by Moody's.


    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by us or any of our Subsidiaries from such Asset Sale net of

   (a) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions),

   (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

   (c) repayment of Senior Indebtedness that is required to be repaid in connection with such Asset Sale,

   (d) any portion of cash proceeds which we determine in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by us or any of our Subsidiaries shall constitute Net Cash Proceeds on such date;

    provided that, in the case of the sale by us of an asset constituting an Investment made after the Issue Date (other than a Permitted Investment), the "Net Cash Proceeds" in respect of such Asset Sale shall not include the lesser of (x) the cash received with respect to such Asset Sale and (y) the initial amount of such Investment, less, in the case of clause (y), all amounts (up to an amount not to exceed the initial amount of such Investment) received by us with respect to such Investment, whether by dividend, sale, liquidation or repayment, in each case prior to the date of such Asset Sale.

    "New Credit Facility" means the credit agreement dated as of January 21, 1998, among our company, the other borrowers thereto from time to time, if any, the lenders party thereto from time to time and The Chase Manhattan Bank, as administrative agent, Merrill Lynch Capital Corporation, as syndication agent and DLJ Capital Funding, Inc. as documentation agent, together with the related documents thereto (including, without limitation, any guarantee agreements, promissory notes and collateral documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original New Credit Facility or one or more other credit agreements or otherwise) including, without limitation, to increase

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

the amount of available borrowings thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors or otherwise.

   "Permitted Holder" means and includes

   (1) the Principal or any of its Affiliates,

   (2) the Investors or any of their Affiliates,

   (3) any corporation the outstanding voting power of the capital stock of which is beneficially owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of the voting power of our capital stock,

   (4) any Plan,

   (5) any underwriter during the period engaged in a firm commitment underwriting on our behalf with respect to the shares of capital stock being underwritten or

   (6) us or any of our Subsidiaries.

   "Permitted Indebtedness" means, without duplication,

   (1) the Notes,

   (2) the Existing Notes,

   (3) Indebtedness incurred pursuant to the New Credit Facility in an aggregate principal amount at any time outstanding not to exceed $469.2 million less (A) the amount of all mandatory principal payments actually made by us in respect of term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a New Credit Facility) and (B) in the case of a revolving facility, reduced by any required permanent repayments actually made (which are accompanied by a corresponding permanent commitment reduction) thereunder (excluding any such repayments and commitment reductions to the extent refinanced and replaced at the time under a New Credit Facility),

   (4) Indebtedness of Foreign Subsidiaries incurred solely for working capital purposes of such Foreign Subsidiaries,

   (5) our other Indebtedness and that of our Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon,

   (6) our Interest Swap Obligations or that of any of our Restricted Subsidiaries covering our Indebtedness or any of our Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; provided, further, that such Interest Swap Obligations are entered into, in our judgment, to protect us and our Restricted Subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness,

   (7) our Indebtedness or any of our Restricted Subsidiaries under Currency Agreements entered into, in our judgment, to protect us or such Restricted Subsidiary from foreign currency exchange rates,

   (8) intercompany Indebtedness owed by any of our Restricted Subsidiaries to us or any of our Restricted Subsidiaries or by us to any Restricted Subsidiary,

   (9) our or any or our Restricted Subsidiaries' Acquired Indebtedness to the extent we could have incurred such Indebtedness in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant on the date such Indebtedness became Acquired Indebtedness; provided that, in the case of Acquired Indebtedness of our Restricted Subsidiary, such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming our Restricted Subsidiary,


  (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence,

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

  (11) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness, including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided that any such event shall not (A) result in an increase in the aggregate principal amount of our and our Restricted Subsidiaries' Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (i) to pay Required Premiums and related fees or (ii) otherwise permitted to be incurred under the Indenture) and (B) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold (except that this subclause (B) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was originally incurred in reliance upon clause (8) or (17) of this definition); provided that none of our Restricted Subsidiaries may refinance any Indebtedness pursuant to this clause (11) other than its own Indebtedness,

  (12) Indebtedness (including Capitalized Lease Obligations) incurred by us or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed $30 million at the time of any incurrence thereof (which amount shall be deemed not to include any such Indebtedness incurred in whole or in part under the New Credit Facility to the extent permitted by clause (3) above),

  (13) the incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is not recourse to us or any of our Restricted Subsidiaries (except for Standard Securitization Undertakings),

  (14) Indebtedness incurred by us or any of our Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims,

  (15) Indebtedness arising from our or a Restricted Subsidiary's agreements providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or our Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by us and our Restricted Subsidiaries in connection with such disposition,

  (16) obligations in respect of performance and surety bonds and completion guarantees provided by us or any of our Restricted Subsidiaries in the ordinary course of business,

  (17) Indebtedness consisting of guarantees (x) by us of Indebtedness, leases and any other obligation or liability permitted to be incurred under the Indenture by our Restricted Subsidiaries, and (y) subject to "Limitation on Guarantees by Restricted Subsidiaries," by our Restricted Subsidiaries of Indebtedness, leases and any other obligation or liability permitted to be incurred under the Indenture by us or our other Restricted Subsidiaries, and


  (18) our or any Restricted Subsidiary's additional Indebtedness in an aggregate principal amount not to exceed $20 million at any one time outstanding (which amount should not be deemed to include any such Indebtedness incurred in whole or in part under the New Credit Facility to the extent permitted by clause (3) above).


   "Permitted Investments" means


   (1) Investments by us or any of our Restricted Subsidiaries in any of our Restricted Subsidiaries (whether existing on the Issue Date or created thereafter) and Investments in us by any of our Restricted Subsidiaries;

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

   (2) cash and Cash Equivalents;

   (3) Investments existing on the Issue Date;

   (4) loans and advances to our and our Restricted Subsidiaries' employees, officers and directors not in excess of $1 million at any one time outstanding;

   (5) accounts receivable owing to us or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided however, that such trade terms may include such concessionary trade terms as we or such Restricted Subsidiary deem reasonable under the circumstances;

   (6) Currency Agreements and Interest Swap Obligations entered into by us or any of our Restricted Subsidiaries for bona fide business reasons and not for speculative purposes, and otherwise in compliance with the Indenture;

   (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

   (8) guarantees by us or any of our Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by us or any of our Restricted Subsidiaries under the Indenture;

   (9) Investments by us or any of our Restricted Subsidiaries in a Person, if as a result of such Investment

       (i) such Person becomes our Restricted Subsidiary or

      (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, our company or our Restricted Subsidiary;

  (10) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not exceeding $5 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus an amount equal to (i) 100% of the aggregate net cash proceeds received by us from any Person (other than our Subsidiary) from the issuance and sale subsequent to the Issue Date of our Qualified Capital Stock (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or as capital contributions to us (other than from a Subsidiary) ) and (ii) without duplication of any amounts included in clause (10) (i) above, 100% of the aggregate net cash proceeds of any equity contribution received by us from a holder of our Capital Stock, that in the case of amounts described in clause (10) (i) or (10) (ii) are applied by us within 180 days after receipt, to make additional Permitted Investments under this clause (10) (such additional Permitted Investments being referred to collectively as "Stock Permitted Investments");

  (11) any Investment by us or our Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional Receivables or an equity interest;

  (12) Investments received by us or our Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided in the case of an Asset Sale,

       (i) such Investment does not exceed 25% of the consideration received for such Asset Sale and

      (ii) such Asset Sale is otherwise effected in compliance with the "Limitation on Asset Sales" covenant;

  (13) Investments by us or our Restricted Subsidiaries in Joint Ventures in an aggregate amount not in excess of $25 million; and

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

  (14) that portion of any Investment where the consideration provided by us is our Capital Stock (other than Disqualified Capital Stock). Any net cash proceeds that are used by us or any of our Restricted Subsidiaries to make Stock Permitted Investments pursuant to clause (10) of this definition shall not be included in subclauses (x) and (y) of clause (3) of the first paragraph of the "Limitation on Restricted Payments" covenant.

   "Permitted Liens" means the following types of Liens:

   (1) Liens securing the Notes;

   (2) Liens securing Acquired Indebtedness incurred in reliance on clause (8) of the definition of Permitted Indebtedness; provided that such Liens do not extend to or cover any of our or any of our Restricted Subsidiaries' property or assets other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became our or our Restricted Subsidiary's Acquired Indebtedness;

   (3) Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (11) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

   (4) Liens in favor of us on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary; and

   (5) other Liens securing Senior Subordinated Indebtedness, provided that the maximum aggregate amount of outstanding obligations secured thereby shall not at any time exceed $5 million.

   "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

   "Plan" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of us or any of our Subsidiaries, or other successor plan thereof, and "Plans" shall have a correlative meaning.

   "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

   "Principal" means Thomas H. Lee Company and its Affiliates.

   "Productive Assets" means assets (including Capital Stock of a Person that directly or indirectly owns assets) of a kind used or usable in our and our Restricted Subsidiaries' businesses as, or related to such business, conducted on the date of the relevant Asset Sale.

   "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from us or any of our Subsidiaries in connection with a Qualified Receivables Transaction to a Receivables Entity, which note (a) shall be repaid from cash available to the Receivables Entity, other than

   (1) amounts required to be established as reserves pursuant to agreements,

   (2) amounts paid to investors in respect of interest,

   (3) principal and other amounts owing to such investors and amounts owing to such investors and

   (4) amounts paid in connection with the purchase of newly generated receivables, and

(b) may be subordinated to the payments described in (a).

   "Qualified Capital Stock" means any stock that is not Disqualified Capital Stock.

   "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by us or any of our Subsidiaries pursuant to which we or any or our Subsidiaries may sell, convey or

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

otherwise transfer to (a) a Receivables Entity (in the case of a transfer by us or any of our Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any of our or any of our Subsidiaries' accounts receivable (whether now existing or arising in the future), and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable. The grant of a security interest in any of our or any of our Restricted Subsidiaries' accounts receivable to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.

   "Recapitalization" means the transactions contemplated by the Merger Agreement, together with the financings therefor.

     "Receivables Entity" means any Wholly Owned Subsidiary (or another Person in which we or any of our Subsidiaries make an Investment and to which we or any of our Subsidiaries transfer accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by our Board of Directors (as provided below) as a Receivables Entity

     (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

       (i) is guaranteed by us or any of our Subsidiaries (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

      (ii) is recourse to or obligates us or any of our Subsidiaries in any way other than pursuant to Standard Securitization Undertakings or

     (iii) subjects any of our or any of our Subsidiaries' property or asset, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

   (b) with which neither we nor any of our Subsidiaries have any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to us or such Subsidiary than those that might be obtained at the time from Persons that are not our Affiliates, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and

   (c) to which neither we nor any of our Subsidiaries have any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results other than through the contribution of additional Receivables, related security and collections thereto and proceeds of the foregoing.

    Any such designation by our Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of our Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

   "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

   "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

   "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

   "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to us or a Restricted Subsidiary of any property, whether

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

owned by us or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by us or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

   "Secured Indebtedness" means any of our Indebtedness secured by a Lien.

   "Senior Indebtedness" means (i) the Bank Indebtedness and (ii) all of our Indebtedness, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us or any of our Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the Issue Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include

   (1) any of our obligations to any of our Subsidiaries,

   (2) any liability for Federal, state, local or other taxes owed or owing by us,

   (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

   (4) any of our Indebtedness that is expressly subordinate in right of payment to any other of our Indebtedness, including any Senior Subordinated Indebtedness and any Subordinated Obligations,

   (5) any obligations with respect to any Capital Stock or

   (6) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the Trustee shall have received from us an Officers' Certificate to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture).

   "Senior Subordinated Indebtedness" means the Notes, the Existing Notes and any of our other Indebtedness that specifically provides that such Indebtedness is to rank pari passu with the Notes and is not by its express terms subordinate in right of payment to any of our Indebtedness that is not Senior Indebtedness.

   "Significant Subsidiary" means, as of any date of determination, for any Person, each Restricted Subsidiary of such Person which

    (i) for the most recent fiscal year of such Person accounted for more than 10% of consolidated revenues or consolidated net income of such Person or

   (ii) as at the end of such fiscal year, was the owner of more than 10% of the consolidated assets of such Person.

   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by us or any of our Subsidiaries which we reasonably believe to be customary in an accounts receivable transaction.

   "Subordinated Obligation" means any of our Indebtedness (whether outstanding on the Issue Date or thereafter incurred) that is expressly subordinate in right of payment to the Notes pursuant to a written agreement.

   "Subsidiary" means, with respect to any Person,


   (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or

 (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.


   "Subsidiary Guarantor" means any Restricted Subsidiary that executes and delivers a supplemental Indenture pursuant to the "Limitation on Guarantees by Restricted Subsidiaries" covenant.


   "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining term to February 1, 2003; provided, however, that if the then remaining term to February 1, 2003 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to February 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be sued.

   "Unrestricted Subsidiary" of any Person means

    (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and

   (ii) any Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any of our Capital Stock, or owns or holds any Lien on any of our property or the property of any of our other Subsidiaries that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) we certify to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of our assets or assets of any of our Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation and treating all Indebtedness of such Unrestricted Subsidiary as being incurred on such date, we are able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

   (a) the then outstanding aggregate principal amount of such Indebtedness into

   (b) the sum of the total of the products obtained by multiplying

    (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

   (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

   "Wholly Owned Subsidiary" means any of our Restricted Subsidiaries all the outstanding voting securities of which (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned, directly or indirectly, by us.

                         BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the New Notes will be issued in fully registered form. Except as described below, the New Notes initially will be represented by a single, global Note, in definitive, fully registered form without interest coupons (the "Global Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. or such other nominee as DTC may designate.

     DTC has advised the Company as follows.


     o DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act.


     o DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").


     o Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amounts of the New Notes represented by such Global Note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.


     So long as DTC or its nominee is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the New Notes represented by such Global Note for all purposes under the Indenture and the New Notes. No beneficial owners of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture. Owners of beneficial interests in the Global Note will not
(1) be entitled to have the New Notes represented by such Global Note registered in their names, (2) receive or be entitled to receive physical delivery of certificated Notes in definitive form and (3) be considered to be the owners or holders of any New Notes under the Global Note. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any right of a holder of New Notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.


     Payments of the principal of, premium, if any, and interest on the New Notes represented by the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note. Neither we, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.


     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of Notes in certificated form ("Certificated Notes") for any reason, including to sell Notes to persons in states which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     Unless and until they are exchanged in whole or in part for certificated New Notes in definitive form, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Beneficial owners of New Notes registered in the name of DTC or its nominee will be entitled to be issued, upon request, New Notes in definitive certificated form.

     DTC has advised us that DTC will take any action permitted to be taken by a holder of Notes--including the presentation of Notes for exchange as described below--only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited, and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons, or the nominee of any such persons. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Note, and a successor depositary is not appointed by us within 90 days, we will issue Certificated Notes in exchange for the Global Note.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     We entered into a registration rights agreement with the Initial Purchasers pursuant to which we agreed, for the benefit of the holders of the Old Notes, at our cost, to use our best efforts:

     o to file with the Commission the Exchange Offer Registration Statement with respect to the Exchange Offer for the New Notes by February 18, 1999;

     o to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act by May 19, 1999;

     o to keep the Exchange Offer Registration Statement effective until the closing of the Exchange Offer; and

     o to cause the Exchange Offer to be consummated by June 18, 1999.

     Promptly after the Exchange Offer Registration Statement has been declared effective, we will offer the New Notes in exchange for surrender of the Old Notes. We will keep the Exchange Offer open for not less than 30 days, or longer if required by applicable law, after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note validly tendered to us pursuant to the Exchange Offer and not withdrawn by the holder of such Old Note, such holder will receive a New Note having a principal amount equal to that of the tendered Old Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the tendered Old Note in exchange for a New Note or, if no interest has been paid on such Old Note, from the date of the original issue of the Old Note.

     Based on an interpretation of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders of such New Notes without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of ours or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes
(1) will not be able to rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (2) will not be able to tender Old Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that

     o it is neither our affiliate nor a broker-dealer tendering Notes acquired directly from us for its own account;

     o any New Notes to be received by it were acquired in the ordinary course of its business; and

     o at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes.

     In addition, in connection with any resales of New Notes, any participating broker-dealer who acquired the New Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes.

     In the event that (1) any changes in law or the applicable interpretations of the staff of the Commission do not permit us to effect the Exchange Offer, or (2) if for any other reason the Exchange Offer registration statement is not declared effective by May 19, 1999, or (3) the Exchange Offer is not consummated by

June 18, 1999, or (4) upon the request of any of the Initial Purchasers, or (5) if a holder of the Old Notes is not permitted by applicable law to participate in the Exchange Offer or elects to participate in the Exchange Offer but does not receive fully tradable New Notes pursuant to the Exchange Offer, we will, in lieu of effecting the registration of the New Notes pursuant to the Exchange Offer Registration Statement and at our cost:

     (a) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Transfer Restricted Notes (as defined in this prospectus),

     (b) use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by May 19, 1999, or within 30 days of the request by any Initial Purchaser, and

     (c) use our best efforts to keep effective the Shelf Registration Statement for a period of two years after its effective date, or for such shorter period that will terminate when all of the Notes covered by the Shelf Registration Statement have been sold pursuant thereto or cease to be outstanding.

     We will, in the event of the filing of a Shelf Registration Statement, (1) provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, (2) notify each such holder when the Shelf Registration Statement for the Notes has become effective and (3) take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes who sells such Notes pursuant to the Shelf Registration Statement generally will be (1) required to be named as a selling securityholder in the related prospectus, (2) required to deliver the prospectus to purchasers, (3) subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (4) bound by the provisions of the Registration Rights Agreement which are applicable to such a holder, including certain indemnification obligations.

     For purposes of the foregoing, "Transfer Restricted Notes" means each Old Note until (1) the date on which such Note has been exchanged for a freely transferable New Note in the Exchange Offer, (2) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (3) the date on which such
Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k).

     In the event that (1) the Exchange Offer Registration Statement is not filed with the Commission on or prior to February 18, 1999, (2) the Exchange Offer Registration Statement is not declared effective on or prior to May 19, 1999 or (3) the Exchange Offer is not consummated on or prior to June 18, 1999 or a Shelf Registration Statement is not declared effective on or prior to May 19, 1999 (or, if a Shelf Registration Statement is required to be filed because of the request by any Initial Purchaser, 30 days following the request by any such Initial Purchaser that we file the Shelf Registration Statement) (each such event referred to in clauses (1) through (3) above, a "Registration Default"), we will generally be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of such Registration Default, in an amount equal to $0.192 per week per $1,000 amount of the Old Notes constituting Transfer Restricted Securities held by such holder until (a) the applicable registration statement is filed or declared effective, (b) the Exchange Offer is consummated or (c) the Shelf Registration Statement becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Old Notes on semi-annual payment dates which correspond to interest payment dates for the Old Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     Interest on each New Note will accrue from November 20, 1998 or from the most recent interest payment date to which interest was paid on the Old Note surrendered in exchange for the New Note or on the New Note, as the case may be. The New Notes will bear interest at 9% per annum, except that, if any interest accrues on the New Notes in respect of any period prior to their issuance, such interest will accrue at the rate or rates borne by the Notes from time to time during such period.

     The summary in this prospectus of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which is filed as an exhibit to the Registration Statement to which this prospectus forms a part.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax consequences of the exchange of Old Notes for New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes. This summary applies only to a beneficial owner of an Old Note who acquired such Old Note at the initial offering for the original offering price thereof and who acquires a New Note pursuant to the Exchange Offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of New Notes and is limited to holders who will hold the New Notes as capital assets. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to holders in light of their particular circumstances, or to holders subject to special treatment under United States federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who hold Old Notes or will hold New Notes as part of a straddle, hedge, conversion transaction or other integrated investment or persons whose functional currency is not the United States dollar).

     Each holder should consult its tax advisor as to the particular tax consequences to such holder of the exchange of Old Notes for New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes, including the applicability of any federal, state, local or foreign tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.


United States Taxation of United States Holders
     As used herein, (A) the term "United States Holder" means, with respect to an Old Note or a New Note, a beneficial owner of such Note that is, for United States federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source and (4) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust and (B) the term "Non-U.S. Holder" means a beneficial owner of an Old Note or a New Note that is not a United States Holder.


Exchange Offer
     The exchange of an Old Note for a New Note pursuant to the Exchange Offer will not constitute a "significant modification" of the Old Note for United States federal income tax purposes and, accordingly, the New Note received will be treated as a continuation of the Old Note in the hands of such holder. As a result, there will be no United States federal income tax consequences to a United States Holder who exchanges an Old Note for a New Note pursuant to the Exchange Offer and any such holder will have the same adjusted tax basis and holding period in the New Note as it had in the Old Note immediately before the exchange.


Payments of Interest
     Stated interest payable on the New Notes generally will be included in the gross income of a United States Holder as ordinary interest income at the time accrued or received, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.


Original Issue Discount
     For United States federal income tax purposes, the New Notes will be issued with original issue discount. Accordingly, a United States Holder (regardless of whether such holder is a cash or accrual basis taxpayer) will be required to include original issue discount in gross income as it accrues, in accordance with a constant yield method over the period the New Note is held (in addition to the inclusion of stated interest, as discussed above).

     The amount of original issue discount that will accrue in the aggregate with respect to a New Note will be the excess of the stated redemption price at maturity of such New Note over its issue price. The stated redemption price at maturity of a New Note generally will equal the sum of the principal amount of such New Note and all payments required to be made thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments). Stated interest payable on the New Notes will constitute qualified stated interest. The issue price of a New Note generally will equal $965 (per U.S. $1,000 principal amount).

     A United States Holder's adjusted tax basis in a New Note will be increased by the amount of any original issue discount included in such holder's gross income.

Liquidated Damages
     The Company intends to take the position that the payment of any liquidated damages is an "incidental contingency" within the meaning of Treasury regulations applicable to debt instruments that provide for one or more contingent payments and, accordingly, a United States Holder generally should include a payment of liquidated damages in income as ordinary income when such payment is received. Such position is binding on a United States Holder unless such holder discloses to the Internal Revenue Service (the "IRS") that it is taking a contrary position.

Disposition of the New Notes
     Upon the sale, exchange, retirement at maturity or other taxable disposition of a New Note (collectively, a "disposition"), a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such holder (except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income) and such holder's adjusted tax basis in the New Note. Such capital gain or loss will be long-term capital gain or loss if such United States Holder's holding period for the New Note exceeds one year at the time of the disposition.

United States Taxation of Non-U.S. Holders

Payments of Interest
     In general, payments of interest (including any original issue discount) received or accrued by a Non-U.S. Holder will not be subject to United States federal income or withholding tax, provided that (1)(a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and (c) the beneficial owner of the New Note, under penalty of perjury, either directly or through a financial institution which holds the New Note on behalf of the Non-U.S. Holder and holds customers' securities in the ordinary course of its trade or business, provides the Company or its agent with the beneficial owner's name and address and certifies, under penalty of perjury, that it is not a United States Holder, (2) the interest received on the New Note is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and the Non-U.S. Holder complies with certain reporting requirements; or (3) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the Non-U.S. Holder complies with certain reporting requirements. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

Disposition of the New Notes
     A Non-U.S. Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the disposition of a New Note, unless (1) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and certain other requirements are satisfied. In addition, an exchange of an Old Note for a New Note pursuant to the Exchange Offer will not constitute a taxable exchange of the Old Note for Non-U.S. Holders. See "--United States Taxation of United States Holders--Exchange Offer."

Effectively Connected Income
     If interest and other payments received by a Non-U.S. Holder with respect to the New Notes (including proceeds from the disposition of the New Notes) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to United

States federal income taxation on a net basis with respect to such holder's ownership of the New Notes), such Non-U.S. Holder will generally be subject to the rules described above under "United States Taxation of United States Holders" (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the "branch profits tax" if such holder is a corporation.


Backup Withholding and Information Reporting
     Certain non-corporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of the disposition of, the New Notes. In general, backup withholding will be imposed only if the United States Holder (1) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number, (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to report payments of interest or dividends or (4) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, such payments of principal and interest to United States Holders will generally be subject to information reporting. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     Backup withholding generally will not apply to payments made to a Non-U.S. Holder of a New Note who provides the certification described under "United States Taxation of Non-U.S. Holders--Payments of Interest" or otherwise establishes an exemption from backup withholding. Payments by a United States office of a broker of the proceeds of a disposition of the New Notes generally will be subject to backup withholding at a rate of 31% unless the Non-U.S. Holder certifies it is a Non-U.S. Holder under penalty of perjury or otherwise establishes an exemption.

     The amount of any backup withholding imposed on a payment to a holder of a New Note will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.


New Treasury Regulations
     New final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders after December 31, 1999, generally would not alter the treatment of Non-U.S. Holders described above. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a New Note. Holders should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the New Notes.

                             PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until May 16, 1999--90 days from the date of this prospectus--all dealers effecting transactions in the New Notes may be required to deliver a prospectus.


     We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions (1) in the over-the-counter market, (2) in negotiated transactions, (3) through the writing of options on the New Notes or (4) a combination of such methods of resale, (a) at market prices prevailing at the time of resale, (b) at prices related to such prevailing market prices or (c) negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer, and any broker or dealer that participates in a distribution of such New Notes, may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the Exchange Offer, including the expenses of one counsel for the holders of the Notes, other than commissions or concessions of any brokers or dealers. We also will indemnify the holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     The validity of the New Notes offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.


                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from Fisher's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of February 16, 1999. However, you should realize that our affairs may have changed since the date of this prospectus.



                        ------------------------------


                               TABLE OF CONTENTS




                                                        Page
                                                       -----
Forward-Looking Statements .........................     i
Available Information ..............................     i
Incorporation of Certain Documents by
   Reference .......................................    ii
Summary ............................................     1
Risk Factors .......................................    13
Use of Proceeds ....................................    20
Capitalization .....................................    21
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ......................................    22
The Exchange Offer .................................    33
Management .........................................    40
Security Ownership of Certain Beneficial
   Owners and Management ...........................    43
Description of Other Indebtedness ..................    45
Description of the Notes ...........................    48
Book-Entry; Delivery and Form ......................    79
Exchange Offer; Registration Rights ................    81
Certain Federal Income Tax Considerations ..........    83
Plan of Distribution ...............................    86
Legal Matters ......................................    86
Experts ............................................    86


                                 $200,000,000






                               <GRAPHIC OMITTED>



                             9% Senior Subordinated
                                Notes due 2008









                -------------------------------------------------
                                   PROSPECTUS
                -------------------------------------------------






                               February 16, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes and empowers the Registrant to indemnify the directors, officers, employees and agents of the Registrant against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with the Registrant, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Registrant in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

     The Registrant's Restated Certificate of Incorporation provides that each person who at any time is or shall have been a director or officer of the Registrant, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Registrant, and his heirs, executors and administrators, shall be indemnified by the Company in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 15 of the Registrant's Restated Certificate of Incorporation facilitates enforcement of indemnification rights by establishing the indemnification right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the Restated Certificate of Incorporation were set forth in a separate written contract between the Registrant and the director or officer.


Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits. The following is a list of Exhibits to this Registration
   Statement:




EXHIBIT      DESCRIPTION
---------    ------------------------------------------------------------------------------------------------
 3.1 --      Certificate of Designation of Series A Junior Participating Preferred Stock, dated
             June 9, 1997. (1)
 3.2 --      Restated Certificate of Incorporation of the Company. (2)
 3.3 --      Bylaws of the Company. (3)
 4.1 --      Indenture dated as of November 20, 1998 between Fisher Scientific International Inc. and State
             Street Bank and Trust Company N.A.+
 4.2 --      Senior Debt Securities Indenture dated as of December 18, 1995 between the Company and
             Mellon Bank, N.A., as Trustee. (2)
 4.3 --      Certificate of Designation of Series A Junior Participating Preferred Stock, dated June 9, 1997
             (see Exhibit 3.1).
 4.4 --      Rights Agreement dated as of June 9, 1997, between the Company and ChaseMellon
             Shareholder Services L.L.P., as Rights Agent, which includes the form of Right Certificate as
             Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B. (4)
 4.5 --      First Amendment to Rights Agreement, dated as of August 7, 1997, between the Company and
             ChaseMellon Shareholder Services, L.L.C. (5)
 4.6 --      Commitment Letters in connection with the Recapitalization. (6)
 4.7 --      Specimen Certificate of Common Stock, $.01 par value per share, of the Company. (7)
 5.1 --      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered.+
10.1 --      Registration Rights Agreement dated as of November 20, 1998 among the Company and
             Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc. and Donaldson,
             Lufkin & Jenrette Securities Corporation.+

 10.2 --     Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997, by and between the Company and FSI Merger Corp. (6)
 10.3 --     Investors' Agreement dated January 21, 1998 among (i) Thomas H. Lee Equity Fund III, L.P., certain individuals associated with THL, THL-CCI Limited Partnership, THL Foreign Fund III,
             L.P., and THL FSI Equity Investors, L.P. (collectively, the "THL Entities"), (ii) DLJ Merchant
             Banking Partners II, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P.,
             DLJMB Funding II, Inc., DLJ Merchant Banking Partners II-A, L.P., DLJ Diversified Partners-
             A, L.P., DLJ Millenium Partners, L.P., DLJ Millenium Partners, A, L.P., UK Investment Plan
             1997 Partners DLJ EAB Partners, L.P., DLJESC II, L.P. and DLJ First ESC, L.P. (collectively, the "DLJ Entities"), (iii) Chase Equity Associates, L.P. ("Chase Equity") and (iv) Merrill Lynch
             KECALP L.P. 1997, KECALP Inc., and ML IBK Positions, Inc. (1)
 10.4 --     Credit Agreement dated as of January 21, 1998 among the Company, certain subsidiaries of the
             Company, various lending institutions, The Chase Manhattan Bank, as Administrative Agent,
             The Chase Manhattan Bank of Canada, as Canadian Administrative Agent, Chase Manhattan
             International Limited, as U.K. Administrative Agent, Merrill Lynch Capital Corporation, as
             Syndication Agent, and DLJ Capital Funding, Inc., as Documentation Agent. (8)
 10.5 --     Amended and Restated Employment Agreement, dated January 21, 1998 between the Company and Paul M. Meister. (9)
 10.6 --     Amended and Restated Employment Agreement, dated January 21, 1998 between the Company and Paul M. Montrone. (9)
 10.7 --     Rights Agreement dated as of June 9, 1997, between the Company and ChaseMellon
             Shareholder Services L.L.P., as Rights Agent, which includes the form of Right Certificate as
             Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B (see Exhibit 4.4).
 10.8 --     First Amendment to Rights Agreement, dated as of August 7, 1997, between the Company and
             ChaseMellon Shareholder Services, L.L.C. (see Exhibit 4.4).
 10.9 --     Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997, by and between the Company and FSI Merger Corp. (see Exhibit 10.1).
10.10 --     Commitment Letters in connection with the Transaction. (6)
10.11 --     Restated Environmental Matters Agreement, dated as of February 26, 1986, as amended and restated as of July 28, 1989, among Allied-Signal Inc., The Henley Group, Inc., The
             Wheelabrator Group Inc., New Hampshire Oak, Inc. and Fisher Scientific Group Inc. (7)
10.12 --     Amended and Restated Credit Agreement dated as of February 12, 1996, amending and restating the Term Loan and Revolving Credit Agreement, dated as of October 16, 1995 among
             Fisher Scientific International Inc., Certain Commercial Lending Institutions and Toronto
             Dominion (Texas), Inc. (10)
10.13 --     Amendment No. 1 dated February 12, 1996 to the Term Loan Agreement, dated October 16,
             1995 among Fisher Scientific International Inc., Fisher Scientific U.K. Limited, Certain
             Commercial Lending Institutions and The Toronto Dominion Bank. (10)
10.14 --     1991 Stock Plan for Executive Employees of Fisher Scientific International Inc. and its
             Subsidiaries. (11)
10.15 --     Fisher Scientific International Inc. Retirement Plan. (3)
10.16 --     Fisher Scientific International Inc. Savings and Profit Sharing Plan. (3)
10.17 --     Fisher Scientific International Inc. Incentive Compensation Plan. (10)
10.18 --     Fisher Scientific International Inc. Deferred Compensation Plan for Non-Employee
             Directors. (3)
10.19 --     Retirement Plan for Non-Employee Directors of Fisher Scientific International Inc. (3)
10.20 --     Fisher Scientific International Inc. Long-Term Incentive Plan. (11)

10.21 --     Fisher Scientific International Inc. 1998 Equity and Incentive Plan. (1)
10.22 --     Stock Purchase Agreement, dated November 9, 1998, among Fisher Scientific International Inc.,
             Fisher Scientific Holdings France S.A., and Capiac, Sapaca 97, Sapcar 97, Sappi 97, Sappef 97,
             Pierre Block, Anne-Catherine Block-Derriey, Pierre-Francois Block, Caroline Block and Marthe
             Block.+
10.23 --     Letter Agreement, dated December 2, 1998, between Fisher Scientific International Inc. and
             Pierre Block, on behalf of the sellers and sellers' guarantors named in the Stock Purchase
             Agreement listed above as Exhibit 10.22, amending the Stock Purchase Agreement.+
 12.1 --     Statements re: Computation of Ratios.+
 21.1 --     List of Subsidiaries of the Company. (12)
 23.1 --     Consent of Deloitte & Touche LLP.*
 23.2 --     Consent of Skadden, Arps, Slate, Meagher & Flom LLP.--(included in Exhibit 5.1).
 24.1 --     Powers of attorney (included on signature page to registration statement).+
 25.1 --     Statement of Eligibility under the Trust Indenture Act of 1939 of State Street Bank and Trust
             Company on Form T-1.+
 99.1 --     Form of Letter of Transmittal.+
 99.2 --     Form of Notice of Guaranteed Delivery.+
 99.3 --     Form of Letter to Clients.+
 99.4 --     Form of Letter to Brokers, Dealers, Trust Companies and Other Nominees.+


------------
*  Filed herewith

+  Filed previously as an exhibit to this Registration Statement.

(1) Included as an exhibit to the Company's Registration Statement on Form S-4 (Registration No. 333-42777) filed with the Securities and Exchange Commission on December 19, 1997 and amended on February 2, 1998.
(2) Included as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 3-99884) filed with the Securities and Exchange Commission on November 30, 1995 and incorporated herein by reference.
(3) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.
(4) Included as an exhibit to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 9, 1997 and incorporated herein by reference.
(5) Included as an exhibit to the Company's Current Report on Form 8-K dated August 7, 1997, filed with the Securities and Exchange Commission on August 8, 1997 and incorporated herein by reference.
(6) Included as an Annex to the proxy statement/prospectus included in the Company's Registration Statement on Form S-4 (Registration No. 333-42777) filed with the Securities and Exchange Commission on December 19, 1997 and amended on February 2, 1998.
(7) Included as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-43505) filed with the Securities and Exchange Commission on October 23, 1991 and incorporated herein by reference.
(8) Included as an exhibit to the Company's Current Report on Form 8-K (Registration No. 001-10920) filed with the Securities and Exchange Commission on February 5, 1998.
(9) Included as an exhibit to the Company's Form 10-K/A for the year ended December 31, 1997, filed with the Securities and Exchange Commission on April 17, 1998 and incorporated herein by reference.
(10) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission on March 21, 1996 and incorporated herein by reference.
(11) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1994, filed with the Securities and Exchange Commission on March 24, 1995 and incorporated herein by reference.
(12) Included as an exhibit to the Company's Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission on March 27, 1997 and incorporated herein by reference.

Item 22. Undertakings.

     The undersigned Registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unen-forceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hampton, State of New Hampshire on the 16th day of February, 1999.



                                      Fisher Scientific International Inc.



                                      By: /s/ Robert J. Gagalis
                                          -------------------------------------
                                          Robert J. Gagalis
                                          Vice President and Treasurer





     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on its behalf by the following persons in the capacities and on the dates indicated.



           Signature                            Title                        Date
------------------------------- ------------------------------------- ------------------
                *               Chairman of the Board,                February 16, 1999
-----------------------------   Chief Executive Officer and Director
        Paul M. Montrone       (principal executive officer)

                *               Vice Chairman of the Board,           February 16, 1999
-----------------------------   Executive Vice President,
         Paul M. Meister        Chief Financial Officer
                                and Director (principal financial
                                and accounting officer)

                *               Director                              February 16, 1999
-----------------------------
        Mitchell J. Blutt

                *               Director                              February 16, 1999
-----------------------------
          Robert A. Day

                *               Director                              February 16, 1999
-----------------------------
         Michael D. Dingman

                *               Director                              February 16, 1999
-----------------------------
        Anthony J. DiNovi

                *               Director                              February 16, 1999
-----------------------------
        David V. Harkins

                *               Director                              February 16, 1999
-----------------------------
        Scott M. Sperling

                *               Director                              February 16, 1999
-----------------------------
         Kent R. Weldon


*By: /s/ Robert J. Gagalis      Attorney-in-fact                      February 16, 1999
     -------------------------
        Robert J. Gagalis


                               INDEX TO EXHIBITS




EXHIBIT     DESCRIPTION
---------   -------------------------------------------------------------------------------------------------
 3.1 --     Certificate of Designation of Series A Junior Participating Preferred Stock, dated
            June 9, 1997. (1)
 3.2 --     Restated Certificate of Incorporation of the Company. (2)
 3.3 --     Bylaws of the Company. (3)
 4.1 --     Indenture dated as of November 20, 1998 between Fisher Scientific International Inc. and State
            Street Bank and Trust Company N.A.+
 4.2 --     Senior Debt Securities Indenture dated as of December 18, 1995 between the Company and
            Mellon Bank, N.A., as Trustee. (2)
 4.3 --     Certificate of Designation of Series A Junior Participating Preferred Stock, dated June 9, 1997
            (see Exhibit 3.1).
 4.4 --     Rights Agreement dated as of June 9, 1997, between the Company and ChaseMellon
            Shareholder Services L.L.P., as Rights Agent, which includes the form of Right Certificate as
            Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B. (4)
 4.5 --     First Amendment to Rights Agreement, dated as of August 7, 1997, between the Company and
            ChaseMellon Shareholder Services, L.L.C. (5)
 4.6 --     Commitment Letters in connection with the Recapitalization. (6)
 4.7 --     Specimen Certificate of Common Stock, $.01 par value per share, of the Company. (7)
 5.1 --     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered.+
10.1 --     Registration Rights Agreement dated as of November 20, 1998 among the Company and
            Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc. and Donaldson,
            Lufkin & Jenrette Securities Corporation.+
10.2 --     Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997, by and between the Company and FSI Merger Corp. (6)
10.3 --     Investors' Agreement dated January 21, 1998 among (i) Thomas H. Lee Equity Fund III, L.P., certain individuals associated with THL, THL-CCI Limited Partnership, THL Foreign Fund III,
            L.P., and THL FSI Equity Investors, L.P. (collectively, the "THL Entities"), (ii) DLJ Merchant
            Banking Partners II, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P.,
            DLJMB Funding II, Inc., DLJ Merchant Banking Partners II-A, L.P., DLJ Diversified Partners-
            A, L.P., DLJ Millenium Partners, L.P., DLJ Millenium Partners, A, L.P., UK Investment Plan
            1997 Partners DLJ EAB Partners, L.P., DLJESC II, L.P. and DLJ First ESC, L.P. (collectively, the "DLJ Entities"), (iii) Chase Equity Associates, L.P. ("Chase Equity") and (iv) Merrill Lynch
            KECALP L.P. 1997, KECALP Inc., and ML IBK Positions, Inc. (1)
10.4 --     Credit Agreement dated as of January 21, 1998 among the Company, certain subsidiaries of the
            Company, various lending institutions, The Chase Manhattan Bank, as Administrative Agent,
            The Chase Manhattan Bank of Canada, as Canadian Administrative Agent, Chase Manhattan
            International Limited, as U.K. Administrative Agent, Merrill Lynch Capital Corporation, as
            Syndication Agent, and DLJ Capital Funding, Inc., as Documentation Agent. (8)
10.5 --     Amended and Restated Employment Agreement, dated January 21, 1998 between the Company and Paul M. Meister. (9)
10.6 --     Amended and Restated Employment Agreement, dated January 21, 1998 between the Company and Paul M. Montrone. (9)
10.7 --     Rights Agreement dated as of June 9, 1997, between the Company and ChaseMellon
            Shareholder Services L.L.P., as Rights Agent, which includes the form of Right Certificate as
            Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B (see Exhibit 4.4).

 10.8 --     First Amendment to Rights Agreement, dated as of August 7, 1997, between the Company and
             ChaseMellon Shareholder Services, L.L.C. (see Exhibit 4.4).
 10.9 --     Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997, by and between the Company and FSI Merger Corp. (see Exhibit 10.1).
10.10 --     Commitment Letters in connection with the Transaction. (6)
10.11 --     Restated Environmental Matters Agreement, dated as of February 26, 1986, as amended and restated as of July 28, 1989, among Allied-Signal Inc., The Henley Group, Inc., The
             Wheelabrator Group Inc., New Hampshire Oak, Inc. and Fisher Scientific Group Inc. (7)
10.12 --     Amended and Restated Credit Agreement dated as of February 12, 1996, amending and restating the Term Loan and Revolving Credit Agreement, dated as of October 16, 1995 among
             Fisher Scientific International Inc., Certain Commercial Lending Institutions and Toronto
             Dominion (Texas), Inc. (10)
10.13 --     Amendment No. 1 dated February 12, 1996 to the Term Loan Agreement, dated October 16,
             1995 among Fisher Scientific International Inc., Fisher Scientific U.K. Limited, Certain
             Commercial Lending Institutions and The Toronto Dominion Bank. (10)
10.14 --     1991 Stock Plan for Executive Employees of Fisher Scientific International Inc. and its
             Subsidiaries. (11)
10.15 --     Fisher Scientific International Inc. Retirement Plan. (3)
10.16 --     Fisher Scientific International Inc. Savings and Profit Sharing Plan. (3)
10.17 --     Fisher Scientific International Inc. Incentive Compensation Plan. (10)
10.18 --     Fisher Scientific International Inc. Deferred Compensation Plan for Non-Employee
             Directors. (3)
10.19 --     Retirement Plan for Non-Employee Directors of Fisher Scientific International Inc. (3)
10.20 --     Fisher Scientific International Inc. Long-Term Incentive Plan. (11)
10.21 --     Fisher Scientific International Inc. 1998 Equity and Incentive Plan. (1)
10.22 --     Stock Purchase Agreement, dated November 9, 1998, among Fisher Scientific International Inc.,
             Fisher Scientific Holdings France S.A., and Capiac, Sapaca 97, Sapcar 97, Sappi 97, Sappef 97,
             Pierre Block, Anne-Catherine Block-Derriey, Pierre-Francois Block, Caroline Block and Marthe
             Block.+
10.23 --     Letter Agreement, dated December 2, 1998, between Fisher Scientific International Inc. and
             Pierre Block, on behalf of the sellers and sellers' guarantors named in the Stock Purchase
             Agreement listed above as Exhibit 10.22, amending the Stock Purchase Agreement.+
 12.1 --     Statements re: Computation of Ratios.+
 21.1 --     List of Subsidiaries of the Company. (12)
 23.1 --     Consent of Deloitte & Touche LLP.*
 23.2 --     Consent of Skadden, Arps, Slate, Meagher & Flom LLP.--(included in Exhibit 5.1).
 24.1 --     Powers of attorney (included on signature page to registration statement).+
 25.1 --     Statement of Eligibility under the Trust Indenture Act of 1939 of State Street Bank and Trust
             Company on Form T-1.+
 99.1 --     Form of Letter of Transmittal.+
 99.2 --     Form of Notice of Guaranteed Delivery.+
 99.3 --     Form of Letter to Clients.+
 99.4 --     Form of Letter to Brokers, Dealers, Trust Companies and Other Nominees.+


------------
*  Filed herewith

+  Filed previously as an exhibit to this Registration Statement.

(1) Included as an exhibit to the Company's Registration Statement on Form S-4 (Registration No. 333-42777) filed with the Securities and Exchange Commission on December 19, 1997 and amended on February 2, 1998.
(2) Included as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 3-99884) filed with the Securities and Exchange Commission on November 30, 1995 and incorporated herein by reference.
(3) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.
(4) Included as an exhibit to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 9, 1997 and incorporated herein by reference.
(5) Included as an exhibit to the Company's Current Report on Form 8-K dated August 7, 1997, filed with the Securities and Exchange Commission on August 8, 1997 and incorporated herein by reference.

(6) Included as an Annex to the proxy statement/prospectus included in the Company's Registration Statement on Form S-4 (Registration No. 333-42777) filed with the Securities and Exchange Commission on December 19, 1997 and amended on February 2, 1998.
(7) Included as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-43505) filed with the Securities and Exchange Commission on October 23, 1991 and incorporated herein by reference.
(8) Included as an exhibit to the Company's Current Report on Form 8-K (Registration No. 001-10920) filed with the Securities and Exchange Commission on February 5, 1998.
(9) Included as an exhibit to the Company's Form 10-K/A for the year ended December 31, 1997, filed with the Securities and Exchange Commission on April 17, 1998 and incorporated herein by reference.
(10) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission on March 21, 1996 and incorporated herein by reference.
(11) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1994, filed with the Securities and Exchange Commission on March 24, 1995 and incorporated herein by reference.
(12) Included as an exhibit to the Company's Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission on March 27, 1997 and incorporated herein by reference.